As filed with the Securities and Exchange Commission on September 12, 2012
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

____________________________

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________

OMAGINE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	9995	20-2876380
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

350 Fifth Avenue, Suite 4815-17
New York, New York 10118
(212) 563-4141
(Address including zip code and telephone number including area code of Registrant’s principal executive offices)
_____________________________

Frank J. Drohan
Chief Executive Officer and Chief Financial Officer
Omagine, Inc.
350 Fifth Avenue, Suite 4815-17
New York, New York 10118
(212) 563-4141

(Name, address including zip code and telephone number including area code of agent for service)
_____________________________

with copies to:

Michael Ference, Esq.
David Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective.

i

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box: [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [x]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered	Maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee (2, 3)

Redeemable Common Stock Purchase Warrants	58,450	-	-	-

Common Stock, $.001 par value	29,225	$5.00	$146,125 (2)	$16.75

Common Stock, $.001 par value	29,225	$10.00	$292,250 (2)	$33.50

Total Fee				$50.25

1)
This registration statement (“Registration Statement”) relates to (i) 58,450 Redeemable Common Stock Purchase Warrants (“Warrants”), and (ii) 58,450 shares of our $0.001 par value per share common stock (“Common Stock“ or “Common Shares”) issuable upon the exercise of the Warrants.

2)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act, based on the proposed maximum offering price of our Common Stock.
3)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is payable with respect to the Warrants being registered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus (“Prospectus”) is not complete and may be changed. These securities may not be sold or distributed until the Registration Statement filed with the United States Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 2012

OMAGINE, INC.

58,450 Common Stock Purchase Warrants

and

29,225 Shares of Common Stock
Issuable upon the Exercise of Common Stock Purchase Warrants at $5.00 per Share

and

29,225 Shares of Common Stock
Issuable upon the Exercise of Common Stock Purchase Warrants at $10.00 per Share

Omagine, Inc. (the “Company) conducted a “Rights Offering and Warrant Distribution” between February 24, 2012 and March 30, 2012 for the sole benefit of its shareholders. Shareholders of record who owned shares of our $0.001 par value common stock (the “Common Stock” or Common Shares”) as of 5:00 p.m., Eastern time in the United States (the “Record Time”) on February 24, 2012 (the “Record Date”) are the “Record Shareholders”. Record Shareholders who are residents of the State of California are the “California Record Shareholders”. Pursuant to the terms of the Rights Offering and Warrant Distribution the California Record Shareholders were not permitted to participate in the Rights Offering and Warrant Distribution until the registration and/or qualification in California of the rights, warrants and the common stock underlying the rights and warrants was approved by the California Department of Corporations (the “California Approval”).

Some California Record Shareholders (the “California Nominee Shareholders”) are nominees or brokers who hold Common Shares in electronic form for the account of California residents. Other California Record Shareholders (the “California Certificate Shareholders”) hold their Common Shares in certificate form. There are 21 California Certificate Shareholders and an indeterminate number of California Nominee Shareholders. The Company withheld the issuance of the certificates for rights and warrants (the “Certificated Warrants”) to the 21 California Certificate Shareholders. The California Nominee Shareholders received electronically through Depository Trust Company (“DTC”) an indeterminate number of rights (the “California Rights”) and an indeterminate number of warrants (the “Nominee Warrants”) attributable to California residents and such California Nominee Shareholders were contemporaneously instructed by DTC that such California Rights and Nominee Warrants were not exercisable until they received notice from the Company (a “Release Notice”) stating that the Company had received the California Approval. A copy of the proposed Release Notice is attached hereto as Exhibit 99.15.

In the Rights Offering and Warrant Distribution, Record Shareholders other than the California Certificate Shareholders received, at no charge, 3,181,837 non-transferable subscription rights (“Rights”) and 6,363,674 Common Stock purchase warrants (“Warrants). The Company distributed to such Record Shareholders one-fourth (1/4) of a Right, one-fourth (1/4) of a Warrant exercisable at $5.00 per share (the “$5 Warrants”) and one-fourth (1/4) of a Warrant exercisable at $10.00 per share (the “$10 Warrants”) for each share of Common Stock issued, outstanding and owned by such Record Shareholders at the Record Time. The Record Shareholders other than the California Certificate Shareholders received one Right, one $5 Warrant and one $10 Warrant for each four Common Shares held of record at the Record Time. Fractional Rights and Warrants resulting from the calculation of the number of Rights due to be distributed on an aggregate basis as to any Record Shareholder were eliminated by rounding up to the nearest whole number of Rights and Warrants. Pursuant to the Rights Offering, each Right entitled the relevant Record Shareholder to purchase one (1) Common Share at a subscription price of $1.25 per share (“Subscription Price”) and an over-subscription privilege at the same Subscription Price. A total of 1,014,032 Common Shares were subscribed for in the Rights Offering. Of the $1,267,540 total proceeds from the Rights Offering, $731,639 of such proceeds (representing 585,311 Common Shares) was paid in cash and $535,901 of such proceeds (representing 428,721 Common Shares) was paid through the reduction of debt owed by the Company (including $506,750 of such debt due from the Company to officers and directors).

The Rights Offering expired at 5:00 p.m. Eastern time in the United States on March 30, 2012 (the “Rights Expiration Time”) and as of September 12, 2012 the California Approval had not yet been received by the Company. Any Right not exercised at or before the Rights Expiration Time expired void and worthless without any payment to the holders thereof. Our Board of Directors did not make any recommendation regarding any exercise of Rights.

In the Rights Offering and Warrant Distribution, Record Shareholders other than the California Certificate Shareholders also received an aggregate total of 6,363,674 Warrants of which 3,181,837 are $5 Warrants and 3,181,837 are $10 Warrants. All Warrants are exercisable for one whole Common Share provided that no person, who as of the Record Date owned less than (a) 4.99% or (b) 9.99% of the Common Shares, may exercise a number of Warrants which would thereby cause such person to acquire, together with its affiliates, beneficial ownership of (a) 4.99% or more, or (b) 9.99% or more of the Common Shares. The exercise prices of the Warrants are referred to herein as the “Warrant Exercise Price”. The Warrants are valid until December 31, 2013 (the “Warrant Expiration Date”) at 5:00 p.m. Eastern time in the United States (the “Warrant Expiration Time”) and they may, upon thirty (30) days written notice from the Company, be redeemed by the Company at any time after their date of issuance (the “Issue Date”) by the Company paying $0.001 per Warrant (the “Redemption Price”). We are not entering into any standby purchase agreement or similar agreement with respect to the transfer, purchase or exercise of any Warrants or of the Common Shares underlying any Warrants.

Participants in the Omagine, Inc. 401(k) Plan DTD 10/1/2008 (the “401(k) Plan”) who held Common Shares in their 401(k) Plan account as of the Record Time did not receive Rights or Warrants with respect to the Common Shares held by the 401(k) Plan on behalf of such participants because 401(k) plans and other plans subject to ERISA, such as ours, are not permitted under ERISA or Section 4975 of the Internal Revenue Code to acquire, hold or dispose of Rights or Warrants absent an exemption from the United States Department of Labor.

The Rights, Warrants and the Common Shares underlying the Rights and Warrants were registered in a registration statement filed by the Company on Form S-1 (Commission File No. 333-179040), which was declared effective by the Securities and Exchange Commission (“SEC”) on February 13, 2012 (the “Original Registration”). Subsequently the Company filed Post-Effective Amendment No. 2 to the Original Registration (declared effective by the SEC on May 7, 2012) and Post-Effective Amendment No. 3 to the Original Registration (declared effective by the SEC on June 12, 2012) to remove from registration the securities which were registered pursuant to the Original Registration but not sold or distributed to Record Shareholders between February 24, 2012 and March 30, 2012. The registration of 6,363,674 Warrants and 7,377,706 Common Shares pursuant to the Original Registration remains effective (which effective Original Registration includes the Nominee Warrants and the Common Shares underlying the Nominee Warrants but does not include the Certificated Warrants or the Common Shares underlying the Certificated Warrants).

Subject to (i) this registration statement being declared effective by the SEC, and (ii) the receipt by us of the California Approval, we will (a) distribute 58,450 Certificated Warrants (29,225 $5 Warrants and 29,225 $10 Warrants) at no charge to the California Certificate Shareholders, and (b) give the Release Notice to the California Nominee Shareholders (the foregoing (a) and (b) being, the “California Warrant Distribution”).

In the California Warrant Distribution, the California Record Shareholders will receive one $5 Warrant and one $10 Warrant for each four Common Shares held of record at the Record Time. Fractional Warrants resulting from the calculation of the number of Warrants due to be distributed on an aggregate basis as to any California Record Shareholder have been eliminated by rounding up to the nearest whole number of Warrants. The Board of Directors authorized, contingent upon receipt by the Company of the California Approval, the issuance and distribution of the 58,450 Certificated Warrants to the California Certificate Shareholders and the giving of the Release Notice to the California Nominee Shareholders. The California Warrant Distribution will not occur until (i) the Registration Statement of which this Prospectus forms a part is declared effective by the SEC, and (ii) the California Approval is received by the Company.

This prospectus (“Prospectus”) relates to the public offering of 58,450 Warrants and up to 58,450 Common Shares underlying such Warrants.

Management of the Company may solicit you to determine if you wish to exercise your Warrants and purchase the Common Shares underlying the Warrants offered by this Prospectus. Management will not receive any compensation either directly or indirectly as a result of the exercise of Warrants or as a result of the purchases of Common Shares. Such solicitation, if any, will be made directly by us. We are not using an underwriter or selling agent.

Continental Stock Transfer & Trust Company is the transfer agent for our Common Stock and the “Warrant Agent” for the issuance, transfer and exercise of our Warrants.

Our Common Shares are quoted on the over-the-counter market on the OTCQB and trade under the symbol “OMAG”. The last reported sale price of the Common Stock on the OTCQB on September 11, 2012 was $2.55 per share. We urge you to obtain a current market price for the Common Shares before making any determination with respect to the exercise of any Warrants.

The Warrants are transferrable and our attempts to date to have them listed for quotation and trading on the OTCQB have not been successful. We hope to have the Warrants trade on the OTCQB under symbols to be assigned by the Financial Industry Regulatory Authority (“FINRA”) and after the required application for such listing for quotation on the OTCQB is made by a market-maker on our behalf. We cannot, however, give you any assurance that they will be quoted or traded on the OTCQB or on any securities exchange until such application is made on our behalf by a market-maker, such listing is approved and such symbols are assigned by FINRA. Furthermore, if the Warrants are so approved by FINRA for listing and quotation on the OTCQB and such application is made on our behalf by a market-maker, we cannot give you any assurance that a market for the Warrants will develop or, if a market does develop, whether it will be sustainable throughout the period when the Warrants are valid and transferable or at what prices the Warrants will trade. The holders of Warrants (“Warrant Holders”) may resell all or a portion of such Warrants from time to time in market transactions through any market on which the Warrants are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For more information, see: “Description of Warrants”.

Upon the exercise of any Warrant by a Warrant Holder and the payment to the Company of the relevant Exercise Price, the Company will issue to such Warrant Holder the number of Common Shares for which such Warrant has been exercised (the “Resale Shares”). Warrant Holders may resell all or a portion of such Resale Shares from time to time in market transactions through any market on which the Common Stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.

Investing in the Common Stock involves a high degree of risk. You should read the “Risk Factors” section beginning on page 13 before investing in our Common Shares. We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of the Warrants or the Common Shares or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will pay the expenses of registering the securities offered by this Prospectus. It is anticipated that delivery of the certificates representing the Certificated Warrants (“Warrant Certificates”) to be issued and distributed to the California Certificate Holders will be made as soon as practicable after (i) the date that the Registration Statement, of which this Prospectus forms a part, filed with the SEC registering such securities is declared effective by the SEC, and (ii) the California Approval is received by the Company.

For additional information on the methods of distribution and sale of the securities offered by this Prospectus, you should refer to the section entitled "Plan of Distribution."

The date of this Prospectus is September   , 2012

v

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, and any information incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this Prospectus or any exercise of the Warrants. Our business, financial condition, results of operations, and prospects may have changed since that date. To understand this Warrant Distribution more fully and for a more complete description of this Warrant Distribution you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 13.

In this Prospectus, we frequently use the terms “we,” “our” and “us” to refer to Omagine, Inc. (the “Company”) and its subsidiaries.

The Company may not offer and the Warrant Holders may not resell the securities offered by this Prospectus until the Registration Statement filed with the United States Securities and Exchange Commission (“SEC”) registering such securities is declared effective by the SEC.

QUESTIONS AND ANSWERS RELATED TO THE WARRANTS

The following are examples of what we anticipate will be common questions about the Warrants. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Warrants. This Prospectus contains more detailed descriptions of the terms and conditions of the Warrants and provides additional information about us and our business, including potential risks related to our business and the Warrants and to the Common Shares offered by this Prospectus.

What are the Warrants ?

We are distributing, at no charge, to the California Certificate Shareholders, transferable Warrants exercisable for the purchase of Common Shares. The Company will distribute one-fourth (1/4) of a $5 Warrant and one-fourth (1/4) of a $10 Warrant to the California Certificate Shareholders for each share of Common Stock held by them at the Record Time. You will automatically receive such Warrants if you are a California Certificate Shareholder and owned Common Shares at the Record Time. Each California Certificate Shareholder will therefore receive, automatically and at no charge, one $5 Warrant and one $10 Warrant for each four Common Shares held by such California Certificate Shareholder at the Record Time. If the foregoing calculation results in a fractional Warrant, the result will be rounded up to the nearest whole Warrant. The $5 Warrants are exercisable for the purchase of one Common Share at a price of $5.00 per share and the $10 Warrants are exercisable for the purchase of one Common Share at a price of $10.00 per share. The Warrants may be redeemed by the Company at any time at a Redemption Price of $0.001 per Warrant upon thirty (30) days written notice from the Company. The Warrants are valid until the earlier of their Redemption Date or the Warrant Expiration Time. The Company will issue 58,450 Warrants consisting of 29,225 $5 Warrants and 29,225 $10 Warrants. For a complete description of the form, terms and conditions of the Warrants see “Description of Warrants” and Exhibits 4.1, 4.2, 4.3 and 4.4 hereof.

What is the value of the Warrants ?

The fair market value of the Warrants on the Issue Date is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Warrants on that date. In determining the fair market value of the Warrants, you should consider all relevant facts and circumstances, including any difference between the Warrant Exercise Price and the trading price of our Common Stock on the Issue Date, the length of the period during which the Warrants may be exercised and the fact that the Warrants are transferable.

The Warrants being issued to the California Certificate Shareholders in connection with the Warrant Distribution will be exercisable immediately upon issuance and, unless they are redeemed earlier by the Company, they will expire at the Warrant Expiration Time. The Warrant Exercise Prices of $5 and $10 for a share of Common Stock are both greater than the market price for a share of Common Stock as quoted on the OTCQB as of the date hereof. If the publicly quoted market price for a Common Share never exceeds the relevant Warrant Exercise Price during the time the Warrants may be validly exercised, then, in management’s opinion, the Warrants will probably expire unexercised and we will be under no further obligation to the Warrant Holders. If however, the publicly quoted market price for a Common Share exceeds the Warrant Exercise Price of either the $5 Warrant and/or the $10 Warrant during the time the Warrants may be validly exercised, then, in management’s opinion, the Warrants may be exercised by Warrant Holders depending upon the publicly quoted market price, the liquidity of the market for Common Shares, the Warrant Holder’s assessment of the risk of exercising the Warrant at such time to purchase Common Shares and other considerations, financial or otherwise, that the Warrant Holder may have at such time. You may exercise some or all of your Warrants to purchase some or all of the Common Shares which the Warrants entitle you to purchase, or you may choose not to exercise any Warrants at all. You may also transfer your Warrants. You may seek to sell your Warrants through normal investment channels. See “The Warrant Distribution - Transferability of and Market for Warrants”.

We anticipate that the Warrants will be quoted on the OTCQB under a yet to be assigned ticker symbol from a yet uncertain date after the Issue Date until the last trading day before the earlier of the Redemption Date or the Warrant Expiration Date. The Warrants are a new issue of securities, however, and do not have an established trading market. We cannot give you any assurance that the Warrants will be quoted on the OTCQB or that a market for the Warrants will develop or, if a market does develop, whether it will be sustainable throughout the period when the Warrants are valid and exercisable or at what prices the Warrants will trade. Therefore, we cannot assure you that you will be able to sell any of your Warrants or as to the value you may receive in a sale. See: “ How may I sell, transfer or assign my Warrants ? ” below.

The number of Warrants being distributed to you pursuant to the Warrant Distribution is indicated on the Warrant Certificates being mailed to you.

Continental Stock Transfer & Trust Company is our Warrant Agent for the Warrant Distribution and the exercise and transfer of the Warrants.

Are there any limits on the number of shares I may purchase through the exercise of Warrants ?

The exercise of Warrants by any Warrant Holder will be limited as follows: (i) no person who beneficially owned less than (a) 4.99% or (b) 9.99% of our outstanding Common Shares at the Record Time may, through the exercise of Warrants, thereby acquire together with its affiliates, beneficial ownership of (a) 4.99% or more, or (b) 9.99% or more of our Common Shares.

Will fractional Warrants be issued ?

No. Fractional Warrants resulting from the calculation of the number of Warrants to be distributed in the aggregate as to any California Certificate Shareholder will be rounded up to the nearest whole Warrant. Each Warrant is exercisable for 1 whole share.

Why is this Warrant Distribution being made ?

Up until the time of the Rights Offering and Warrant Distribution the Company had never declared any dividend on its Common Stock and has utilized all cash reserves for the operation of its business and the Company wishes to continue to utilize its cash reserves for the operation of its business. The Company has been negotiating a real estate development contract (the “DA”) with the Government of Oman for the past many years and has recently entered into a Shareholder Agreement with respect to its Omani subsidiary, Omagine LLC. There have been numerous delays in the negotiations with the Omani Government and these delays have caused the Company to sustain increased costs and experience lost opportunities. The delays were a disappointment to us and to our shareholders and the Company wishes to acknowledge its longstanding and loyal shareholders while at the same time continue to conserve its cash reserves and positively contribute to its recapitalization plans. The Board of Directors had determined that these three objectives may be best accomplished by the Rights Offering and Warrant Distribution, provided the Company is successful in its efforts to sign the DA and develop the Omagine Project, and further provided that the price of the Common Stock appreciates as a result thereof. The California Warrant Distribution is being made to accommodate our California Record Shareholders who, in the Rights Offering and Warrant Distribution conducted by the Company in February 2012, either (i) did not receive Warrants, or (ii) whose nominees received non-exercisable Warrants.

Are there any conditions to this Warrant Distribution ?

Yes. We will not distribute the Certificated Warrants to the California Certificate Shareholders nor will we give the Release Notice to the California Nominee Shareholders unless and until (i) the Registration Statement of which this Prospectus forms a part is declared effective by the SEC, and (ii) the California Approval is received by the Company.

How were the exercise prices of the Warrants determined ?

The Warrant Exercise Prices for the $5 Warrants and for the $10 Warrants were arbitrarily determined by the Board of Directors and does not necessarily bear any relationship to any other established criteria for value. You should not consider the Warrant Exercise Prices as an indication of value of the Company or of our Common Shares. You should not assume or expect that, after this Warrant Distribution, our Common Shares will trade at or above either of the Warrant Exercise Prices in any given time period. The market price of our Common Shares may decline during or after this Warrant Distribution, and, if you exercise your Warrants, you may not be able to sell the underlying Common Shares purchased pursuant to such exercise at a price equal to or greater than the Warrant Exercise Price you paid. You should obtain a current quote for our Common Shares before exercising your Warrants and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the Warrants.

Am I required to exercise the Warrants I receive ?

No. You may exercise some or all of your Warrants or you may choose not to exercise any Warrants. If you do not exercise any Warrants, the number of Common Shares you own will not change. However, if you choose not to exercise your Warrants, your ownership interest in the Company will be diluted to the extent other Warrant Holders exercise their Warrants, and your voting and other rights in the Company will likewise be diluted. You may also seek to sell or transfer your Warrants. See: “ How may I sell, transfer or assign my Warrants ? ” below.

How may the Company redeem the Warrants ?

The Company reserves the right, upon thirty (30) days prior written notice, and upon one or more occasions, to redeem all or any number of any unexercised Warrants, at any time after the Issue Date, at a Warrant Redemption Price of $0.001 per Warrant, as follows:

At any time after the Issue Date while there are Warrants outstanding, the Company may, at the option of its Board of Directors, redeem all or any number of the Warrants then outstanding by paying in cash the Redemption Price for each Warrant so redeemed.

At least 30 days prior to the date fixed for any redemption of the Warrants (hereinafter referred to as a "Redemption Date"), written notice shall be mailed, by first class or registered mail, postage prepaid, to each holder of record of Warrants to be redeemed, to the address of such Warrant Holder shown on the records of the Company, notifying such Warrant Holder of the election of the Company to redeem such Warrants, specifying the Redemption Date which will also be the date on which such Warrant Holder's right to exercise Warrants (the “Exercise Right”) as to such Warrants being redeemed shall terminate and calling upon such Warrant Holder to surrender to the Company, in the manner and at the place designated, such Warrant Holder's Warrant Certificate or Warrant Certificates representing the Warrants to be redeemed (such notice is hereinafter referred to as the "Redemption Notice").

On or prior to the Redemption Date, each Warrant Holder of the Warrants to be redeemed shall surrender his or its Warrant Certificate(s) representing such Warrants for which the Exercise Right has not been exercised to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such Warrants shall be payable to the order of the person whose name appears on such Warrant Certificate(s) as the owner thereof and each surrendered Warrant Certificate shall be canceled. The Redemption Price shall be paid by the Company, in cash, to the relevant Warrant Holders as soon as practicable after the Redemption Date.

From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Warrants designated for redemption in the Redemption Notice as holders of the Warrants [except the right to receive the Redemption Price without interest upon surrender of their Warrant Certificate(s)] shall cease with respect to such Warrants designated for redemption, and such Warrants shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

In the event of a Redemption of Warrants by the Company therefore, if you wish to exercise your Warrants which are being redeemed, you may still do so, but you will be required to do so on or before the Redemption Date.

How soon must I act to exercise my Warrants ? When will the Warrants expire ?

Unless redeemed earlier by the Company, the Warrants are valid until the Warrant Expiration Time. You will receive Warrant Certificates and if you elect to exercise any or all of your Warrants, the Warrant Agent must receive your properly completed and duly executed Warrant Certificate(s) and full payment of the relevant Warrant Exercise Price, including final clearance of any uncertified check, before 5:00 p.m., Eastern time in the United States on the earlier of (i) the Redemption Date, or (ii) the Warrant Expiration Date. You will be notified in writing if the Company elects to redeem any or all of the Warrants before the Warrant Expiration Date and, in such an event, you will be given the opportunity and a reasonable amount of time to exercise your Warrants being redeemed before the Redemption Date. See: “How may the Company redeem the Warrants?” above, and “Description of Warrants.”

The Warrant Agent will mail a Warrant Certificate representing $5 Warrants, a Warrant Certificate representing $10 Warrants and this Prospectus to all California Certificate Shareholders. A link to this Prospectus and any amendments hereto will also be provided on the Company’s website at www.omagine.com where it will be available to be downloaded and printed. Although we will make reasonable attempts to provide this Prospectus to our California Certificate Shareholders, both the $5 Warrants and the $10 Warrants will expire at 5 p.m. Eastern Time in the United States on the earlier of either the Redemption Date or the Warrant Expiration Date, at which time your ability to exercise the Warrants to purchase Common Shares will terminate whether or not we have been able to locate all such California Certificate Shareholders.

Can the Company cancel or extend the Warrants?

Once issued, the Warrants may not be cancelled by the Company. The Warrants may be redeemed by the Company. See: “ How may the Company redeem the Warrants ?” above. We have no present intention to extend the validity date of the Warrants for any additional period beyond the Warrant Expiration Date at which time your ability to exercise the Warrants to purchase Common Shares will terminate but the Board of Directors may, at its sole discretion, extend such validity date if it determines such an action to be in the best interests of the Company.

May I transfer my Warrants ?

Yes. Warrants are transferable from their Issue Date until the earlier of their Redemption Date or the Warrant Expiration Date. See “The Warrant Distribution - Method of Transferring Warrants”.

Will the Warrants be listed on the OTCQB ?

We will exercise our best efforts to convince a market-maker to apply for the listing of the Warrants for quotation on the OTCQB and we expect that they will be quoted and traded on the OTCQB under ticker symbols to be assigned subsequent to the Issue Date.

Will the Common Shares that I receive upon exercise of my Warrants be quoted on the OTCQB ?

Our shares of Common Stock are quoted on the OTCQB under the symbol “OMAG” and the shares of Common Stock issued upon exercise of the Warrants will also be quoted on the OTCQB under the same ticker symbol.

How may I sell, transfer or assign my Warrants ?

You may seek to sell your Warrants through normal investment channels. We anticipate that both the $5 Warrants and the $10 Warrants will be quoted and eligible to trade on the OTCQB under ticker symbols to be assigned after the Issue Date, from an as yet uncertain date after the Issue Date until 4:00 p.m., Eastern time, on the last trading day before the Warrant Expiration Date or their earlier Redemption Date. The Warrants are a new issue of securities however and do not have an established trading market. We cannot give you any assurance whatsoever that the Warrants will be quoted and eligible to trade on the OTCQB or that a market for the Warrants will develop or if a market does develop, whether it will be sustainable during the time that the Warrants are valid or, if the Warrants do trade, at what prices the Warrants will trade. Therefore, we cannot assure you that you will be able to sell any of your Warrants or as to the value you may receive in a sale. A Warrant Holder holding a Warrant Certificate may transfer all or part of the Warrants (but no fractional Warrants) owned by such Warrant Holder at any time on the books of the Company upon surrender of the relevant Warrant Certificate, properly endorsed. Upon such surrender, the Company shall issue and deliver to the transferee a new Warrant Certificate representing the Warrants so transferred. Upon any partial transfer, the Company shall issue and deliver to the Warrant Holder a new Warrant Certificate representing the Warrants not so transferred. See “The Warrant Distribution - Transferability of and Market for Warrants”.

Has the Board of Directors made a recommendation to shareholders regarding the exercise of the Warrants ?

No. Our Board of Directors is not making a recommendation regarding any exercise or transfer of your Warrants. Warrant Holders who exercise Warrants will incur investment risk on new money invested. The stock market and, in particular, the market for our Common Stock, has experienced significant volatility over the past few years. As a result, the market price for our Common Shares may be volatile. In addition, the trading volume in our Common Shares may fluctuate more than usual and cause significant price variations to occur. Accordingly, Common Shares that an investor purchases pursuant to the exercise of Warrants may trade at a price lower than the Warrant Exercise Price paid by such investor. The trading price of our Common Shares will depend on many factors, which may change from time to time, including, without limitation, events in Oman with respect to our business and the Omagine Project, our financial condition, performance, creditworthiness and prospects, future sales of our equity or equity related securities, and other factors. Volatility in the market price of our Common Shares may prevent you from being able to sell the Common Shares when you want or at prices you find attractive. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms and Warrant Exercise Prices of the Warrants and the information contained in, or incorporated by reference into, this Prospectus. See “Risk Factors” for a discussion of some of the risks involved in investing in our Common Shares.

How do I exercise my Warrants if I own Warrants in my name ?

If you hold Warrants in your name and you wish to exercise your Warrants, you must deliver a properly completed and duly executed Warrant Certificate(s) representing the Warrants you are exercising and all other required documents, together with payment in the amount equal to the aggregate Warrant Exercise Price for the entire number of Warrants you have elected to exercise (the “Warrant Payment”), to the Warrant Agent before 5 p.m. Eastern Time in the United States on the earlier of either the Redemption Date or the Warrant Expiration Date. If you send an uncertified check, your Warrant Payment will not be deemed to have been delivered to the Warrant Agent until the check has cleared. In certain cases, you may be required to provide signature guarantees.

Please follow the delivery instructions on the Warrant Certificates. Do not deliver documents to us. You are solely responsible for completing delivery to the Warrant Agent of your relevant Warrant Certificate, all other required documents and your Warrant Payment. You should allow sufficient time for delivery of your Warrant Payment and other exercise materials to the Warrant Agent so that the Warrant Agent receives them by the Warrant Expiration Date or Redemption Date. If you send a Warrant Payment that is insufficient to exercise the Warrants for the purchase of the number of shares you requested, or if the number of shares you requested is not specified in the forms, the Warrant Payment received will be applied to exercise your Warrants to the fullest extent possible based on the amount of the Warrant Payment received, and any remaining Warrant Payment amount will be returned to you without interest or penalty.

What should I do if I want to exercise my Warrants but my Warrants are held in the name of a broker, dealer, custodian bank or other nominee ?

If you hold your Warrants through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the Warrants. The record holder must exercise the Warrants on your behalf. If you wish to purchase our Common Shares through the exercise of your Warrants, you should contact your broker, dealer, custodian bank or nominee in order to do so. Please follow the instructions of your nominee. Your nominee may establish an earlier exercise deadline before the Warrant Expiration Date or Redemption Date.

What form of payment is required to exercise Warrants ?

As described in the instructions accompanying the Warrant Certificates, Warrant Payments submitted by a Warrant Holder to the Warrant Agent must be made in U.S. currency, by one of the following three methods:

1)	by a cashier’s check drawn upon a U.S. bank payable to “Continental Stock Transfer & Trust Company”;
2)	by an uncertified check drawn upon a U.S. bank payable to “Continental Stock Transfer & Trust Company”; or delivered by mail, hand delivery or overnight courier to:

Continental Stock Transfer & Trust Company
17 Battery Place, 8 th Floor
New York, NY 10004
Attn: Reorganization Department
For Confirmation or Information:
Telephone: (212) 509-4000, ext. 536

3)	by wire transfer of immediately available funds to the following account:
JPMorgan Chase
ABA # 021-000021
Continental Stock Transfer & Trust Company as agent for Omagine, Inc.
Acct # 957-342764
FBO Omagine, Inc., Warrant Exercise

Any wire transfer should clearly indicate the identity of the Warrant Holder who is making the Warrant Payment by wire transfer.

Warrant Payments will be deemed to have been received upon (i) clearance of any cashier’s check or uncertified check, or (ii) receipt of collected funds in the account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Warrant Holders who wish to pay the Warrant Payment by means of an uncertified check are urged to make such payment sufficiently in advance of 5 p.m. Eastern Time in the United States on the Warrant Expiration Date or Redemption Date to ensure that such Warrant Payment is received and clears by such time.

If you hold your Warrants in the name of a broker, dealer, custodian bank or other nominee, separate payment instructions may apply. Please contact your nominee, if applicable, for further payment instructions.

If I exercise my Warrants when will I receive my new shares ?

If you purchase Common Shares by exercising your Warrants, you will receive your new shares as soon as practicable following the date of such exercise.

After I send in my Warrant Payment and Warrant Certificate(s) to the Warrant Agent, may I cancel my exercise of my Warrants ?

No. All exercises of valid Warrants are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Warrants. You should not exercise your Warrants unless you are certain that you wish to purchase Common Shares at (a) the exercise price of $5 per share in the case of the $5 Warrants or, (b) the exercise price of $10 per share in the case of the $10 Warrants.

What effects will this Warrant Distribution have on our outstanding Common Shares ?

There will be no immediate effect on the number of the Company’s outstanding Common Shares as a result of the Warrant Distribution because no new Common Shares will be issued unless and until Warrants are exercised by the Warrant Holders. The Company will issue and distribute 58,450 Warrants consisting of 29,225 $5 Warrants and 29,225 $10 Warrants. Prior to the date hereof the Company has issued and distributed 6,363,674 Warrants consisting of 3,181,837 $5 Warrants and 3,181,837 $10 Warrants. If subsequent to the issuance of Certificated Warrants to the California Certificate Shareholders, all the then issued and outstanding $5 Warrants were exercised, then an additional 3,211,062 new shares of our Common Stock would be issued and outstanding and if all the $10 Warrants were also exercised, then a further additional 3,211,062 new shares of our Common Stock would be issued and outstanding. As of September 11, 2012, we had 14,369,041 Common Shares outstanding. As of the Record Date the market price of a Common Share was, and as of September 11, 2012 the market price of a Common Share is, lower than the Warrant Exercise Price of either of the Warrants and, although we cannot be absolutely certain, it is unlikely that any $5 Warrants will be exercised unless the market price for a share of the Company’s Common Stock trades materially above $5 per share and it is unlikely that any $10 Warrants will be exercised unless the market price for a share of the Company’s Common Stock trades materially above $10 per share. Our California Certificate Shareholders will not suffer any dilution of their ownership or voting interests as a result of the Warrant Distribution but if Warrants are exercised in the future, the ownership and voting interests of the California Certificate Shareholders that do not exercise their Warrants will be diluted. In addition, if, as is the present case, the exercise price of the Warrants ever becomes less than the market price of our Common Shares it will likely tend to depress or reduce such market price of shares then held by you.

How much will the Company receive from the issuance and/or exercise of the Certificated Warrants and/or from all Warrants and how will such proceeds be used ?

The Warrants are being distributed to our California Certificate Shareholders at no charge and the Company will receive no proceeds as a result of their issuance and distribution. If none of the Warrants are exercised before their expiry or their earlier redemption, then the Company will receive no proceeds as a result of the issuance of the Warrants. The Company will only receive proceeds if and when Warrants are exercised by the Warrant Holders. The Company believes that there is virtually no probability that any Warrant will be exercised unless the market price for a share of the Company’s Common Stock trades materially above (a) $5 per share in the case of the $5 Warrant, and (b) $10 per share in the case of the $10 Warrant, prior to the Warrant Expiration Date or, as the case may be, prior to the respective Redemption Dates of the Warrants.

It is not possible to predict if any Warrants will ever be exercised. If all the $5 Warrants being distributed to our California Certificate Shareholders were exercised, the gross proceeds to the Company from such exercises would be $146,125. If all the $10 Warrants being distributed to our California Certificate Shareholders were exercised, the gross proceeds to the Company from such exercises would be $292,250. After the issuance of the Certificated Warrants to the California Certificate Shareholders the Company will then have a total of 6,422,124 Warrants issued and outstanding. If all 3,211,062 of the then issued and outstanding $5 Warrants were exercised, the gross proceeds to the Company from such exercises would be approximately $16 million. If all 3,211,062 of the then issued and outstanding $10 Warrants were exercised, the gross proceeds to the Company from such exercises would be approximately $32 million. We intend to use the net proceeds, if any, from the exercise of Warrants for general corporate purposes associated with rapidly scaling up the Company’s activities and number of employees as required to manage its business.

Are there risks in exercising my Warrants ?

Yes. The exercise of your Warrants involves risks. Exercising your Warrants involves the purchase of Common Shares and you should consider this investment as carefully as you would consider any other investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 13 of this Prospectus and in the documents incorporated by reference into this Prospectus.

If my Warrant exercise is not valid, will my Warrant Payment be refunded to me ?

Yes. The Warrant Agent will hold all funds it receives from Warrant exercises in a segregated bank account until the Warrant Agent determines that such Warrant Exercise is valid, after which it will disburse the funds to the Company. If your Warrant exercise is deemed not to be valid, all Warrant Payments received from you by the Warrant Agent will be returned as soon as practicable following the making of such determination, without interest or penalty. If you own Warrants through a nominee, it may take longer for you to receive your Warrant Payment because the Warrant Agent will return such Warrant Payments through the record holder of your Warrants.

What fees or charges apply if I exercise my Warrants ?

We are not charging any fee or sales commission in connection with the exercise of Warrants or the issuance of Common Shares pursuant to any such exercise. If you exercise your Warrants through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you.

Will stockholders other than the California Certificate Shareholders receive the Warrants being registered in this Registration Statement ?

No.  Prior to the date hereof, the Company issued and distributed Warrants to all its Record Shareholders except the California Certificate Shareholders. As of the date hereof we are awaiting the receipt of the California Approval in order to assure ourselves that the issuance of the Warrants to the California Shareholders is permitted under and complies with applicable California state laws. Upon receipt by the Company of the California Approval and subject to this registration statement being declared effective by the SEC, we will distribute an aggregate of 58,450 Warrants to the California Certificate Shareholders and we will give the Release Notice to the California Nominee Shareholders.

What are the U.S. federal income tax consequences of the Warrant Distribution ?

For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt of the Warrants if when they are issued to you, the Warrant Exercise Price of the Warrants is greater than the market price for a share of Common Stock. If, however, the Warrant Exercise Price of the Warrants is less than the market price for a share of Common Stock at the time that the Warrants are issued to you, you may, depending upon your particular individual circumstances, have to recognize taxable income in connection with their receipt by you. Furthermore, if you choose to exercise any Warrants, you may, depending upon your particular individual circumstances at such time, have to recognize taxable income in connection with such exercise.

You should consult your tax advisor as to your particular tax consequences resulting from the Warrant Distribution and/or from their potential exercise by you. For a detailed discussion, see “Certain U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment if I want to exercise my Warrants ?

If your Warrants are held in the name of a broker, dealer, custodian bank or other nominee, then you should send all documents required by such nominee and your Warrant Payment to that record holder. If you are the record holder of the Warrant, then you should send your Warrant Certificate(s), all other required documents and your Warrant Payment by mail, hand delivery or overnight courier to:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
Attn: Reorganization Department

For Confirmation or Information:
Telephone: (212) 509-4000, ext. 536

You may also make your Warrant Payment by wire transfer of immediately available funds as follows:

JPMorgan Chase
ABA # 021-000021
Continental Stock Transfer & Trust Company as agent for Omagine, Inc.
Acct # 957-342764
FBO Omagine, Inc. Warrant Exercise

Any wire transfer should clearly indicate the identity of the Warrant Holder who is making the Warrant Payment by wire transfer.

You and, if applicable, your nominee are solely responsible for completing delivery to the Warrant Agent of your Warrant Certificate(s), all other required documents and your Warrant Payment. You should allow sufficient time for delivery of your materials to the Warrant Agent and clearance of your Warrant Payment before 5 p.m. Eastern Time in the United States on the earlier of, as the case may be, the Redemption Date or the Warrant Expiration Date. If you hold your Warrants through a broker, dealer, custodian bank or other nominee, your nominee may establish an earlier deadline before the Redemption Date or the Warrant Expiration Date.

Whom should I contact if I have other questions ?

If you have any questions regarding the Warrants, the Warrant Certificates or any other documents, or regarding the submitting of payment in the event you choose to exercise any Warrants, please contact the Warrant Agent at the telephone number or email above. In the alternative, you may contact: Charles P. Kuczynski, Vice President & Corporate Secretary of Omagine, Inc., The Empire State Building, 350 Fifth Avenue, Suite 4815-17, New York, NY 10118; email: charles.kuczynski@omagine.com.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this Prospectus and in the documents incorporated by reference in this Prospectus. This summary does not contain all the information you should consider before investing in the Common Stock. Before making an investment decision, you should carefully read the entire Prospectus and the documents incorporated by reference in this Prospectus, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this Registration Statement and Prospectus, the term “Registrant” refers to Omagine, Inc. and the terms "Company", "we," "us," or "our" refer to Omagine, Inc. and its consolidated subsidiaries unless the context otherwise requires.

General

Omagine, Inc. is a holding company which was incorporated in Delaware in October 2004. The Registrant conducts substantially all of its operations through its 60% owned subsidiary Omagine LLC and its wholly-owned subsidiary Journey of Light, Inc., a New York corporation (“JOL”). In November 2009, Omagine, Inc. and JOL formed Omagine LLC, an Omani limited liability company in the Sultanate of Oman ("Oman"). Omagine LLC is engaged in the business of real estate development in Oman and was organized to design, develop, own and operate a mixed-use real-estate and tourism project named the “Omagine Project”. In May 2011, Omagine LLC sold newly issued shares of its capital stock to Omagine Inc. and three investors thereby reducing the Omagine, Inc. ownership of Omagine LLC from 100% to 60%.

The Omagine Project is planned to be an integration of cultural, heritage, educational, entertainment and residential components, including: a "high culture" theme park containing seven pearl shaped buildings, each approximately 60 feet in diameter; associated exhibition buildings; a boardwalk; an open air amphitheater and stage; open space green areas; a canal and enclosed harbor and marina area; retail shops and restaurants; entertainment venues; boat slips and docking facilities; a five-star resort hotel; a four-star resort hotel; and possibly an additional three or four-star hotel; shopping and retail establishments integrated with the hotels; commercial office buildings; and more than two thousand residences to be developed for sale.

The contract between the Government and Omagine LLC which will govern the design, development, construction, management and ownership of the Omagine Project and the Government’s and Omagine LLC’s rights and obligations with respect to the Omagine Project, is the “Development Agreement” (the “DA”). The Development Agreement has been approved by all the required Ministries of the Government of Oman but has not yet been signed.

In May 2011, the Company and three (3) investors (the “New Shareholders”) signed a shareholders’ agreement with respect to Omagine LLC (the “Shareholder Agreement”). Pursuant to the provisions of the Shareholder Agreement, Omagine, Inc. reduced its 100% ownership of Omagine LLC to 60% and Omagine LLC sold newly issued shares of its capital stock to the New Shareholders and to Omagine, Inc. for an aggregate cash investment amount of approximately $70.1 million (the “Cash Investment”) plus an as yet undetermined non-cash “payment-in-kind” amount representing the value of the land constituting the Omagine Site. Pursuant to the terms of the Shareholder Agreement, the Cash Investment will be invested in three stages. The initial portion of the Cash Investment equal to approximately $390,000 has been received by Omagine LLC from the New Shareholders and Omagine, Inc. as of the date hereof. Subsequent to the signing of the DA but prior to the Financing Agreement Date (as hereinafter defined), Omagine, Inc. will invest an additional 210,000 Omani Rials which is equal to approximately $546,000 (the “OMAG Final Equity Investment”) into Omagine LLC. On or immediately subsequent to the Financing Agreement Date, the New Shareholders will invest the final portion of the Cash Investment equal to approximately $69,233,125 into Omagine LLC. The value of the non-cash “payment-in-kind” investment will be added to Omagine LLC’s capital after such value is determined subsequent to the signing of the Development Agreement. (See: “Business of the Company – The Shareholder Agreement”, and Exhibit 10.4)

Our website address is www.omagine.com. Our website and the information contained on our website are not incorporated into this Prospectus or the Registration Statement of which this Prospectus forms a part. Further, our references to the URL for our website are intended to be inactive textual references only.

Our principal executive offices are located at 350 Fifth Avenue, Suite 4815-17, New York, N.Y. 10118. Our telephone number is (212) 563-4141.

About This Offering

This Prospectus relates to the offer and distribution to the California Certificate Shareholders by the Company of 58,450 Warrants and up to 58,450 Resale Shares underlying the Warrants. The 58,450 Warrants will be issued to the California Certificate Shareholders and up to 58,450 Resale Shares may be issued upon the exercise of such Warrants.

Number of Shares Outstanding

As of September 11, 2012, we had 14,369,041 Common Shares issued and outstanding.

Summary of Warrants

The following summary describes the principal terms of the Warrants, but is not intended to be complete. See the information in the section entitled “The California Warrant Distribution” beginning on page 24 in this Prospectus for a more detailed description of the terms and conditions of the Warrants.

Securities Offered
We are distributing to the California Certificate Shareholders at no charge, one-fourth (1/4) of a $5 Warrant and one-fourth (1/4) of a $10 Warrant for each Common Share held by the California Certificate Shareholders at the Record Time. Each Warrant is exercisable for the purchase of one (1) Common Share.

No Fractional Warrants or Common Shares
Fractional Warrants resulting from the calculation of the number of Warrants to be distributed on an aggregate basis as to any California Certificate Shareholder were eliminated by rounding up to the nearest whole Warrant. The Warrants are exercisable for only a whole number of Common Shares.

Warrant Exercise Prices
Each $5 Warrant is exercisable for the purchase of one Common Share at a purchase price of $5.00 per Common Share. Each $10 Warrant is exercisable for the purchase of one Common Share at a purchase price of $10.00 per Common Share. See “Questions and Answers Relating to the Warrants - How were the Warrant Exercise Prices determined?”.

Record Date	February 24, 2012.

Record Time	5 p.m. Eastern Time in the United States on the Record Date.

Condition to Warrant Distribution
The Registration Statement of which this Prospectus forms a part must be declared effective by the SEC and the California Approval must have been received by the Company from the California Department of Corporations.

Warrant Expiration Date	December 31, 2013.

Warrant Expiration Time	5:00 p.m., Eastern Time in the United States on the Warrant Expiration Date.

Cancellation	The Warrants are non-cancellable by the Company.

Issue Date	The date on which the Warrants are issued to the California Certificate Shareholders.

Redemption Date	The date which the Company sets by written notice to Warrant Holders for the redemption by the Company of all or any portion of unexercised Warrants.

Redemption Time	5 p.m. Eastern Time in the United States on the Redemption Date.

Redemption
At any time after the Issue Date, the Company may, at the option of its Board of Directors, redeem all or any number of the Warrants outstanding and unexercised at the Redemption Time by paying in cash $0.001 per Warrant for each Warrant so redeemed.

Shares Outstanding
As of September 11, 2012 we had 14,369,041 Common Shares issued and outstanding. After the issuance of the Warrants to the California Certificate Shareholders the Company will then have a total of 6,422,124 Warrants issued and outstanding. If all 6,422,124 of the then issued and outstanding Warrants were exercised, we would then have 20,791,165 Common Shares outstanding.

No Stand-by Agreement or Underwriter
We are not entering into any standby purchase agreement or similar agreement with respect to the purchase of any Common Shares pursuant to exercise of the Warrants. Therefore, there is no certainty that any Common Shares will be purchased pursuant to the exercise of Warrants. We are not using an underwriter or selling agent.

Use of Proceeds
In the event any or all of the Warrants are exercised we intend to use the net proceeds, if any, therefrom for general corporate purposes associated with rapidly scaling up the Company’s activities and number of employees as required to manage its business in Oman and elsewhere. If all the Warrants being distributed to the California Certificate Shareholders were exercised, our gross proceeds therefrom would be $438,375. If all the 6,422,124 Warrants then issued and outstanding were exercised our gross proceeds therefrom would be approximately $48 million. Please see “Use of Proceeds.”

Procedure for Exercising Warrants
To exercise your Warrants, you must take the following steps: If you are a registered Warrant Holder, you must deliver your Warrant Payment and a properly completed and duly executed Warrant Certificate(s) and all other required documents to the Warrant Agent at or before the Warrant Expiration Time. If you are a beneficial owner of Warrants that are registered in the name of a broker, dealer, custodian bank or other nominee, your broker, dealer, custodian bank or other nominee must exercise your Warrants on your behalf and deliver all documents and Warrant Payments to the Warrant Agent at or before the Warrant Expiration Time.

No Revocation
All exercises of Warrants are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Warrants. You should not exercise your $5 Warrants unless you are certain that you wish to purchase additional Common Shares at a Warrant Exercise Price of $5.00 per share. You should not exercise your $10 Warrants unless you are certain that you wish to purchase additional Common Shares at a Warrant Exercise Price of $10.00 per share.

No Board Recommendation
Our Board of Directors is not making any recommendation regarding any exercise of your Warrants. You should make your decision based on your own assessment of our business and the terms of the Warrants and their respective Warrant Exercise Prices. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our Common Shares.

Warrant Agent	Continental Stock Transfer & Trust Company

Dividend Policy	The Company has never paid any cash dividends on its Common Stock. See “Market for Common Shares and Dividend Policy” beginning on page 22.

Market for Common Stock	Our Common Stock is currently traded over the counter on the OTCQB under the symbol “OMAG.” See “Market for Common Shares and Dividend Policy” beginning on page 22.

Transfer and Sale of Warrants
The Warrants are a new issue of securities and are transferable and we anticipate that both the $5 Warrants and the $10 Warrants will be quoted and eligible to trade on the OTCQB under ticker symbols to be assigned after the Issue Date, from an as yet undetermined date after the Issue Date until 4:00 p.m., Eastern time, on the last trading day before the Warrant Expiration Date or their earlier Redemption Date. You may seek to sell or otherwise transfer your Warrants through normal investment channels. See “The Warrant Distribution - Transferability of and Market for Warrants” and “Method of Transferring Warrants”. The Warrants however, do not have an established trading market. We cannot give you any assurance that the  Warrants will be quoted and eligible to trade on the OTCQB or that a market for the Warrants will develop or if a market does develop, whether it will be sustainable during the time that the Warrants are valid or at what prices the Warrants will trade. Therefore, we cannot assure you that you will be able to sell any of your Warrants or as to the value you may receive in a sale. Commissions and applicable taxes or broker fees may apply if you sell your Warrants.

Risk Factors
Before you exercise your Warrants to purchase shares of our Common Stock, you should carefully consider the risks described in the section entitled “Risk Factors,” beginning on page 13 of this Prospectus.

RISK FACTORS

An investment in our Common Shares is subject to risks inherent in our business. The material risks and uncertainties that management believes affect us are described below. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with all of the other information included in this Prospectus including information in the section of this document entitled “Information Regarding Forward Looking Statements”.

The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If one or a combination of these risks occurs, our business, financial condition or results of operations could be materially and adversely affected. This Prospectus is qualified in its entirety by these risk factors.

If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of our Common Stock could decline significantly and you could lose all or part of your investment.

Risk Factors Related to Our Company and Our Business

We have no history of profitability from the development of real estate and we have incurred significant losses and cannot assure you that we will be profitable in the near term or at all.

We have dedicated the vast majority of our financial resources over the past many years toward the effort to conclude the Development Agreement (“DA”) with the Government of Oman with respect to the Omagine Project. We have encountered numerous delays and as of the date hereof the DA has not yet been signed. As a result we have incurred significant losses over the past few years, including net losses of $1,804,451 for the fiscal year ended December 31, 2011, $1,277,001 for the fiscal year ended December 31, 2010 and $1,114,409 for the fiscal year ended December 31, 2009, primarily due to expenses associated with the design, development and promotion of the Omagine Project. For the six months ended June 30, 2012, we incurred a net loss of $1,444,497. We expect to continue to incur such expenses over the near term, which would adversely impact our overall financial performance and results of operations. The Omagine Project may never come to fruition, and if it does it still may never result in a profit to the Company. Sales of our proposed real estate development properties, and income, if any, from the Omagine Project may never generate sufficient revenues to fund our continuing operations. We cannot assure you that we will be profitable in the near term or at all.

Because of our limited history and the potential for competition, an investment in our Company is inherently risky.

Because we are a company with a limited history, our operations are subject to numerous risks similar to those of a start-up company. We expect the real estate development business to be highly competitive because many developers have access to the same market. Substantially all of them have greater financial resources and longer operating histories than we have and can be expected to compete within the business in which we engage and intend to engage. We cannot assure you that we will have the necessary resources to be competitive.

Our ability to use net operating loss carryovers to reduce future tax payments may be limited or restricted.

We have generated significant net operating losses (“NOL”s) as a result of our recent losses. We generally are able to carry NOLs forward to reduce taxable income in future years. However, our ability to utilize the NOLs is subject to the rules of Section 382 of the Internal Revenue Code. Section 382 generally restricts the use of NOLs after an “ownership change.” An ownership change occurs if, among other things, the shareholders (or specified groups of shareholders) who own or have owned, directly or indirectly, 5% or more of a corporation’s common stock or are otherwise treated as 5% shareholders under Section 382 and the Treasury regulations promulgated thereunder increase their aggregate percentage ownership of that corporation’s stock by more than 50 percentage points over the lowest percentage of the stock owned by these shareholders over a three-year rolling period. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carry forwards. This annual limitation is generally equal to the product of the value of the corporation’s stock on the date of the ownership, multiplied by the long-term tax-exempt rate published monthly by the Internal Revenue Service. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carry forwards.

We do not believe that the Rights Offering and Warrant Distribution caused an “ownership change” within the meaning of Section 382. However, we cannot ensure that our ability to use our NOLs to offset income will not become limited in the future. As a result, we could pay taxes earlier and in larger amounts than would be the case if our NOLs were available to reduce our federal income taxes without restriction. At June 30, 2012, the Company had federal NOLs of approximately $13,146,000, expiring in various amounts from fiscal year 2012 to fiscal year 2032. Current United States income tax law limits the amount of loss available to offset against future taxable income when a substantial change in ownership occurs.

We may not be able to conduct successful operations in the future.

The results of our operations will depend, among other things, upon our ability to develop and market the Omagine Project. Furthermore, our proposed operations may not generate income sufficient to meet operating expenses or may generate income and capital appreciation, if any, at rates lower than those anticipated or necessary to sustain ourselves. Our operations may be affected by many factors, some known by us, some unknown, and some which are beyond our control. Any of these problems, or a combination thereof, could have a materially adverse effect on our viability as an ongoing enterprise and might cause the investment of our shareholders to be impaired or lost.

We have experienced extraordinary delays in getting the Development Agreement with the Government of Oman signed.

As of the date hereof, the Development Agreement (“DA”) governing the development and ownership of the Omagine Project has not yet been signed by our 60% owned subsidiary and the Government of Oman. We have been negotiating this DA with the Government for many years now and have experienced many delays in the process. To the best of our knowledge and belief, both parties now agree that all matters have been resolved with respect to the DA but we have been at similar points with the Government in the past and in those instances the Government raised new and often pointless issues at the last minute. In May 2012, Omagine LLC received a letter from His Excellency Ahmed Al-Mahrizi, the Minister of Tourism (the “Minister’s Letter”) requesting Omagine LLC to provide certain information to MOT. The Minister’s Letter, which requested documentation on four items, is attached hereto as Exhibit 99.15. Representatives of the shareholders of Omagine LLC (the Company, Royal Court Affairs, and Consolidated Contractors) met with His Excellency Ahmed Al-Mahrizi on July 1, 2012 and delivered our written response to the Minister’s Letter. The meeting concluded with the Minister confirming that he is in agreement with and enthusiastic about the development of the Omagine Project and that he is agreeable to sign the DA as soon as possible. The Shareholder Agreement (as hereinafter defined) has been signed and management continues to be cautiously optimistic that the DA will be signed in 2012 and although there have been extraordinary delays to date by the Government, the Company believes, based on continued assurances from the Government, that the Government remains eager to conclude and sign the DA. No assurance, however, that the DA will actually be signed can be given at this time. (See: “Description of Business - Products, Services, Marketing and Distribution  - The Omagine Project - The Development Agreement”).

While our 2011 audited financial statements assume we will continue our operations on a going concern basis, the opinion of our independent auditors on those financial statements contained an explanatory paragraph that there is substantial doubt about our ability to continue as a going concern.

The opinion of our independent auditors on our 2011 audited financial statements contained an explanatory paragraph that there is substantial doubt about our ability to continue as a going concern. Our audited financial statements were prepared under the assumption that we will continue our operations on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. Our financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. Although we have entered into the Second SEDA and have recently raised additional capital via the Rights Offering, if we sustain unanticipated losses and we cannot continue as a going concern, our shareholders may lose all of their investment in the Company.

To fully develop our business plan we will need additional financing.

We expect to continue to rely principally upon the financing received as a result of sales of Common Stock made pursuant to the Second SEDA and the Rights Offering and Warrant Distribution (See: “Management's Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources - Rights Offering” and “Description of Capital Stock and Warrants”). Since the second quarter of our 2009 fiscal year we have relied principally upon financing from sales of Common Stock made pursuant to the First SEDA and the Second SEDA. We have also raised limited private placement funds during the past several years and may be required to do so in the future. We cannot guarantee the success of this plan. We will have to obtain additional financing in order to conduct our business in a manner consistent with our proposed operations. There is no guaranty that additional funds will be available when, and if, needed. If we are unable to obtain financing, or if its terms are too costly, we may be forced to curtail expansion of operations until such time as alternative financing may be arranged, which could have a materially adverse impact on our operations and our shareholders' investment. It is impossible to predict if any Warrants will ever be exercised because the market price of a Common Share as of the date hereof is lower than either of the Warrant Exercise Prices. Although we cannot be absolutely certain, the Company believes that there is virtually no probability that any Warrants will be exercised unless the market price for a share of the Company’s Common Stock trades materially above the relevant Warrant Exercise Price prior to the Warrant Expiration Date or Redemption Date. (See: “Description of Capital Stock and Warrants”).

We anticipate that we will be subject to intense competition.

We will face intense competition in the development of real estate in Oman. Other developers have started developing real estate in nearby areas with similar residential developments.

Even after the Rights Offering and entering into the Second SEDA, we lack capital.

Even after the conclusion of the recent Rights Offering and our entry into the Second SEDA, we will require additional funds to sustain our operations as presently contemplated. There can be no guaranty that such additional funds will be available in the future. If we are unable to obtain additional financing as required, or if its terms are too costly, we may be forced to curtail the expansion of our operations until such time as alternative financing may be arranged which could have a materially adverse impact on our operations and our shareholders' investments.

Our ultimate success will be dependent upon management.

Our success is dependent upon the decision making ability of our directors and executive officers, who are Frank J. Drohan, Charles P. Kuczynski, Louis J. Lombardo, William Hanley and Sam Hamdan. The loss of any or all of these individuals could have a material adverse impact on our operations. We do not presently have a written employment agreement with any of our officers or directors (See: Executive Compensation – Employment Agreements). We have not obtained key man life insurance on the lives of any of these individuals. Our success depends in large part on our ability to attract and retain key people and consultants. If we are not able to retain and recruit qualified personnel, which we require now and will require to conduct our operations after the DA is signed, our business and our ability to successfully implement our business plan could be adversely affected.

We will rely on dividends from our subsidiaries for most of our revenue.

Because we are a holding company with no significant operations other than our 60% owned subsidiary, Omagine LLC, we will depend upon dividends from Omagine LLC for a substantial portion of our revenues. We do not anticipate that Omagine LLC will be in a position to pay dividends until after the development of the Omagine Project is well underway, an event that, as of the date hereof, is uncertain to occur.

We are subject to risks associated with investments in real estate.

The value of our proposed properties and our projected income therefrom may decline due to developments that adversely affect real estate generally and those that are specific to our proposed properties. General factors that may adversely affect our potential real estate holdings include:

●	increases in interest rates;
●	adverse changes in foreign exchange rates;
●	a decline in prevailing rental rates for the properties we intend to own and lease;
●	a general tightening of the availability of credit and project financing facilities;
●	a decline in economic conditions in Oman;
●	an increase in competition for customers or a decrease in demand by customers for the residential and commercial properties we plan to develop and offer for sale;
●	a decline in prevailing sales prices for the properties we intend to develop and offer for sale;
●	an increase in supply in Oman of property types similar to those proposed to be developed by us;
●	declines in consumer spending during an economic recession or recovery from an economic recession that adversely affect our revenue; and
●
the adoption by the relevant government authorities in Oman of more restrictive laws and governmental regulations, including more restrictive zoning, land use, building or environmental regulations or increased real estate taxes.

Additional factors may adversely affect the value of our proposed properties and our projected income therefrom, including:

●	failure to sign a development agreement with the Government of Oman;
●	adverse changes in the perceptions of prospective purchasers or users of the attractiveness of the properties proposed to be developed by us;
●	opposition from local community or political groups with respect to development or construction at a particular site;
●
a change in existing comprehensive zoning plans or zoning or environmental regulations that impose additional restrictions on use or requirements with respect to the properties proposed to be developed by us;

●	our inability to provide adequate management and maintenance or to obtain adequate insurance for the properties proposed to be developed by us;
●	an increase in operating costs;
●	new development of a competitor's property in close proximity to the Omagine Project;
●	earthquakes, floods or underinsured or uninsured natural disasters; and
●	terrorism, political instability or civil unrest in Oman or the Middle East & North Africa (the “MENA Region”).

The occurrence of one or more of the events described in one or more of the above risks could result in significant delays or unexpected expenses. If any of these occur, we may not achieve our projected returns on the Omagine Project and we could lose some or all of our investment in Omagine LLC and the Omagine Project.

We are subject to risks associated with real estate development.

The Omagine Project is subject to significant risks relating to Omagine LLC’s ability to complete it on time and within budget. Factors that may result in the Omagine Project or any other development project we may undertake in Oman exceeding budget or being prevented from completion include:

●	an inability to obtain or delays in obtaining zoning, environmental, occupancy or other required Oman governmental permits, approvals and authorizations;
●	an inability to secure sufficient financing on favorable terms, including an inability to obtain or refinance construction loans;
●	a general tightening of the availability of credit and project financing facilities;
●
the negative effects presently remaining in the marketplace from the worldwide economic slowdown and banking crisis of 2008 and the ongoing sovereign debt and banking difficulties presently being experienced in the Eurozone, including: the tighter lending standards instituted by banks and financial institutions in the MENA Region, the reduced availability of credit facilities and project finance facilities from banks in the MENA Region, the reduction in the prices of housing and commercial properties in Oman and the fall of consumer and/or business confidence; any one or all of which could affect Omagine LLC’s ability to construct and/or sell homes and to construct, sell and/or lease commercial properties and/or to secure financing;

●	construction delays or cost overruns, either of which may increase project development costs;
●	an increase in commodity costs; and
●	an inability to obtain zoning, environmental, occupancy or other required Oman governmental permits, approvals and authorizations.

If any of the forgoing occurs, we may not achieve our projected returns on the Omagine Project and we could lose some or all of our investment in Omagine LLC and the Omagine Project or in other properties we may then have under development.

We are vulnerable to concentration risks because our proposed operations are presently exclusively in Oman and our future operations are planned to be exclusively in Oman and the MENA Region market. Our real estate activities are presently concentrated exclusively on the Omagine Project to be located in Oman. Because of such geographic and project specific concentration, our operations are more vulnerable to local and MENA Region economic downturns and adverse project-specific events than those of larger, more diversified companies.

The performance of Oman’s economy will greatly affect the values of the properties proposed to be developed by us and consequently our prospects for sales and revenue growth. The Oman economy is heavily influenced by the prices of crude oil and natural gas which are Oman’s main export products and sources of revenue. Fluctuations in the international price of crude oil directly affects Oman’s revenue and budget considerations and a decrease in government supported projects and employment because of budget cuts or otherwise, could adversely affect the economy in Oman.

Our results of operations and financial condition are greatly affected by the performance of the real estate industry.

Our real estate activities are subject to numerous factors beyond our control, including local real estate market conditions in Oman and in areas where our potential customers reside, substantial existing and potential competition, general economic conditions in Oman, the MENA Region and internationally, fluctuations in interest rates and mortgage availability and changes in demographic conditions. Real estate markets have historically been subject to strong periodic cycles driven by numerous factors beyond the control of market participants.

Real estate investments often cannot easily be converted into cash and market values may be adversely affected by economic or political circumstances, market fundamentals, competition and demographic conditions. Because of the effect these factors have on real estate values, the sales prices that will be realized for our individual proposed assets or the level of our future sales revenue that will be realized from the operation, sales and/or leasing of our various proposed properties is impossible to predict with certainty and difficult to predict with accuracy.

Our real estate operations will also be dependent upon the availability and cost of mortgage financing for our potential customers to the extent they finance the purchase from us of the residences or commercial properties we intend to develop and offer for sale.

The real estate business is very competitive and many of our competitors are larger and financially stronger than we are.

The real estate business is highly competitive. We compete with a large number of companies and individuals, and many of them have significantly greater financial, managerial and other resources than we have. Our competitors include local developers who are committed primarily to the Oman market and also international developers who acquire properties throughout the MENA Region. Because we are a company with a limited history, our operations are subject to numerous risks similar to those of a start-up company. We cannot assure that we will have the necessary resources to be competitive.

Our operations are subject to natural and political risks.

Our performance may be adversely affected by weather conditions that delay development or damage property. The recent civil and political unrest in the MENA Region, the U.S. and NATO military intervention in Iraq, Afghanistan and Libya, the terrorist attacks in the U.S., Europe and the MENA Region, and the potential for additional future terrorist acts and civil and/or political unrest have created economic, political and social uncertainties that could materially and adversely affect our business. Further acts of civil and/or political unrest or terrorism could be directed against Oman or the U.S. domestically or abroad. These acts of terrorism or civil unrest could be directed against properties and personnel of American companies that work abroad, particularly companies such as ours that operate in the MENA Region. Civil and/or political unrest, terrorism, war and/or military developments may materially and adversely affect our business and profitability and the prices of our Common Stock in ways that we cannot predict at this time.

Risk Factors Related to the Warrant Distribution

There is presently no public market for the Warrants.

There is presently no established public trading market for the Warrants being distributed to the California Certificate Shareholders. The Warrants are a new issue of securities and are transferable and we anticipate that both the $5 Warrants and the $10 Warrants will be quoted and eligible to trade on the OTCQB under ticker symbols to be assigned after the Issue Date, from a yet undetermined date after the Issue Date until 4:00 p.m., Eastern time, on the last trading day before the Warrant Expiration Date or their earlier Redemption Date. You may seek to sell or otherwise transfer your Warrants through normal investment channels. See “The Warrant Distribution - Transferability of and Market for Warrants” and “Method of Transferring Warrants”. We cannot give you any assurance that the Warrants will be quoted and eligible to trade on the OTCQB or that a market for the Warrants will develop or if a market does develop, whether it will be sustainable during the time that the Warrants are valid or at what prices the Warrants will trade. Therefore, we cannot assure you that you will be able to sell any of your Warrants or as to the value you may receive in a sale. There can be no assurance that a market will ever develop for the Warrants. Even if a market for the Warrants does develop, the price of the Warrants may fluctuate and liquidity in any such market may be limited. If a market for the Warrants does not develop, then holders of the Warrants may be unable to resell the Warrants. Resale prices of the Warrants will depend on many factors, including:

·	our operating performance and financial condition;
·	our ability to continue the effectiveness of the Registration Statement, of which this Prospectus is a part, covering the Warrants and the Common Stock issuable upon exercise of the Warrants;
·	the interest of securities dealers in making a market; and
·	the market for similar securities.

If an effective registration statement is not in place and a current prospectus is not available when a Warrant Holder desires to exercise Warrants, such Warrant Holder may be unable to exercise his, her or its Warrants, causing such Warrants to expire worthless.

No Warrant held by a Warrant Holder will be exercisable and we will not be obligated to issue shares of Common Stock unless, at the time such Warrant Holder seeks to exercise such Warrant, we have a registration statement under the Securities Act in effect covering the shares of Common Stock issuable upon the exercise of the Warrants and a current prospectus relating to the Common Stock. We intend to use our best efforts to keep a registration statement in effect covering shares of Common Stock issuable upon exercise of the Warrants and to maintain a current prospectus relating to the Common Stock issuable upon exercise of the Warrants until the Warrant Expiration Date or earlier Redemption Date. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the Common Stock issuable upon exercise of the Warrants, Warrant Holders will be unable to exercise their Warrants and we will not be required to settle any such attempted Warrant exercise. If the prospectus relating to the Common Stock issuable upon the exercise of the Warrants is not current, the Warrants may have no value, we will have no obligation to settle the Warrants for cash, the market for such Warrants may be limited and such Warrants may expire worthless.

A Warrant Holder will only be able to exercise a Warrant if the issuance of Common Stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of such Warrant Holder.

No Warrants will be exercisable and we will not be obligated to issue shares of Common Stock unless the Common Shares issuable upon such exercise have been registered or qualified or deemed to be exempt from such registration or qualification under the securities laws of the state of residence of the relevant Warrant Holder. Because the exemptions from registration and/or qualification in certain states for resales of warrants and for issuances of Common Stock by the issuer upon exercise of a Warrant may be different, a Warrant may be held by a Warrant Holder in a state where an exemption is not available for issuance of Common Stock upon an exercise and such Warrant Holder may be precluded from exercising such Warrant. As a result, such Warrants may be deprived of any value, the market for such Warrants may be limited, the holders of such Warrants may not be able to exercise their Warrants and they may expire worthless if the Common Stock issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which such Warrant Holders reside. The California Warrant Distribution will not occur unless and until the Company receives the California Approval.

Risk Factors Related to Our Common Stock

Our stock price may be volatile and you may not be able to resell your shares at or above your purchase price.

There has been, and continues to be, a limited public market for our Common Stock. Although our Common Stock trades on the OTCQB, an active trading market for our shares has not developed, and may never develop or be sustained. If you purchase shares of our Common Stock, you may not be able to resell those shares at or above the price you paid. The market price of our Common Stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

●	the exercise of Warrants;
●	actual or anticipated fluctuations in our operating results;
●	changes in financial estimates by securities analysts or our failure to perform in line with such estimates;
●	changes in market valuations of other real estate companies, particularly those that sell products similar to ours;
●	announcements by us or our competitors of significant innovations, acquisitions, strategic investors or partnerships, joint ventures or capital commitments; or
●	departure of key personnel.

Much of our Common Stock is currently restricted. As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Our Common Stock has a limited public trading market.

While our Common Stock currently trades on the OTCQB, the market for our Common Stock is limited and sporadic. We cannot assure that such market will improve in the future, even if our Common Stock is ever listed on a national stock exchange. We cannot assure that an investor will be able to liquidate his investment without considerable delay, if at all. If a more active market for our Common Stock does develop, the price may be highly volatile. The factors which we have discussed in this document may have a significant impact on the market price of our Common Stock. The relatively low price of our Common Stock may keep many brokerage firms from engaging in transactions in our Common Stock.

The over-the-counter market for common stock such as ours has had extreme price and volume fluctuations.

The securities of companies such as ours have historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in our industry and in the investment markets generally, as well as economic conditions and annual variations in our operational results may have a negative effect on the market price of our Common Stock.

Additional stock offerings may dilute current stockholders.

Given our plans and our expectation that we may need additional capital and personnel, we may need to issue additional shares of capital stock or securities convertible into or exercisable for shares of capital stock, including preferred stock, options or warrants. The issuance of additional capital stock for any of these reasons or pursuant to the exercise of Warrants may dilute the ownership of our current stockholders.

Our management collectively beneficially owns approximately 17.1% of our presently outstanding Common Stock and this concentration of ownership may have the effect of preventing a change in control.

Collectively our officers and directors beneficially own approximately seventeen and one-tenth percent (17.1%) of our currently outstanding shares of Common Stock. As a result, if our officers and directors act in concert, they will have the ability by virtue of their voting power to exercise substantial influence over our business with respect to the election of directors and all other matters requiring action by stockholders. Such concentration of share ownership may have the effect of discouraging, delaying or preventing a change in control of the Company.

Our ability to issue preferred stock may adversely affect the rights of holders of our Common Stock and may make takeovers more difficult, possibly preventing you from obtaining the optimal share price.

Our Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock, which would have the designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

Our Common Stock is subject to the “penny stock” rules of the SEC, which may make it more difficult for you to sell our Common Stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that:

●	the broker or dealer approve a person's account for transactions in penny stocks; and
●	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

●	obtain the financial information and investment experience objectives of the person; and
●
make a reasonable determination that (a) transactions in penny stocks are suitable for that person, and (b) the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and
●	states that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The regulations applicable to penny stocks may severely affect the market liquidity for the shares of our Common Stock owned by you and could limit your ability to sell such securities in the secondary market.

As an issuer of “penny stock”, the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

Other than the distribution of the Rights and Warrants in our recent Rights Offering and Warrant Distribution and the possible distribution of Warrants to the California Stockholders, we have not paid dividends in the past and do not expect to pay dividends in the future unless and until dividends are paid to Omagine, Inc. by Omagine LLC. Any return on your investment may be limited to the value of our Common Stock.

We have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends in the foreseeable future. Up until this time the Company has utilized all cash reserves for the operation of its business and the Company plans to continue this policy for the foreseeable future. Any future payment of dividends on our Common Stock will depend on the payment of dividends to Omagine, Inc. by Omagine LLC and, as the Board of Directors may consider relevant, our earnings, financial condition and other business and economic factors at such time. If we do not pay cash dividends, our Common Stock may be less valuable because a return on your investment will only occur if the price of our Common Stock appreciates above the price you paid for it.

There are substantial risks associated with the Second SEDA which could contribute to the decline of the price of our Common Stock and have a dilutive impact on our existing stockholders

In order to obtain needed capital, we entered into the Second SEDA with an investment fund. The sale of our Common Shares pursuant to the Second SEDA will have a dilutive impact on our stockholders. We believe the investment fund intends to promptly re-sell the shares that we sell to it under the Second SEDA. Such re-sales could cause the market price of our Common Stock to decline significantly. Any subsequent sales by us to the investment fund under the Second SEDA may, to the extent of any such decline, require us to issue a greater number of shares of Common Stock to the investment fund in exchange for each dollar of such subsequent sale. Under these circumstances our existing stockholders would experience greater dilution. The sale of our Common Stock under the Second SEDA could encourage short sales by third parties which could contribute to the further decline of the price of our Common Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Prospectus that are not statements of historical facts constitute "forward-looking statements" notwithstanding that such statements are not specifically identified as such. Examples of forward-looking statements include but are not limited to: (i) projections of revenues, expenses, income or loss, cash flow, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Omagine, Inc. or its management or Board of Directors, including those relating to business plans, products, services or to Omagine LLC and the probability of Omagine LLC signing the DA with the Government; (iii) statements of future economic or financial performance; and (iv) statements of assumptions underlying such statements. Words such as "estimates", "projects", "plans", "believes", "expects", "anticipates", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions, or the negative or other variations thereof, as well as discussions of strategy that involve risks and uncertainties, are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. We urge you to be cautious of the forward-looking statements and other similar forecasts and statements of expectations which are contained in this Prospectus since such statements reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations and growth strategy. No assurances can be given regarding the achievement of future results, as our actual results may differ materially from our projected future results as a result of the risks we face, and actual future events may differ from anticipated events because of the assumptions underlying the forward-looking statements that have been made regarding such anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

●
the uncertainty associated with whether or not the Government of the Sultanate of Oman will honor its commitment with respect to the agreed Final DA and its intention to sign the Development Agreement with Omagine LLC;

●	the uncertainty associated with political events in the MENA Region in general;
●	the success or failure of the Company’s efforts to secure additional financing, including project financing for the Omagine Project;
●	oversupply of residential and commercial property inventory and adverse conditions in the Oman real estate markets;
●
the impact of local, national, and international economies and future events (including natural disasters) on the local Oman and international economies, on the Company’s business and operations, on tourism, on the oil and natural gas businesses and on other major industries operating within the Omani market;

●
deterioration or malaise in economic conditions, including the continued destabilizing factors in, and continued slow recovery of, the local, regional and international real estate markets, as well as the impact of continued stagnant levels of consumer and business confidence in the state of the Oman and international economies;

●	inflation, interest rates and movements in interest rates and securities market and monetary fluctuations;
●	acts of war, civil or political unrest, terrorism or political instability; or
●	the ability to attract and retain skilled employees.

Except as may be specifically otherwise indicated, forward-looking statements speak only as of the date on which such statements are made. Except as may be required under applicable securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made, or to reflect the occurrence of unanticipated events.

PLAN OF DISTRIBUTION

As soon as practicable after the date that the Registration Statement of which this Prospectus forms a part is declared effective by the SEC (the “Effective Date”) and subject to the receipt by us of the California Approval, we will distribute the Certificated Warrants to our California Certificate Shareholders at no cost to such California Certificate Shareholders and we will give the Release Notice to the California Nominee Shareholders.

If you wish to exercise your Warrants, you must timely comply with the Warrant exercise procedures described in “The Warrant Distribution - Method of Exercising Warrants”. The Warrants are transferable. See “The Warrant Distribution - “Method of Transferring Warrants”.

We have agreed to pay the Warrant Agent customary fees plus certain expenses in connection with the issuance, transfer and exercise of the Warrants. We have not employed any brokers, dealers or underwriters in connection with the solicitation of the exercise of Warrants. We are not paying any other commissions, underwriting fees or discounts in connection with the issuance or exercise of the Warrants. Some of our employees may solicit responses from you as a Warrant Holder, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation.

We estimate that our total expenses in connection with this Warrant Distribution will be approximately $1,001. If you have any questions, you should contact Continental Stock Transfer & Trust Company, who is the Warrant Agent. (See: “Warrant Distribution - Warrant Agent.”).

USE OF PROCEEDS

The Certificated Warrants are being distributed at no charge to the California Certificate Shareholders so we will not receive any proceeds resulting from their distribution.

If none of the Warrants are exercised before their expiry or their earlier Redemption Date, then the Company will receive no proceeds as a result of making the Warrant Distribution. The Company will only receive proceeds if and when Warrants are exercised by the Warrant Holders. The Company believes that there is virtually no probability that any $5 Warrant will be exercised unless the market price for a share of the Company’s Common Stock trades materially above $5 per share prior to the earlier of the Warrant Expiration Date or the Redemption Date of the $5 Warrants and the Company believes that there is virtually no probability that any $10 Warrant will be exercised unless the market price for a share of the Company’s Common Stock trades materially above $10 per share prior to the earlier of the Warrant Expiration Date or the Redemption Date of the $10 Warrants. It is not possible to predict if any Warrants will ever be exercised. If all the Certificated Warrants being distributed to our California Certificate Shareholders were exercised, the gross proceeds to the Company from such exercises would be $438,375. After the issuance of the Certificated Warrants to the California Certificate Shareholders the Company will then have a total of 6,422,124 Warrants issued and outstanding. If all 6,422,124 of the then issued and outstanding Warrants were exercised, the gross proceeds to the Company from such exercises would be approximately $48 million. We intend to use the net proceeds, if any, from the exercise of Warrants for general corporate purposes associated with scaling up the Company’s activities and number of employees as required to manage its business in Oman and elsewhere.

MARKET FOR COMMON SHARES AND DIVIDEND POLICY; MARKET FOR WARRANTS

Common Stock (1)

Our Common Stock is quoted and traded on the OTCQB under the symbol "OMAG". On December 30, 2009, the Company effected a 1-for-100 reverse split of its Common Stock followed immediately by a 20-for-1 forward split of its Common Stock (collectively, the “Stock Splits”). For the twenty (20) trading day period from February 10, 2010 to March 10, 2010, our stock ticker symbol was “OMAGD” as a result of the Stock Splits. For the nineteen (19) trading day period from April 24, 2012 to May 18, 2012, our stock ticker symbol was “OMAGE”, as a result of our failure to timely file our audited financial statements for the fiscal year ended December 31, 2011. On May 17, 2011 we filed an amended annual report on Form 10-K/A which contained our audited financial statements for the fiscal year ended December 31, 2011 and on May 21, 2012, our stock symbol reverted to “OMAG”.

The following table sets forth the range of the high and low prices for the Common Stock for the dates indicated. The table reflects inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Quarter Ended	High	Low
3/31/09	1.25	1.25
6/30/09	0.50	0.50
9/30/09	0.60	0.50
12/31/09	0.70	0.65

3/31/10	0.55	0.55
6/30/10	0.60	0.55
9/30/10	1.63	1.63
12/31/10	2.00	1.65

3/31/11	0.90	0.80
6/30/11	2.14	2.01
9/30/11	4.08	3.70
12/31/11	1.75	1.30

3/30/12	1.15	1.40
6/29/12	1.25	1.59

(1)	All Common Share amounts mentioned herein give retroactive effect to the Stock Splits.

On September 11, 2012, the last reported sale price of our Common Stock on the OTCQB was $2.55.

Dividends and Dividend Policy

The holders of our Common Stock share proportionately, on a per share basis, in all dividends and other distributions declared by our Board of Directors. On January 12, 2012, our Board of Directors declared a dividend distribution of Rights and Warrants to our shareholders. Other than the foregoing dividend distribution, we have not declared any dividends on our Common Stock since inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business operations. Any future decisions as to payment of cash or other dividends will be at the discretion of the Board of Directors and will depend on our earnings and financial position at such time and on such other factors as the Board of Directors may then deem relevant.

Warrants

As of the date hereof there is no active trading market for the Warrants and the Company does not presently expect an active trading market for the Warrants to develop in the near term. The Warrants are transferrable and our attempts to date to have them listed for quotation and trading on the OTCQB have not been successful. We hope to have the Warrants trade on the OTCQB under symbols to be assigned by FINRA and after the required application for such listing for quotation on the OTCQB is made by a market-maker on our behalf. We cannot, however, give you any assurance that the Warrants will be quoted or traded on the OTCQB or on any securities exchange until such listing is approved and such symbols are assigned by FINRA and such application is made on our behalf by a market-maker. Furthermore, if the Warrants are so approved by FINRA for listing and quotation on the OTCQB and such application is made on our behalf by a market-maker, we cannot give you any assurance that a market for the Warrants will develop or, if a market does develop, whether it will be sustainable throughout the period within which the Warrants are valid and transferable or at what prices the Warrants will trade. The Warrant Holders may resell all or a portion of such Warrants from time to time in market transactions through any market on which the Warrants are then traded, in negotiated transactions or otherwise, and at prices and on terms determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.

Holders

As of September 11, 2012 there were 14,369,041 shares of Common Stock and 6,363,674 Warrants issued and outstanding and there were approximately 1,122 holders of record of our Common Stock and of our Warrants.

As of September 11, 2012 we had 35,630,959 shares of Common Stock reserved for issuance.

Transfer Agent

The transfer agent for our Common Stock and Warrants is Continental Stock Transfer and Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004. The transfer agent for our Preferred Stock is the Company.

DESCRIPTION OF CAPITAL STOCK AND WARRANTS

The following is a summary of the material provisions of our Common Stock, our preferred stock, par value $.001 per share (“Preferred Stock”), our Warrants, our restated certificate of incorporation and our bylaws, all as in effect as of the date of this Prospectus. You should also refer to our restated certificate of incorporation and bylaws which have been filed with the SEC as Exhibits 3(i) and 3(ii) to the Registration Statement of which this Prospectus forms a part.

Our total authorized capital stock is 50,850,000 shares of which 50,000,000 shares are Common Stock and 850,000 shares are Preferred Stock.

Common Stock

As of September 11, 2012 there were 14,369,041 shares of Common Stock issued and outstanding.

The holders of our Common Stock are entitled to one vote per share on all matters to be voted on by our stockholders, including the election of directors. Our stockholders are not entitled to cumulative voting rights and accordingly the holders of a majority of the shares voting for the election of directors can elect the entire Board of Directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

The holders of the Company’s Common Stock are entitled to receive ratably such dividends or distributions, if any, as may be declared from time to time by the Board of Directors in its discretion from funds or securities legally available therefor and subject to prior dividend rights of holders of any shares of our Preferred Stock which may be outstanding. Upon the Company’s liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of our Preferred Stock if any, the holders of our Common Stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of the Company’s Common Stock have no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of the Company’s Common Stock are, and all shares being offered by this Prospectus will be, fully paid and not liable to further calls or assessment by the Company.

Preferred Stock

As of September 11, 2012 there were no shares of Preferred Stock issued or outstanding. Our Certificate of Incorporation authorizes the issuance of shares of Preferred Stock in one or more series. Our Board of Directors has the authority, without any vote or action by the shareholders, to create one or more series of Preferred Stock up to the limit of our authorized but unissued shares of Preferred Stock and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the relative participating, option or other special rights (if any), and any qualifications, preferences, limitations or restrictions pertaining to such series which may be fixed by the Board of Directors pursuant to a resolution or resolutions adopted by the Board of Directors and providing for the issuance of such series of Preferred Stock.

Warrants

As of September 11, 2012 there were 6,363,674 Warrants issued and outstanding. Of the foregoing, 3,181,837 are $5 Warrants and 3,181,837  are $10 Warrants. Each $5 Warrant is exercisable for the purchase of one Common Share at an exercise price of $5.00 per share and each $10 Warrant is exercisable for the purchase of one Common Share at an exercise price of $10.00 per share. The Warrants are redeemable at a Redemption Price of $0.001 per Warrant upon 30 days written notice from the Company.

The Warrants are exercisable at the option of the Warrant Holder at any time up until 5 p.m. Eastern Time in the United States on the earlier of (a) December 31, 2013, or (b) the Redemption Date, provided that no person who on February 24, 2012 owned less than (a) 4.99% or (b) 9.99% of the Common Shares outstanding on February 24, 2012, may exercise a number of Warrants which would thereby cause such person to acquire, together with its affiliates, beneficial ownership of (a) 4.99% or more, or (b) 9.99% or more of the Common Shares outstanding immediately prior to the time of such exercise. A Warrant Holder may exercise the purchase rights represented by a Warrant, in whole or in part, by surrendering the properly executed Warrant Certificate(s) at the Warrant Agent’s office in New York City, New York or at the principal office of the Company in New York City, New York, and by paying the Company, by certified or cashier’s check, the Warrant Payment (which is equal to the aggregate Exercise Price for the shares of Common Stock proposed to be purchased).

Notwithstanding the foregoing, no Warrants will be exercisable and we will not be obligated to issue any Common Shares issuable upon the exercise of such Warrants unless (i) at the time the Warrant Holder thereof seeks to exercise such Warrant, we have a registration statement under the Securities Act in effect covering the Common Shares issuable upon the exercise of such Warrant and a current prospectus relating to our Common Stock, and (ii) the Common Shares issuable upon such exercise have been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of such Warrant Holder. If a Warrant Holder who on February 24, 2012 owned less than (a) 4.99% or (b) 9.99% of the Common Shares outstanding on February 24, 2012 seeks to exercise Warrants, and such proposed exercise would cause such Warrant Holder to acquire, together with its affiliates, beneficial ownership of (a) 4.99% or more, or (b) 9.99% or more, respectively, of the Common Shares outstanding immediately prior to the time of such exercise, then in such an event, such proposed exercise will be effected by the Company for the maximum number of Warrants resulting in the beneficial ownership of the maximum number of whole Common Shares by such Warrant Holder which fails to meet the above stated applicable limitation for such Warrant Holder and its affiliates, and any excess Warrant Payment will be returned to such Warrant Holder.

As promptly as reasonably possible after each exercise of the purchase rights represented by a Warrant, the Company shall deliver to the relevant Warrant Holder a certificate representing the shares of Common Stock so purchased (or such will be electronically delivered to the Warrant Holder if such Warrant is held in electronic form) and, unless such Warrant has been fully exercised, expired or redeemed, a new Warrant Certificate representing the balance of the shares of Common Stock subject to such Warrant. Warrant Holders do not have any voting or other rights as a stockholder of our Company by virtue of being a Warrant Holder. The person entitled to receive the shares of Common Stock issuable upon any exercise of the purchase rights represented by the Warrants, shall be treated for all purposes as the holder of such shares of record as of the close of business on the date of exercise.

The Warrants do not contain any anti-dilution provisions and may be exercised only for whole shares of Common Stock. The Warrant Exercise Price and the number of shares of Common Stock that the Company must issue upon exercise of the Warrants shall not be subject to adjustment for any reason, including but not limited to, any combinations or subdivisions of Common Stock or any dividend, reclassification, reorganization, merger or spin off.

The Warrants are transferrable and a Warrant Holder may transfer all or part of the Warrants (but no fractional Warrants) at any time on the books of the Company upon surrender of the Warrant Certificate(s), properly endorsed. Upon such surrender, the Company shall issue and deliver to the transferee a new Warrant Certificate representing the Warrants so transferred. Upon any partial transfer, the Company shall issue and deliver to the Warrant Holder a new Warrant Certificate representing the Warrants not so transferred.

The Company filed a registration statement with the SEC to register the 6,363,674 Warrants and the Common Stock underlying the Warrants and the SEC declared such registration statement effective as of February 13, 2012. The Company presently intends to maintain the effectiveness of such registration statement until the earlier of the Warrant Expiration Date or the Redemption Date.

During the period within which the Warrants may be exercised, the Company shall at all times have authorized and reserved for issuance enough shares of its Common Stock for the full exercise of the purchase rights represented by the then unexercised Warrants. If the Company dissolves, liquidates or winds up its business before the exercise, expiration or redemption of the Warrants, any Warrant Holder shall be entitled, upon exercising its Warrants, to receive in lieu of the shares of Common Stock receivable upon such exercise, the same kind and amount of assets as would have been issued, distributed or paid to such Warrant Holder upon any such dissolution, liquidation or winding up with respect to such Common Shares, had such Warrant Holder been the holder of record on the record date for the determination of those entitled to receive any such liquidating distribution or, if no record is taken, upon the date of such liquidating distribution. The Company shall pay all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock upon the exercise of Warrants. The Warrants are governed by, and shall be construed and enforced in accordance with the laws of the State of New York.

THE CALIFORNIA WARRANT DISTRIBUTION

We are distributing 58,450 Certificated Warrants consisting of 29,225 $5 Warrants and 29,225 $10 Warrants to the California Certificate Shareholders, at no charge to the California Certificate Shareholders. The Certificated Warrants are exercisable for the purchase of up to an aggregate of 58,450 shares of our Common Stock. Each California Shareholder will receive one $5 Warrant and one $10 Warrant for each four (4) Common Shares held of record at the Record Time. No fractional Certificated Warrants will be issued and fractional Certificated Warrants resulting from the calculation of the number of Certificated Warrants due to be distributed on an aggregate basis as to any California Certificate Shareholder were rounded up to the nearest whole number of Certificated Warrants. The $5 Warrants are exercisable for the purchase of one Common Share at a Warrant Exercise Price of $5.00 per share and the $10 Warrants are exercisable for the purchase of one Common Share at a Warrant Exercise Price of $10.00 per share. The Certificated Warrants may be redeemed by the Company at any time after the Issue Date upon thirty (30) days prior written notice, and if not so redeemed, they will remain valid and exercisable until 5:00 p.m., Eastern Time in the United States on the Warrant Expiration Date. Notwithstanding the foregoing, no Certificated Warrants will be exercisable and we will not be obligated to issue any Common Shares issuable upon the exercise of such Certificated Warrants unless (i) at the time the Warrant Holder thereof seeks to exercise such Warrant, we have a registration statement under the Securities Act in effect covering the Common Shares issuable upon the exercise of such Warrant and a current prospectus relating to our Common Stock, and (ii) the Common Shares issuable upon such exercise have been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of such Warrant Holder. Warrant Holders do not have any voting or other rights as a stockholder of our Company by virtue of being a Warrant Holder. The Certificated Warrants do not contain any anti-dilution provisions and may be exercised only for full shares of Common Stock. The Warrant Exercise Price and the number of shares of Common Stock that the Company must issue upon exercise of the Certificated Warrants shall not be subject to adjustment for any reason, including but not limited to, any combinations or subdivisions of Common Stock or any dividend, reclassification, reorganization, merger or spin off. We will not issue fractional shares of Common Stock or cash in lieu of fractional shares of Common Stock upon the exercise of any Warrant.

The Company will distribute 58,450 Certificated Warrants consisting of 29,225 $5 Warrants and 29,225 $10 Warrants to the California Certificate Shareholders to purchase up to an aggregate of 58,450 shares of our Common Stock and the Company will give the Release Notice to the California Nominee Shareholders. See Exhibits 4.1, 4.2, 4.3, 4.4 and 99.15.

Prior to the date hereof the Company has issued and distributed to its shareholders other than the California Certificate Shareholders 6,363,674 Warrants consisting of 3,181,837 $5 Warrants and 3,181,837 $10 Warrants. Subsequent to the issuance of the Certificated Warrants to the California Certificate Shareholders, the Company will then have a total of 6,422,124 Warrants issued and outstanding of which 3,211,062 will be $5 Warrants and 3,211,062 will be $10 Warrants.

Delivery of Warrants

As soon as practicable following the Effective Date and the receipt by us of the California Approval, we will deliver to you two Warrant Certificates representing the $5 Warrants and the $10 Warrants being distributed to you.

Reasons for the California Warrant Distribution

We are distributing the Certificated Warrants to the California Certificate Shareholders and giving the Release Notice to the California Nominee Shareholders because the California Record Shareholders were entitled to receive Warrants in the Warrant Distribution which we conducted in February and March of 2012 but we did not permit the California Record Shareholders to participate in the Rights Offering and Warrant Distribution because we had not received the California Approval at such time. The Warrants (including the Certificated Warrants) are part of our recapitalization plan. We have distributed, and are distributing Warrants to the Record Shareholders because we want to acknowledge our longstanding and loyal shareholders while at the same time continue to conserve our cash reserves. We believe raising capital through the possible exercise of the Warrants has the advantage of providing our stockholders the opportunity to participate in the Warrant exercise on a pro rata basis and, if all stockholders exercise their Warrants, avoid dilution of their ownership interest in the Company. It is not possible to predict if any Warrants will ever be exercised. We intend to use the net proceeds, if any, from the exercise of Warrants for general corporate purposes associated with scaling up the Company’s activities and number of employees as required to manage its business in Oman and elsewhere.

Redemption Date and Time

Upon thirty days prior written notice specifying the Redemption Date and the Warrants to be redeemed, the Company may redeem some or all of the unexercised Warrants at the Redemption Price. In the event of such a redemption by the Company, Warrant Holders may exercise their Warrants scheduled for redemption at any time prior to the Redemption Time. The Redemption Price shall be paid in cash by the Company to the relevant Warrant Holders as soon as practicable after the Redemption Date and such Warrants being redeemed shall not be deemed to be outstanding for any purpose whatsoever after the Redemption Date. The Redemption Date shall also be the date on which a Warrant Holder's right to exercise Warrants being redeemed shall terminate. In the event of a redemption of Warrants by the Company therefore, you may still exercise your Warrants being redeemed if you wish to do so, but you will be required to exercise such Warrants before the Redemption Time.

Any redemption of Warrants will be at the discretion of the Board of Directors. We intend to redeem the Warrants if the market price of our Common Stock is higher than the Warrant Exercise Price by an amount and for a duration that, in the opinion of the Board of Directors, would make such redemption in the best interests of the Company.

Warrant Expiration Date and Time

Unless redeemed earlier by the Company, the Warrants are valid and may be exercised at any time prior to the Warrant Expiration Time which is 5 p.m. Eastern Time in the United States on December 31, 2013.

If Warrants are redeemed before the Warrant Expiration Date by the Company, you may still exercise such Warrants scheduled for redemption at any time prior the relevant Redemption Time. If you do not exercise your Warrants scheduled for redemption prior to such Redemption Time, such Warrants will no longer be exercisable after the Redemption Time and any such Warrants which are not exercised before the relevant Redemption Time will be redeemed by the Company and the relevant Warrant Holders will be paid the Redemption Price of such Warrants as soon as practicable subsequent to the Redemption Date. We will not be required to issue Common Shares to you if the Warrant Agent receives your Warrant Certificate(s) representing Warrants scheduled for redemption, any required document or your Warrant Payment after the relevant Redemption Time of such Warrants.

If you do not exercise your Warrants which are not redeemed by the Company prior to the Warrant Expiration Time, such Warrants will no longer be exercisable after the Warrant Expiration Time and any such Warrants which are not exercised before the Warrant Expiration Time will expire void and worthless without any payment to the Warrant Holders thereof. We will not be required to issue Common Shares to you if the Warrant Agent receives your Warrant Certificate(s) representing Warrants which have not been previously redeemed, any required document or your Warrant Payment after the Warrant Expiration Time.

If you hold your Warrants in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the Warrants on your behalf in accordance with your instructions. Please note that your nominee may establish a deadline before the Warrant Expiration Date or the relevant Redemption Date, as the case may be.

Although the Board of Directors retains the authority to do so, we do not presently intend to extend the Warrant Expiration Date.

Method of Exercising Warrants

The exercise of Warrants is irrevocable and may not be cancelled or modified. The number of Common Shares you may purchase upon exercise of your Warrants is equal to the number of Warrants you hold. You may exercise some, all or none of your Warrants.

You may exercise your Warrants by delivering a properly completed and duly executed Warrant Certificate(s) and all other required documents, together with your Warrant Payment, to the Warrant Agent at the address given below under “Warrant Agent” before the earlier of the Warrant Expiration Time or the Redemption Time, as the case may be. If you deposit your Certificated Warrants into a brokerage account and they are then held in the name of a broker, dealer, custodian bank or other nominee on your behalf in electronic (non-certificated) form, you should follow the instructions of your broker, dealer, custodian bank or other nominee if you want to exercise your Warrants.

Payment Method

As described in the instructions accompanying the Warrant Certificates, Warrant Payments submitted by a Warrant Holder to the Warrant Agent must be made in U.S. currency, by one of the following three methods:

1)	by a cashier’s check drawn upon a U.S. bank payable to “Continental Stock Transfer & Trust Company”;
2)	by an uncertified check drawn upon a U.S. bank payable to “Continental Stock Transfer & Trust Company”;
delivered by mail, hand delivery or overnight courier to:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
Attn: Reorganization Department

For Confirmation or Information:
Telephone: (212) 509-4000, ext. 536

3)	by wire transfer of immediately available funds to the following account:
JPMorgan Chase
ABA # 021-000021
Continental Stock Transfer & Trust Company as agent for Omagine
Acct # 957-342764
FBO Omagine, Inc. Warrant Exercise

Any wire transfer should clearly indicate the identity of the Warrant Holder making the Warrant Payment by wire transfer.

Warrant Payments will be deemed to have been received upon (i) clearance of any cashier’s check or uncertified check, or (ii) receipt of collected funds in the account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Warrant Holders who wish to pay the Warrant Payment by means of an uncertified check are urged to make payment sufficiently in advance of the Warrant Expiration Date or relevant Redemption Date to ensure that such Warrant Payment is received and clears by such date.

If you hold your Warrants in the name of a broker, dealer, custodian bank or other nominee, separate payment instructions may apply. Please contact your nominee, if applicable, for further payment instructions.

You should read and strictly follow the instruction letter accompanying the Warrant Certificates. Do not send Warrant Certificates or Warrant Payments directly to us. We will not consider your Warrants to be exercised until the Warrant Agent has received delivery of a properly completed and duly executed Warrant Certificate(s), all other required documents and your Warrant Payment.

The method of delivery of Warrant Certificates, all other required documents and payment of the Warrant Payment to the Warrant Agent will be at the risk of the Warrant Holders. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Warrant Agent and clearance of your Warrant Payment before the earlier of (a) the Warrant Expiration Date, or (b) the relevant Redemption Date.

Incomplete or Incorrect Warrant Exercise Documents or Payment

If you fail to properly complete and duly sign the Warrant Certificate(s) and all other required documents, or otherwise fail to follow the procedures that apply to the exercise of your Warrants before the earlier of (a) the Warrant Expiration Time, or (b) the relevant Redemption Time, the Warrant Agent will reject the exercise of your Warrants or accept it only to the extent of the Warrant Payment received. Neither we nor our Warrant Agent accepts any responsibility to contact you concerning an incomplete or incorrect Warrant exercise document, nor are we under any obligation to correct any such document. We have the sole discretion to determine whether a Warrant exercise properly complies with the Warrant exercise procedures.

If you send a Warrant Payment that is insufficient to exercise the number of Warrants you requested to be exercised, or if the number of Warrants you are requesting to be exercised is not specified in the forms, the exercise of your Warrants will be given effect to the fullest extent possible based on the amount of the Warrant Payment received with such Warrant Payment being applied first against the exercise of any $5 Warrants you hold and the excess Warrant Payment, if any, being applied against the exercise of any $10 Warrants you hold Any unapplied excess Warrant Payment received by the Warrant Agent will be returned, without interest or penalty, as soon as practicable following the date of such exercise.

Conditions to the California Warrant Distribution

The two conditions precedent to the California Warrant Distribution are (i) the Registration Statement of which this Prospectus forms a part must be declared effective by the SEC, and (ii) the California Approval must be received by the Company.

Warrant Agent

The Warrant Agent for the issuance, transfer and exercise of the Warrants is Continental Stock Transfer & Trust Company If you want to exercise or transfer your Warrants, the Warrant Certificate(s) and all other required documents (including the Warrant Payment in the event of an exercise) must be delivered to the Warrant Agent by one of the methods described below:

By Mail, Hand or Overnight Courier, to:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
Attn: Reorganization Department

For Confirmation or Information:
Telephone: (212) 509-4000, ext. 536

If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Warrant Agent and clearance of your Warrant Payment before the earlier of either the relevant Redemption Date or the Warrant Expiration Date, as the case may be. You may also send your Warrant Payment by wire transfer. See “Payment Method” above for more information. Do not send or deliver these materials or payments to us.

You and, if applicable, your nominee are solely responsible for completing delivery to the Warrant Agent of your Warrant Certificate(s), all other required documents and your Warrant Payment. You should allow sufficient time for delivery of your materials and Warrant Payment to the Warrant Agent and clearance of your Warrant Payment before the Warrant Expiration Time or earlier Redemption Time. If subsequent to the Warrant Distribution you hold your Warrants through a broker, dealer, custodian bank or other nominee, your nominee may establish an earlier deadline before the Warrant Expiration Date or Redemption Date. If you deliver Warrant Certificates, any other required documents or Warrant Payments in a manner different than that described above, we may not honor the exercise of your Warrants.

No Fractional Warrants or Shares

We will not issue fractional Warrants or fractional Common Shares. Fractional Warrants resulting from the calculation of the number of Warrants to be distributed on an aggregate basis as to any California Certificate Shareholder were eliminated by rounding up to the nearest whole number of Warrants. All $5 Warrants are exercisable at $5.00 per Common Share and all $10 Warrants are exercisable at $10.00 per Common Share. Each Warrant is exercisable for one whole Common Share and may only be exercised for whole Common Shares.

Beneficial Owners

If you are or become a beneficial owner of Warrants by having your Warrants held in the name of a broker, custodian bank or other nominee and you wish to exercise your Warrants, you will need to have your nominee act for you. To indicate your decision with respect to your Warrants, you should follow the instructions of your nominee. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the relevant Redemption Date or Warrant Expiration Date, as the case may be.

No Recommendation to Warrant Holders

Our Board of Directors is not making a recommendation regarding any exercise of your Warrants. Warrant Holders who exercise Warrants risk investment loss on money invested. The market price, if any, of our Warrants may be volatile and such market price volatility may prevent you from being able to sell the Warrants when you want to or at prices you find attractive. The market price of our Common Shares may also be volatile and, accordingly, the Common Shares that you purchase by exercising your Warrants may trade at a price lower than the Warrant Exercise Price that you paid to exercise such Warrants and such market price volatility may prevent you from being able to sell the Common Shares when you want to or at prices you find attractive. You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms and Exercise Prices of the Warrants. Please see “Risk Factors” for a discussion of some of the risks involved in exercising Warrants and investing in our Common Shares.

Market for Common Shares

The Common Shares issuable upon exercise of the Warrants will be quoted on the OTCQB under the symbol “OMAG.”

Transferability of and Market for Warrants

The Warrants are transferable until the Warrant Expiration Date or earlier Redemption Date. There is presently no established public trading market for the Warrants being distributed to the California Certificate Shareholders. The Warrants are a new issue of securities and we anticipate that both the $5 Warrants and the $10 Warrants will be quoted and eligible to trade on the OTCQB under ticker symbols to be assigned to them after the Issue Date, from an as yet uncertain date after the Issue Date until 4:00 p.m., Eastern time, on the last trading day before the Warrant Expiration Date or their earlier Redemption Date. You may seek to sell or otherwise transfer your Warrants through normal investment channels. See “The Warrant Distribution - “Method of Transferring Warrants”. The Warrants however, do not have an established trading market. We cannot give you any assurance that the Warrants will be quoted and eligible to trade on the OTCQB or that a market for the Warrants will develop or if a market does develop, whether it will be sustainable during the time that the Warrants are valid or at what prices the Warrants will trade. Therefore, we cannot assure you that you will be able to sell any of your Warrants or as to the value you may receive in a sale. There can be no assurance that a market will ever develop for the Warrants. Even if a market for the Warrants does develop, the price of the Warrants may fluctuate and liquidity may be limited. If a market for the Warrants does not develop, then holders of the Warrants may be unable to resell the Warrants. Therefore, we cannot assure you that you will be able to sell any of your Warrants or as to the value you may receive in a sale.

Method of Transferring Warrants

You may transfer all or a portion of the Warrants distributed to you. Any portion of the Warrants evidenced by your Warrant Certificates representing whole and not any fractional Warrants may be transferred by delivering to the Warrant Agent a Warrant Certificate properly endorsed for transfer, with instructions to register that portion of the Warrants indicated in the name of the transferee and to issue a new Warrant Certificate to the transferee evidencing the transferred Warrants.

If you wish to transfer all or a portion of your Warrants, you should allow a sufficient amount of time prior to the relevant Redemption Date or the Warrant Expiration Date, as the case may be, for the transfer instructions to be received and processed by the Warrant Agent. Once processed by the Warrant Agent, the transferee receiving all or a portion of your Warrants will need sufficient time to exercise or sell the Warrants evidenced by the new Warrant Certificate(s) that it receives. You will also need adequate time to obtain a new Warrant Certificate representing your remaining Warrants, if any. The required time will depend upon the method by which delivery of the Warrant Certificate(s) is made and the number of transactions you instruct the Warrant Agent to effect. Please bear in mind that the Warrants are valid only for the time period beginning on the Issue Date and ending on the earlier of the relevant Redemption Date or the Warrant Expiration Date. Neither we nor the Warrant Agent shall have any liability to a transferee or you if Warrant Certificates or any other required documents or payments are not received in time for exercise, transfer or sale prior to the relevant Redemption Time or the Warrant Expiration Time.

A new Warrant Certificate will be issued to you if you transfer a portion of your Warrants. Your new Warrant Certificate representing your retained Warrants will be mailed to you unless you otherwise instruct the Warrant Agent.

Validity of Transfer or Exercise of Warrants

We will resolve all questions regarding the validity and form of the transfer or exercise of Warrants, including time of receipt. Our determination will be final and binding. Once made, transfer or exercise of Warrants and directions are irrevocable, and we will not accept any alternative, conditional or contingent transfer or exercise of Warrants or directions. We reserve the absolute right to reject any transfer or exercise of Warrants or directions not properly submitted or the acceptance of which would be unlawful. You must provide missing documents, payments or information, correct any inaccurate information and resolve any other discrepancies in connection with your transfer or exercise of any Warrants before such Warrants expire or are redeemed, unless we waive those defects in our sole discretion. Neither we nor the Subscription Agent are under any duty to notify you or your representative of defects in your proposed transfer or exercise of Warrants. A proposed transfer or exercise of Warrants will be considered accepted only when the Warrant Agent timely receives a properly completed and duly executed Warrant Certificate(s) and any other required documents and, in the case of an exercise, the Warrant Payment for the Common Shares purchased pursuant to the exercise of Warrants including final clearance of any uncertified check. Our interpretations of the terms and conditions of the Warrants will be final and binding.

No Revocation or Change

Once you submit the Warrant Certificate(s) or have instructed your nominee of your Warrant exercise or transfer request, you are not allowed to revoke or change the exercise or transfer of your Warrants or request a refund of monies paid. All exercises and transfers of Warrants are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your $5 Warrants unless you are certain that you wish to purchase Common Shares at the Warrant Exercise Price of $5 per share and you should not exercise your $10 Warrants unless you are certain that you wish to purchase Common Shares at the Warrant Exercise Price of $10 per share.

Shareholder Rights

You will have no rights as a holder of the Common Shares you purchase by exercising Warrants until such Common Shares are issued to you. Warrant Holders do not have any voting or other rights as a stockholder of our Company by virtue of being a Warrant Holder. As soon as practicable following the exercise of any Warrants, the Common Shares that you purchased by exercising such Warrants will be (a) delivered to you in certificate form if you hold your Warrants in certificate form at the time of such exercise, or (b) electronically delivered to your nominee if you hold your Warrants in electronic form at the time of such exercise.

Fees and Expenses

We will pay all fees charged by the Warrant Agent and all other expenses incurred by us in this Warrant Distribution and with respect to the transfer agent fees associated with the issuance and transfer of the Common Shares underlying the Warrants. You are responsible for paying any commissions, fees, taxes or other expenses incurred by you in connection with the exercise of your Warrants.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain United States federal income tax consequences to U.S. Holders (as defined below) resulting from the receipt, exercise and disposition of the Warrants acquired in the Warrant Distribution and the material tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of the ownership of shares of Common Stock received upon exercise of the Warrants.

You are a U.S. Holder if you are a beneficial owner of Warrants or shares of Common Stock and you are:

·	an individual citizen or resident of the United States;
·
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

·	an estate whose income is subject to United States federal income tax regardless of its source; or
·
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the U.S. Internal Revenue Code (“Code”), have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person.

You are a “Non-U.S. Holder” if you are a beneficial owner of Warrants or shares of Common Stock and are not a U.S. Holder and are not a partnership or other entity treated as a partnership for United States federal income tax purposes.

The following discussion is based upon the provisions of the Code, regulations promulgated by the Treasury Department thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion applies only to U.S. Holders who acquire the Warrants in the Warrant Distribution. Further, this discussion assumes that the Warrants or shares of Common Stock issued upon exercise of the Warrants will be held as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. Holder that may be subject to special tax rules, including, without limitation:

·	banks, insurance companies or other financial institutions;
·	regulated investment companies;
·	real estate investment trusts;
·	dealers in securities or commodities;
·	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;
·	tax-exempt organizations;
·	persons liable for alternative minimum tax;
·	persons that hold shares of Common Stock as part of a straddle or a hedging or conversion transaction; or
·	persons whose “functional currency” is not the United States dollar.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives the Warrants or holds shares of Common Stock received upon exercise of the Warrants, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the receipt and ownership of the Warrants or the ownership of shares of Common Stock received upon exercise of the Warrants.

This discussion addresses only certain aspects of United States federal income taxation. You should consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of the receipt and ownership of the Warrants acquired in the Warrant Distribution and the ownership of shares of Common Stock received upon exercise of the Warrants.

Taxation

Receipt of Warrants

Your receipt of Warrants in the Warrant Distribution should be treated as a nontaxable distribution for United States federal income tax purposes. The discussion below assumes that the receipt of Warrants will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Warrants

Your tax basis of the Warrants for United States federal income tax purposes will depend on the fair market value of the Warrants you receive and the fair market value of your existing shares of Common Stock on the date you receive the Warrants.

If the fair market value of the Warrants you receive is 15% or more of the fair market value of your existing shares of Common Stock on the date you receive the Warrants, then you must allocate the tax basis of your existing shares of Common Stock between the existing shares of Common Stock and the Warrants you receive in proportion to their respective fair market values determined on the date you receive the Warrants. If the fair market value of the Warrants you receive is less than 15% of the fair market value of your existing shares of Common Stock on the date you receive the Warrants, the Warrants will be allocated a zero tax basis, unless you elect to allocate the tax basis of your existing shares of Common Stock between the existing shares of Common Stock and the Warrants you receive in proportion to their respective fair market values determined on the date you receive the Warrants. If you choose to allocate the tax basis between your existing shares of Common Stock and the Warrants, you must make this election on a statement included with your United States federal income tax return for the taxable year in which you receive the Warrants. Such an election is irrevocable. The fair market value of the Warrants on the date the Warrants are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Warrants on that date. In determining the fair market value of the Warrants, you should consider all relevant facts and circumstances, including any difference between the Warrant Exercise Prices and the trading price of our Common Stock on the date that the Warrants are distributed, the length of the period during which the Warrants may be exercised and the fact that the Warrants are transferable.

Your holding period of the Warrants will include your holding period of the shares of Common Stock with respect to which the Warrants were distributed.

Exercise of Warrants

You generally will not recognize gain or loss upon exercise of Warrants. The tax basis of the shares of Common Stock you receive upon exercise of the Warrants generally will equal the sum of (i) the Warrant Exercise and (ii) the tax basis, if any, of the Warrants as determined above. Your holding period of the shares of Common Stock you receive upon exercise of the Warrants will begin on the date the Warrants are exercised.

Expiration of Warrants

If you do not exercise the Warrants, you should not recognize a capital loss for United States federal income tax purposes and any portion of the tax basis of your existing shares of Common Stock previously allocated to the Warrants not exercised will be re-allocated to the existing shares.

Sale of Warrants

Upon a sale or other disposition of a Warrant, you will generally recognize a capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your Warrant (if any). Capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The deductibility of capital losses is subject to limitations.

Ownership of Common Stock

U.S. Holders

Dividends

In general, distributions with respect to Common Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in Common Stock and thereafter as capital gain from the sale or exchange of such Common Stock. Dividends received by a corporate U.S. Holder may qualify for a dividends-received deduction and dividends received by non-corporate U.S. Holders, including individuals, may qualify for preferential rates of taxation; however, in each case, a certain holding period and other limitations apply.

Gain on Disposition of Common Stock

Upon the sale or other disposition of Common Stock, you will generally recognize capital gain or loss for United States federal income tax purposes equal to the difference between the value of the amount that you realize and your tax basis in Common Stock. Capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Dividends

Except as described below, if you are a Non-U.S. Holder of Common Stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payers will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payer:

·
a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

·
in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payers generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payer a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

·	you are a non-United States person, and
·	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate Non-U.S. Holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a Non-U.S. Holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of Common Stock unless:

·
the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

·	you are an individual, you hold the Common Stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or
·
we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the Common Stock and you are not eligible for any treaty exemption.

If you are a corporate non-U.S. Holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under recently enacted legislation, a 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States account holders. Such payments would include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends.

Federal Estate Taxes

Common Stock held by a Non-U.S. Holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a Non-U.S. Holder, we and other payers are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

·	dividend payments and
·
the payment of the proceeds from the sale of Common Stock effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

·	the payer or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payer or broker:
·	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or
·	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or
·	you otherwise establish an exemption.

Payment of the proceeds from the sale of Common Stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Common Stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

·	the proceeds are transferred to an account maintained by you in the United States,
·	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or
·	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of Common Stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

·	a United States person,
·	a controlled foreign corporation for United States tax purposes,
·	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
·	a foreign partnership, if at any time during its tax year:
·	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or
·
such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

LEGAL MATTERS

The validity of our Warrants and Common Stock offered hereby will be passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Our consolidated financial statements at December 31, 2011 and for the two years then ended appearing in this Prospectus have been audited by Michael T. Studer, CPA P.C., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this Prospectus and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

DESCRIPTION OF BUSINESS

Omagine, Inc. is a holding company which was incorporated in Delaware in October 2004. The Company conducts substantially all of its operations through its sixty percent (60%) owned subsidiary Omagine LLC and its wholly-owned subsidiary JOL. In November 2009, Omagine, Inc. and JOL formed Omagine LLC, an Omani limited liability company in Oman.  Omagine LLC is engaged in the business of real estate development in Oman.

In May 2011, Omagine LLC sold newly issued shares of its capital stock to Omagine Inc. and three investors thereby reducing the Omagine, Inc. ownership of Omagine LLC from 100% to 60%.

The Company plans to continue its focus on real-estate development, entertainment and hospitality ventures and on developing, building, owning and operating tourism and residential real-estate development projects, primarily in the Middle East and North Africa.

Products, Services, Marketing and Distribution
The Omagine Project

The Company has proposed to the Government of Oman (the “Government”) the development of a tourism and real estate project (the "Omagine Project") to be developed by Omagine LLC in Oman. Omagine LLC was formed in Oman for the purpose of designing, developing, owning and operating the Omagine Project.

We anticipate that the Omagine Project will be developed on one million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman just west of the capital city of Muscat and approximately six miles from Muscat International Airport (the "Omagine Site"). It is planned to be an integration of cultural, heritage, educational, entertainment and residential components, including: a "high culture" theme park containing seven pearl shaped buildings, each approximately 60 feet in diameter, associated exhibition buildings, a boardwalk, an open air amphitheater and stage; open space green areas; a canal and enclosed harbor and marina area; retail shops and restaurants, entertainment venues, boat slips and docking facilities; a five-star resort hotel, a four-star resort hotel and possibly an additional three or four-star hotel; shopping and retail establishments integrated with the hotels; commercial office buildings; and more than two thousand residences to be developed for sale.

Significant commercial, retail, entertainment and hospitality elements are included in the Omagine Project which is expected to take more than 5 years to complete. The Company plans, over time, to also be in the property management, hospitality and entertainment businesses.

Non-Omani persons (such as expatriates living and working in Oman) are not permitted by Omani law to purchase land or residences in Oman outside of an Integrated Tourism Complex (“ITC”). Pursuant to the Development Agreement as presently agreed, the Government will issue a license to Omagine LLC designating the Omagine Project as an ITC and as such, Omagine LLC will be permitted to sell the freehold title to land and properties which are developed on the Omagine Site to any person, including any non-Omani person.

The Development Agreement :

The contract between the Government and Omagine LLC which will govern the design, development, construction, management and ownership of the Omagine Project and the Government’s and Omagine LLC’s rights and obligations with respect to the Omagine Project, is the “Development Agreement” (the “DA”). The Development Agreement has been approved by all the required Ministries of the Government of Oman.

The Omagine Project and the Omagine DA have received multiple Government approvals over the past several years including at least three (3) written approvals of the project from the Government. In July 2011, after many drafts and several years of negotiations, the Omagine Development Agreement was agreed by Omagine LLC and all required ministries of the Government (the “Final DA”). In September 2011, as requested by the Ministry of Tourism (“MOT”), Omagine LLC registered its new shareholders (see “Shareholder Agreement” below) with the Ministry of Commerce & Industry and, to the best knowledge and belief of the Company and its attorneys, no further barrier to signing the Final DA now exists.

A new Minister of Tourism, His Excellency Ahmed Al-Mahrizi, was appointed on March 1, 2012.

In mid-May Omagine LLC received a letter from His Excellency Ahmed Al-Mahrizi (the “Minister’s Letter”) requesting Omagine LLC to provide certain information to MOT. The Minister’s Letter, which requested documentation on four items, is attached hereto as Exhibit 99.15.

Representatives of the shareholders of Omagine LLC (the Company, Royal Court Affairs, and Consolidated Contractors) met for several hours on July 1, 2012 with His Excellency Ahmed Al-Mahrizi and a lawyer for MOT.

Having been recently appointed in March 2012, the Minister, reasonably enough, was not completely familiar with the concept and scope of the Omagine Project and requested that we update him on the project. The Omagine LLC shareholders described the project in detail and showed His Excellency a video presentation of the project, several drawings, sketches, architectural renderings, site plans and the overall conceptual master plan. A detailed discussion of the genesis and background of the project including the history of our prior negotiations with the MOT then ensued. The Minister was quite pleased with the description and discussion as he was unaware of many of the details until our meeting.

We then presented to His Excellency our written response to the Minister’s Letter along with attachments containing the requested information – including, among other things, six “comfort letters” in support of the Omagine Project from some of the largest banks in the MENA Region – including three banks in Oman. A detailed, open, frank and friendly discussion was then held regarding the Minister’s Letter, our response thereto and the Development Agreement. The Minister was especially pleased to learn that certain matters about which he had concerns as well as all of the matters detailed in the Minister’s Letter were already covered and agreed in the Final DA.

The MOT lawyer in attendance mentioned that we (Omagine) had not yet responded to a list of Ministry of Legal Affairs (“MOLA”) comments sent to us by MOT in early 2011. This was incorrect since, as previously disclosed, we had delivered our response to such MOLA comments by Federal Express to MOT on March 14, 2011. We explained to the Minister and the MOT lawyer that our response to such MOLA comments was indeed delivered to MOT and that such MOLA comments and our responses thereto were subsequently approved by MOT and incorporated into the agreed DA. The Minister was pleased to learn this and asked that we send a copy of our response to the MOLA comments along with a copy of the agreed DA to Her Excellency Maitha Al Mahrouqi, the Under-Secretary of Tourism, to whom he has specifically assigned responsibility for the Omagine Project.

The meeting concluded with the Minister confirming that he is in agreement with and enthusiastic about the development of the Omagine Project. He also stated that he was entirely satisfied with our project presentation, that he agreed it will be a wonderful project for Oman, that he was completely satisfied with our response to his May 9th Minister’s Letter and that he is agreeable to sign the DA as soon as possible.

His Excellency Al Mehrzi stated: "Her Excellency Maitha is on leave for the next few weeks but on her return, please get the paperwork organized with her and I am ready to sign the DA during Ramadan".

All of the Omagine attendees at the meeting unanimously agreed that the meeting results were excellent and all agreed that His Excellency Ahmad Al Mehrzi is very clearly a talented, intelligent, direct, and very personable man who wants to get things done.

In a prior communication during June, Her Excellency Maitha Al Mahrouqi indicated to us that she would return to work on July 26, 2012. A copy of our March 14, 2011 response to the MOLA comments was sent to Her Excellency Maitha’s office on July 7, 2012 along with a request for a meeting to discuss the Final DA. We expect to hear from Her Excellency during August 2012 regarding the date for such meeting.

The Holy Month of Ramadan extends from approximately July 20 to August 20 and is immediately followed by the EID holiday celebration (which in Oman is expected to extend through August 31). Her Excellency Maitha returns on July 26. It is management’s expectation that while we may sign the DA in August, given the occurrence of Ramadan and the EID holiday, the DA signing could be postponed into September or even October 2012. Management is optimistic that the Government will soon memorialize its agreement to the Final DA in a signed written document.

Notwithstanding the foregoing however, we nevertheless caution investors that we are unable at this time to give any assurances whatsoever that the DA will actually be concluded or signed by the parties until the parties actually sign the DA. Indeed, past experience indicates that caution should be exercised in making any such assumptions until the DA is actually signed by the parties.

The Shareholder Agreement :

In May 2011, Omagine, Inc., JOL and three (3) investors (the “New Shareholders”) signed a shareholders’ agreement dated as of April 20, 2011 with respect to Omagine LLC (the “Shareholder Agreement”). The Shareholder Agreement is Exhibit 10.4 hereto.

Prior to the signing of the Shareholder Agreement Omagine LLC was wholly owned by Omagine, Inc. and JOL. Pursuant to the provisions of the Shareholder Agreement, Omagine, Inc. reduced its 100% ownership of Omagine LLC to sixty percent (60%) and Omagine LLC sold newly issued shares of its capital stock to the New Shareholders and to Omagine, Inc. for a cash investment amount of approximately $70.1 million (the “Cash Investment”) plus an as yet undetermined non-cash “payment-in-kind” amount representing the value of the land constituting the Omagine Site. Pursuant to the terms of the Shareholder Agreement, the Cash Investment will be invested in three stages.

1.	As of the date hereof the initial portion of the Cash Investment equal to approximately $390,000 has been received by Omagine LLC from the New Shareholders and Omagine, Inc.

2.
Subsequent to the signing of the DA but prior to the Financing Agreement Date (as hereinafter defined), an additional portion of the Cash Investment equal to approximately $546,000 (the “OMAG Final Equity Investment”) will be received by Omagine LLC from Omagine, Inc.

3.	On or immediately subsequent to the Financing Agreement Date, the final portion of the Cash Investment equal to approximately $69,233,125 will be received by Omagine LLC from the New Shareholders.

The value of the non-cash “payment-in-kind” investment by RCA will be added to Omagine LLC’s capital after such value is determined subsequent to the signing of the Development Agreement.

The Office of Royal Court Affairs ("RCA"), is an Omani organization representing the personal interests of His Majesty, Sultan Qaboos bin Said, the ruler of Oman. Consolidated Contractors International Company, SAL, (“CCIC”) is a 60 year old Lebanese multi-national company headquartered in Athens, Greece. CCIC has approximately five and one-half (5.5) billion dollars in annual revenue and one hundred twenty thousand (120,000) employees worldwide. It has operating subsidiaries in, among other places, every country in the MENA Region. Consolidated Contracting Company S.A. (“CCC-Panama”) is a subsidiary of CCIC and is its investment arm. Consolidated Contractors (Oman) Company LLC, (“CCC-Oman”) is an Omani construction company with approximately 13,000 employees in Oman and is CCIC’s operating subsidiary in Oman.

The New Shareholders are (i) RCA, (ii) CCC-Panama and (iii) CCC-Oman. The parties to the Shareholder Agreement are Omagine, Inc., JOL and the New Shareholders.

The Shareholder Agreement defines the “Pre-Development Expense Amount” as the total amount of Omagine Project related expenses incurred by Omagine, Inc. and JOL prior to the signing of the DA. Such Pre-Development Expense Amount expenses were heretofore incurred by Omagine, Inc. and JOL and continue to be incurred by Omagine, Inc. with respect to the planning, concept design, re-design, engineering, financing, capital raising costs and promotion of the Omagine Project and the negotiation and conclusion of the Development Agreement with the Government.

The Shareholder Agreement (i) estimates that, as of the date of the Shareholder Agreement, the Pre-Development Expense Amount was approximately nine (9) million U.S. dollars, and (ii) defines the Success Fee as being equal to ten (10) million dollars.

As provided for in the Shareholder Agreement, Omagine, Inc. will receive payment in full from Omagine LLC of:

(i)	the Pre-Development Expense Amount and,
(ii)	the $10 million Success Fee.
The Shareholder Agreement defines the “Financing Agreement Date” as the day upon which Omagine LLC and an investment fund, lender or other person first execute and deliver a legally binding agreement pursuant to which such investment fund, lender or other person agrees to provide debt financing for the first phase or for any or all phases of the Omagine Project. The Shareholder Agreement also defines the date subsequent to the Financing Agreement Date when Omagine LLC draws down the first amount of debt financing as the “Draw Date”.

The ten (10) million dollar Success Fee will be paid to Omagine, Inc. in five annual two (2) million dollar installments beginning on or within ten (10) days after the Draw Date.

Fifty percent (50%) of the Pre-Development Expense Amount will be paid to Omagine, Inc. on or within ten (10) days after the Draw Date and the remaining fifty percent (50%) will be paid to Omagine, Inc. in five equal annual installments beginning on the first anniversary of the Draw Date.

Pursuant to the Shareholder Agreement:

1.
CCIC’s two subsidiaries will invest an aggregate of 19,010,000 Omani Rials in cash (equivalent to approximately $49,426,000) into Omagine LLC. CCC-Panama will invest 12,673,333 Omani Rials (equivalent to approximately $32,950,666) and CCC-Oman will invest 6,336,667 Omani Rials in cash (equivalent to approximately $16,475,334), as follows:

(i)
As of the date hereof, CCC-Panama has invested 15,000 Omani Rials (equivalent to approximately $39,000) into Omagine LLC and CCC-Panama will invest an additional 12,658,333 Omani Rials (equivalent to approximately $32,911,666) on the Financing Agreement Date.

(ii)
As of the date hereof, CCC-Oman has invested 7,500 Omani Rials (equivalent to approximately $19,500) into Omagine LLC and CCC-Oman will invest an additional 6,329,167 Omani Rials (equivalent to approximately $16,455,834) on the Financing Agreement Date.

(iii)
The CCC-Panama and CCC-Oman initial combined cash investments of 22,500 Omani Rials (equivalent to approximately $58,500) have been received by Omagine LLC as of the date hereof and payment of the CCC-Panama and CCC-Oman combined cash investment balance of approximately $49,367,500 is contingent upon (i) the signing of a contract between Omagine LLC and CCC-Oman appointing CCC-Oman as the general contractor for the Omagine Project, and (ii) the occurrence of the Financing Agreement Date.

	(iv)	The result of the foregoing is that CCC-Panama presently owns ten percent (10%) of Omagine LLC and CCC-Oman presently owns five percent (5%) of Omagine LLC.

2.
RCA will invest an aggregate of 7,678,125 Omani Rials in cash (equivalent to approximately $19,963,125) plus RCA will also invest the value of the payment-in-kind (the “PIK”) into Omagine LLC as follows:

(i)
As of the date hereof, RCA has invested 37,500 Omani Rials (equivalent to approximately $97,500) into Omagine LLC and RCA will invest an additional 7,640,625 Omani Rials (equivalent to approximately $19,865,625) on the Financing Agreement Date.

(ii)
Concurrent with Omagine LLC acquiring its rights over the Omagine Site pursuant to the terms of the Development Agreement, the PIK will be valued and such value will be booked as an additional capital investment by RCA into Omagine LLC.

(iii)
RCA’s initial cash investment of 37,500 Omani Rials (equivalent to approximately $97,500) has been received by Omagine LLC as of the date hereof and payment of the RCA cash investment balance of 7,640,625 Omani Rials (equivalent to approximately $19,865,625) is contingent only upon the occurrence of the Financing Agreement Date.

	(iv)	The result of the foregoing is that RCA presently owns twenty-five percent (25%) of Omagine LLC.

3.	Omagine, Inc. will invest an aggregate of 300,000 Omani Rials in cash (equivalent to approximately $780,000) into Omagine LLC as follows:
	(i)	As of the date hereof Omagine, Inc. has invested 90,000 Omani Rials (equivalent to approximately $234,000) into Omagine LLC.
(ii)
Omagine Inc. will invest the OMAG Final Equity Investment of 210,000 Omani Rials (equivalent to approximately $546,000) into Omagine LLC after the DA is signed but before the Financing Agreement Date. Investment of the OMAG Final Equity Investment by Omagine, Inc. is not contingent upon the occurrence of the Financing Agreement Date.

	(iii)	The result of the foregoing is that Omagine, Inc. presently owns sixty percent (60%) of Omagine LLC.
The percentage ownership of Omagine LLC by each of its shareholders presently is:

Omagine, Inc.	60%
RCA	25%
CCC-Panama	10%
CCC-Oman	5%

Management presently intends to pursue the sale of a percentage of Omagine LLC’s equity to one or more investors as soon as reasonably possible subsequent to the signing of the DA and management presently believes it can maintain Omagine, Inc.’s majority control of Omagine LLC while successfully selling such Omagine LLC equity to new investors. Although present market conditions remain somewhat unsettled, management remains optimistic that subsequent to the signing of the DA, Omagine LLC will be able to sell a percentage of its equity to one or more investors for an amount in excess of the average cash investment amount paid by the New Shareholders.

As specified above, pursuant to the provisions of the Shareholder Agreement, the total amount of the Cash Investment into Omagine LLC by Omagine, Inc. and the New Shareholders will be 26,988,125 Omani Rials (equivalent to approximately $70,169,125) and although Omagine, Inc. and the New Shareholders will invest an aggregate of $936,000 of that $70,169,125 before the Financing Agreement Date, 98.7% of such $70,169,125 equal to $69,233,125 (the “Deferred Cash Investment”) will not be invested by the New Shareholders or received by Omagine LLC until the Financing Agreement Date.

The Financing Agreement Date is presently projected by management to occur within twelve months after the signing of the DA. If however the financial resources are available to Omagine, Inc., then Omagine, Inc. and Omagine LLC may at their option, choose to trigger the Financing Agreement Date earlier (and thereby trigger the $69,233,125 Deferred Cash Investment into Omagine LLC) by having Omagine, Inc. make a secured loan to Omagine LLC to finance the first phase of the development of the Omagine Project. The first phase of the development of the Omagine Project is expected to constitute primarily initial design work and its scope and budgeted cost will be decided upon by Omagine LLC shortly after the DA is signed. Pursuant to the provisions of the Shareholder Agreement, the date on which such a loan from Omagine, Inc. to Omagine LLC is made, if it is made, would constitute a Financing Agreement Date and would therefore trigger the injection into Omagine LLC of the $69,233,125 Deferred Cash Investment.

While it will have the financial capacity to undertake certain limited initial planning and design activities immediately after the DA is signed, if Omagine LLC wishes to immediately begin more extensive design and development activities it will have to accelerate the timing of the first Financing Agreement Date or sell additional equity or raise additional alternative financing (or a combination of some or all of the foregoing). Otherwise Omagine LLC will have to wait until the first Financing Agreement Date occurs and the debt financing and Deferred Cash Investment are received in order to perform such extensive design and development activities.

The Shareholder Agreement also memorializes the PIK capital contribution being made into Omagine LLC by RCA. The PIK represents a portion of RCA’s payment to Omagine LLC for its 25% ownership of Omagine LLC. The value of the PIK will equal the value to Omagine LLC that is ultimately assigned to the provision to Omagine LLC of the approximately 245 acres of beachfront land constituting the Omagine Site which His Majesty the Sultan owned and transferred to the MOT for the specific purpose of having Omagine LLC develop it into the Omagine Project. After the DA is signed, the value of the PIK will be determined by a professional valuation expert in accordance with Omani law and with the concurrence of Omagine LLC’s independent auditor, Deloitte & Touche, (M.E.) & Co. LLC.

Subsequent to the above Cash Investment into Omagine LLC being made by the New Shareholders and Omagine, Inc., the capital of Omagine LLC after the Financing Agreement Date will be 26,988,125 Omani Rials (equivalent to approximately $70,169,125). The capital of Omagine LLC will likely be increased further at a later date if and when the non-cash valuation of the PIK is recorded as a capital investment into Omagine LLC.

The excellent location of the Omagine Site is universally recognized by local market participants and the significance to the Company of the provision of the Omagine Site to Omagine LLC is enormous. Irrespective of its future PIK valuation as an Omagine LLC capital investment (which valuation management expects to be substantial), the provision of the Omagine Site to Omagine LLC via the DA will be a primary driver of future Company revenue. The benefits accruing to the Company from the Omagine Site will be significant.

Management believes that the PIK and the $70 million Cash Investment are the most important parts of Omagine LLC’s capital structure and that they were the most difficult to arrange since they are the highest risk portion of such equity capital structure. As of the date hereof, both the PIK and the Cash Investment are memorialized in the legally binding Shareholder Agreement.

All of the aforementioned investment amounts, ownership percentages and other terms and conditions of the Shareholder Agreement were negotiated by Omagine, Inc. management on behalf of Omagine LLC in arms-length transactions between Omagine LLC and the New Shareholders. Other than their present ownership positions in Omagine LLC, none of the New Shareholders are affiliates of the Company.

Among other things, the Shareholder Agreement also specifies the corporate governance and management policies of Omagine LLC and it provides for the Omagine LLC shares presently owned by JOL to be transferred to Omagine, Inc. subsequent to the signing of the DA. The foregoing summary of the terms of the Shareholder Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Shareholder Agreement. The Shareholder Agreement is Exhibit 10.4 hereto.

In December 2007 the Company signed a one year agreement (the "Bank Muscat MOU") with Bank Muscat SAOG ("BankMuscat" or the "Bank"). BankMuscat is the largest financial institution in Oman and is 30% owned by RCA. The Bank Muscat MOU memorialized the agreement between the Company and the Bank regarding, among other things, the Company appointing the Bank as its financial advisor immediately subsequent to the signing of the Development Agreement. The Bank Muscat MOU also contemplated that the Bank would negotiate with financial institutions and potential investors on behalf of Omagine LLC and act as placement agent for Omagine LLC’s future debt and capital requirements. The Oman Integrated Tourism Projects Fund (the “Fund”) is an investment fund managed by BankMuscat. The Bank Muscat MOU also memorialized the Fund’s proposed investment of up to twenty-five percent of the capital of Omagine LLC after the DA was signed. As of the date hereof the DA has not yet been signed and the Bank Muscat MOU has expired.

The Company, the Fund, BankMuscat and Omagine LLC have held many discussions and meetings since 2007 and in August 2010 BankMuscat informed the Company that since the Fund’s authority to make investments would expire in November 2010, the Fund therefore required a guaranteed earlier exit date for its proposed equity investment. The other proposed Omagine LLC shareholders (Omagine, Inc., RCA and CCC) would not be guaranteed any such early exit date and the Company and the Fund never came to terms on this matter. In October 2010 the Fund informed us that it did not wish to be an equity investor in Omagine LLC but that it did wish to provide subordinate debt financing (“Mezzanine Financing”) to Omagine LLC after the DA was signed and subject to its usual due diligence at such time.

It is management’s understanding that the Fund’s authority to make investments was extended in November 2010 for an additional year until November 2011. As of November 2011 the DA had still not been signed and management is of the belief that, in view of the inordinate delays encountered in getting the DA signed, it is now unlikely that the Fund will be either an investor or a source of such Mezzanine Financing. Subsequent to the signing of the DA, it is our present intention to have Omagine LLC hire Bank Muscat as a non-exclusive financial advisor to provide Omagine LLC with financial advisory services with respect to its project financing requirements, including any requirements Omagine LLC may have for further equity investments and/or Mezzanine Financing.

Subject to the approval of its shareholders and to negotiating and agreeing to a contract, Omagine LLC presently intends to hire Michael Baker Corp. ("Baker") as its Program Manager and Project Manager. Baker is a publicly traded U.S. firm (AMEX: BKR) in the business of providing program management, engineering, design and construction management services to a wide variety of clients including the U.S. Department of Defense and many state governments and commercial clients. The Company has employed Baker through the feasibility and engineering study phases of the Omagine Project and presently anticipates that Omagine LLC will execute an agreement with Baker soon after the signing of the Development Agreement. Several Baker representatives and senior executives have made several trips to Oman to visit with management, examine the Omagine Site and plan for Baker’s future involvement with Omagine LLC. The President and CEO of Baker met with the Company’s president in Oman and indicated that Baker would open an office in Oman if it was awarded a contract for the Omagine Project. Baker is headquartered in Pittsburgh, PA, with offices throughout the U.S. and in Abu Dhabi in the United Arab Emirates and is experienced in all aspects of design, program management and construction management for large scale construction and development projects of the magnitude of the Omagine Project. Baker has significant program management and construction management contracts with the United States military worldwide - including in the MENA Region.

The interpretive design, entertainment content, and visitor experience design candidates to be hired by Omagine LLC have been narrowed to a short list of professional companies. It is presently anticipated that subsequent to the signing of the DA, one or more of such companies ("Content Developers") will be engaged by Omagine LLC to transform the Company’s high level strategic vision for the content of the Pearl structures and surrounding areas into physical places offering emotional, intellectual and physical interactions. Each of the prospective Content Developers has serviced a diverse client base, including theme parks, museums, zoos, aquariums and other such complex entertainment centers around the world, including in the MENA Region, and each continues to regularly produce world class attractions globally of the size and scope of the Omagine Project.

In order to move into the actual design and development stage of the Omagine Project, Omagine LLC and the Government must first memorialize their agreement to the Final DA in a signed written document. Based on our past experience, it is not possible at this time to predict a precise DA signing date. All of management’s past estimates regarding the timing of the signing of the DA have been incorrect but management’s recent meeting on July 1, 2012 with the Minister of Tourism, His Excellency Al-Mahrizi, gives us a sense of confidence that the DA will be signed sometime between August and October of 2012. Notwithstanding the foregoing, and in view of the long and continuing history of delays by the Government, no assurance can be given at this time that the long since agreed to Final DA will be signed soon, or at all.

The financial results of Omagine LLC are included in the consolidated financial results of the Company in accordance with accounting principles generally accepted in the United States. The Company experienced a moderate increase in capital in the third quarter of 2011 as a result of the initial cash capital contributions of the New Shareholders to Omagine LLC. If and when the Financing Agreement Date occurs, the Company will experience another more substantial increase in capital of approximately $42 million which is 60% of the approximately $70 million of cash capital investments which will be recorded at such time as capital on Omagine LLC’s financial statements and reflected in the Company’s consolidated financial statements. At or about that same time the Company may experience an additional substantial, but as yet undetermined, increase in its capital, which increase will be equal to 60% of the valuation of the PIK, provided that the value of the PIK is recorded as capital on Omagine LLC’s financial statements.

The capital of Omagine LLC, proceeds from the sales, if any, by Omagine LLC of additional equity stakes, bank borrowings, Mezzanine Financing, if any, and the proceeds from sales of its residential and commercial properties, are expected to be utilized by Omagine LLC to develop the Omagine Project. Omagine LLC's ongoing financial results will be included in the consolidated financial statements of the Company as appropriate for as long as Omagine, Inc. remains a shareholder of Omagine LLC.

As presently contemplated, BankMuscat (which is 30% owned by RCA and is Oman's largest financial institution) will, along with other financial institutions, be engaged by Omagine LLC as a non-exclusive financial advisor to assist Omagine LLC in arranging the necessary construction financing for the Omagine Project ("Construction Financing") and other financing for Omagine LLC as may be required. We have had extensive discussions with a number of financial institutions with respect to such Construction Financing and we are presently in receipt of six “bank comfort letters” in support of the Omagine Project from some of the largest banks in the MENA Region – including three banks in Oman. These discussions however cannot be advanced further or concluded until the agreed DA is actually signed by the parties. Banks and financial institutions insist, reasonably enough, on having a signed contract document in place before moving further along or concluding these Construction Financing discussions. Management is cautiously optimistic with respect to Omagine LLC’s prospects for arranging the Construction Financing for the Omagine Project but recognizes that given present economic and market conditions, it is not a trivial task and will be challenging. The Final DA, which is presently agreed and approved (but not yet signed), recognizes and addresses this issue when it states, in relevant part:

“The Government recognises that the Project Company intends to raise limited recourse financing in relation to the Project and that Lenders may expect to be afforded certain rights in relation to it. Accordingly, the Project Company will by or before the completion of twelve (12) months from the Execution Date enter into a written term sheet with the Lenders for the financing of the first phase, any other phase or all of the Project (a “Term Sheet”). If the Project Company has not delivered a copy of such Term Sheet to the Government by or before the expiry of the twelve (12) month period referred to above, this Development Agreement then shall have no further effect.”

While the worldwide bank liquidity issues resulting from the 2008-2009 financial crisis have eased, the European sovereign debt crisis has come into full view and the project financing environment in Oman and the MENA Region remains more cautious and challenging than before these crises. Management is in contact on a regular basis with MENA Region banks and international financial institutions regarding the financing of the Omagine Project and remains cautiously optimistic that it will be able to arrange the necessary project financing for the Omagine Project. Management believes that there is currently a high degree of liquidity and a strong appetite among regional banks and financial institutions in the MENA Region for lending to, and investing in, sound projects. The banks and other financial institutions with which we have discussed the Omagine Project have been uniformly impressed with the strength and high caliber of our partners in Omagine LLC. Notwithstanding the foregoing, we continue to be of the opinion that the project finance market in Oman remains in the recovery phase due to the slowdowns and price decreases experienced in the local residential and commercial real estate markets during the last few years. The market intelligence garnered by management indicates that local bankers and market participants believe that price stabilization and a recovery in both transaction volume and pricing is now occurring. Should this recovery in fact be occurring, Omagine LLC should be well positioned to benefit from such a recovery since, from a timing perspective, Omagine LLC’s plans contemplate beginning a year or more of intensive design and planning activities once the DA is signed followed by the launch of residential and commercial sales at the Omagine Project. The Company presently expects that planned launch date for residential and commercial sales to occur in late 2013 or beyond. While management views most of the past delays by the Government as being adverse to the Company’s best interests, it recognizes that, at the present moment, the continued gradual recovery of the project finance and local real estate markets are positive indicators for the Company’s future prospects.

As the development program becomes more detailed and as the planning and design processes progress, the estimates of construction and development costs have and will become proportionately more accurate. The Company presently expects, based on the current assumptions underlying Omagine LLC’s updated development program that the development costs (including the costs for design, construction management, program management and construction) for the entire Omagine Project will be between $2.1 and $2.5 billion dollars. As noted below however, the costs of labor and materials as well as the selling prices and market absorption rates of new residential housing and commercial properties remain somewhat volatile and accurate projections for such future costs, selling prices or market absorption rates cannot be made at this time. The Company nevertheless presently expects, based on signing the DA in 2012 and on current assumptions and market activity, that although the selling prices of residential housing in Oman have fallen from their overheated 2007/2008 peaks, such residential prices during the Omagine Project’s planned multiple sales releases during 2013 and beyond will be at least equal to the prices that are presently budgeted in Omagine LLC’s financial model.

As noted herein, costs and selling prices remain somewhat volatile as the economy in Oman and the surrounding region recovers and improves, and undue reliance on present projections should be avoided. Management cautions that future events rarely develop exactly as forecast and the best estimates routinely require adjustment. Management fully expects that its revenue projections and cost estimates for the Omagine Project will require adjustment – possibly significant adjustment – as future events unfold.

Omagine LLC’s financial model is updated, modified and adjusted from time to time in order to capture what management believes are the then present market realities and projected trends. The financial model is organized to show best case, worst case and probable case scenarios. The most recently updated probable case scenario forecasts net positive cash flows for Omagine LLC of approximately $900 million dollars over the seven year period subsequent to the signing of the Development Agreement with a net present value of the Omagine Project of approximately $450 million dollars. Management believes this is a conservative forecast but cautions that it is an uncertain forecast that is based on 2011 data. Omagine LLC will update this model at regular intervals as material new facts and information emerge, as the development program and design process unfolds and as market conditions require. It is certain that as the project unfolds the various components of the financial model - and therefore the estimates of total cash flow and net present value - will change from time to time in line with market fluctuations.

The sale of residential and commercial properties are the main revenue drivers supporting Omagine LLC's financial projections. The increase over the last several years in the value of the land constituting the Omagine Site is expected to have a positive effect on revenue and on the valuation of the PIK.

Management cautions that investors should not place undue reliance on the aforementioned financial model projections or on estimates by market participants mentioned herein as all such projections, estimates and forecasts are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and no assurance can be given that the projections will be realized or that the estimates or forecasts will prove to be accurate. Potential investors are cautioned not to place undue reliance on any such forward-looking statement or forecast, which, unless otherwise noted to the contrary, speaks only as of the date hereof.

Although the Oman economy has not been as severely affected by the 2008-2009 worldwide financial crisis as nearby Dubai or other countries, it did experience negative effects, slowdowns and volatility in both prices and market absorption rates. Raw material and labor prices initially dropped dramatically and have now recovered somewhat and stabilized. Recent sales prices for housing in other integrated tourism projects in the Muscat area of Oman appear to have stabilized below their 2007/2008 peaks but above the 2006 levels, and the inventory of unsold housing in the secondary (re-sale) market has diminished which some market observers see as an important indicator of pent-up future demand. Significant new housing inventory, especially apartments, have recently come onto the local Muscat area market. The market absorption rates (number of market transactions) for new residential housing remains weak but has picked up in recent months and some market observers and real estate agents expect a continued gradual resurgence as existing pent-up demand is unleashed and buyers become less fearful. The ongoing sovereign debt crisis in Europe however only adds to buyers’ unease and the outcome of that crisis and its effect on buyers’ behavior is unknown at this time. Omagine LLC is not expected to begin offering residential and/or commercial units for sale until at least one year after the DA is signed.

The Government’s delays in signing the DA from Q1 2006 through Q2 2008 inflicted a very large opportunity cost on the Company (i.e. the value of the lost revenue combined with the time value of money). The opportunity cost during the period from Q2 2008 to Q3 2010 however was significantly less.

The opportunity cost to the Company caused by the Government’s continued delays in signing the DA from Q3 2010 to the present time is less than it was in the 2006/2008 period but it is still quite large; and it is growing.

Management is of the opinion therefore that some of the Q2 2008 to Q3 2010 delays we have experienced have in some instances worked to the benefit of the Company. Had we been successful in signing the DA during that period, it now seems in hindsight that we may have been negatively affected by the then ongoing worldwide financial crisis. The prospects for the Company and its shareholders were severely injured by the Q1 2006 through Q2 2008 delays by the Government and are continuing to be severely injured by the ongoing Government delays from Q3 2010 to the present time. It seems probable however that some of the 2008/2010 delays may have prevented the Company from having to operate in a more challenging real estate and project finance environment than would otherwise have been the case either before or after that 2008/2010 period.

In early 2011 His Majesty, the Sultan made changes in various ministries in the Government, including appointing a new Minister of Tourism to fill the vacancy caused by the passing in early 2011 after a long illness of the first Minister of Tourism. That second Minister of Tourism was replaced by a third Minister of Tourism two months later in May 2011 and that third Minister of Tourism was replaced by a fourth Minister of Tourism - the present Minister - in March 2012. Since the Final DA was approved by all parties in mid-2011, management is presently of the opinion that these multiple ministerial changes at the Ministry of Tourism undoubtedly had a delaying impact on the signing of the DA. After meeting with the new Minister of Tourism, His Excellency Al-Mahrizi on July 1, 2012, management is now hopeful that the DA will be signed in the second half of 2012.

Subsequent to the signing of the Development Agreement, the Omagine Site's value will be definitively determined by a qualified independent real-estate appraiser and such appraisal will be utilized to determine the value of the PIK and by Omagine LLC’s financial advisors in their discussions with banks and other financial institutions in order to arrange the Construction Financing. Omagine LLC's requirement for such financing is expected to be reduced by its ability to pre-sell residence and commercial units by entering into sales contracts with third party purchasers and receiving deposits and progress payments during the construction of such units. Trends in the local market subsequent to the recent financial crises mentioned above however have indicated a much reduced presence of speculative buyers and a reduced consumer appetite for pre-sales of residence units as many more buyers are now demanding a finished product before entering into sales contracts with developers.

The Final DA as presently contemplated and agreed (but not yet signed) allows for sales and pre-sales of any of the residential or commercial buildings that will be developed and built on the Omagine Site. The land within the Omagine Site underlying such residences or commercial properties may be sold to the buyer of such residences or commercial properties and the freehold title to such land and properties may be transferred to such buyers at the closing of such sales transactions. As mentioned above, the value of the land constituting the Omagine Site is expected to have a positive effect on Omagine LLC’s revenue. Pursuant to the Final DA, Omagine LLC will pay the Government 25 Omani Rials (approximately $65) per square meter for the land it sells to third parties. Such payment is only made to the Government by Omagine LLC after the closing of the sale of such land and the receipt of payment by Omagine LLC from such third parties. At the present time, the average selling price for land at the Omagine Site is conservatively estimated by local real estate agents to be at least 250 Omani Rials (approximately $650) per square meter.

Rights Offering and Warrant Distribution

The Company conducted the Rights Offering and Warrant Distribution between February 24, 2012 and March 30, 2012 for the sole benefit of its Record Shareholders. Pursuant to the terms of the Rights Offering and Warrant Distribution the California Record Shareholders were not permitted to participate in the Rights Offering and Warrant Distribution until the California Approval was received by the Company.

The Company withheld the issuance of the Certificated Warrants to the California Certificate Shareholders and the California Nominee Shareholders were instructed by DTC that the California Rights and Nominee Warrants which they received electronically through DTC were not exercisable until the California Approval was received by the Company. In the Rights Offering and Warrant Distribution, Record Shareholders other than the California Certificate Shareholders received 3,181,837 Rights and 6,363,674 Warrants. The Rights Offering and all unexercised Rights expired on March 30, 2012. As of the date hereof the California Approval has not yet been received by the Company.

A total of 1,014,032 Common Shares were subscribed for in the Rights Offering at a subscription price of $1.25 per Common Share. Total proceeds to the Company from the Rights Offering was $1,267,540 of which $731,639 was paid in cash and $535,901 was paid via the satisfaction of debt owed by the Company to Record Shareholders exercising such Rights. Of the 1,014,032 new shares issued pursuant to the Rights Offering, 585,311 of such shares were issued in exchange for the aforementioned $731,639 in cash and 428,721 of such shares were issued in exchange for the aforementioned satisfaction of $535,901 of Company debt constituting promissory notes for loans to the Company and accrued but unpaid salaries and expenses. Of the $535,901 of Company debt which was satisfied in the Rights Offering, $506,750 of such debt represented unpaid salaries, expenses and loans to the Company which were due and owing by the Company to officers and directors of the Company.

Of the  6,363,674 Warrants distributed, 3,181,837 of such Warrants are $5 Warrants and 3,181,837 of such Warrants are $10 Warrants. The Warrants expire on December 31, 2013 unless, upon a 30 day prior notice to the Warrant Holders, they are redeemed earlier by the Company.

The Rights, Warrants and Common Shares underlying the Rights and Warrants were registered in a registration statement filed by the Company on Form S-1 (Commission File No. 333-179040), which was declared effective by the Securities and Exchange Commission (“SEC”) on February 13, 2012 (the “Original Registration”). Subsequently the Company filed Post-Effective Amendment No. 2 to the Original Registration (declared effective by the SEC on May 7, 2012) and Post-Effective Amendment No. 3 to the Original Registration (declared effective by the SEC on June 12, 2012) to remove from registration the securities which were registered pursuant to the Original Registration but not sold or distributed to Record Shareholders. The registration pursuant to the Original Registration of 6,363,674 Warrants and 7,377,706 Common Shares remains effective. This Registration Statement is being filed with the SEC for the purpose of registering the 58,450 Certificated Warrants and the 58,450 Common Shares underlying the Certificated Warrants. Subject to this Registration Statement being declared effective by the SEC and further subject to the receipt by the Company of the California Approval, the Company will distribute the 58,450 Certificated Warrants to the California Certificate Shareholders and will give the Release Notice to the California Nominee Shareholders.

The Company continues the preparation for its anticipated future business activities in various ways including but not limited to: (i) recruiting various executive level personnel that will be required to ramp up organizationally for the Omagine Project, (ii) examining various methods of raising additional capital for Omagine LLC; (iii) negotiating the outlines of initial contracts with the major vendors, contractors, consultants, employees and financial institutions proposed to be involved in the Omagine Project, (iv) arranging the appropriate and required legal, accounting, tax and other professional services both in Oman and the U.S., (v) examining various tax structures, (vi) reviewing and complying (to the extent we are presently able) with the listing requirements of various stock exchanges so we may be prepared to apply for such listing(s) as soon as we are eligible, (vii) examining various other matters we believe will enhance shareholder value, and (viii) examining other potential Company revenue streams which are ancillary to, and derivative of, the Omagine Project.

The present nature of the Company's business is such that it is not expected to generate revenue until after the occurrence of an event - the signing of the Development Agreement for the Omagine Project - which, as of the date hereof, has not yet occurred. Moreover, revenue from real estate development associated with the Omagine Project is not expected to occur until subsequent to the Financing Agreement Date. Pursuant to the terms of the Shareholder Agreement, Omagine, Inc. will derive revenue on and subsequent to the Financing Agreement Date from (i) the payment to it by Omagine LLC of the $10 million Success Fee, and (ii) the reimbursement to it by Omagine LLC of the Pre-Development Expense Amount. The Company is presently planning to enter businesses other than real estate development - and ancillary to and derivative of the Omagine Project - subsequent to signing the Development Agreement and the Company presently expects to generate ongoing revenue streams from such businesses, but no projections of the amount of such revenue, if any, can be made at this time.

Several Omagine, Inc. shareholders had previously expressed their concern that the political tension and civil unrest in the MENA Region in 2011 and 2012, both external and internal to Oman, had a negative effect on the Omagine Project or had caused a delay in the closing process for the Omagine DA. Management was and is of the opinion that at least up until mid to late 2011 this had not been the case. During the period of Middle East headline news about the Arab Spring and unrest in the MENA Region, Omagine LLC was fully engaged in (i) revising, concluding and signing the Shareholder Agreement with the New Shareholders, and (ii) concluding the Final DA and the Registration. As noted above, the several ministerial changes at MOT as well as recent tension surrounding Syria, Iran, Israel and the U.S. have probably distracted the Government and contributed to the recent delays in the signing process for the DA.

Other Arab countries in the MENA Region have experienced and are experiencing demonstrations of discontent with the rule of their heads of state and in some cases these demonstrations are being met with violent pushback by some MENA Region governments but this was not and is not the case in politically and economically stable Oman. Notwithstanding the foregoing, in the first half of 2011 Oman experienced several low-key, low-turnout, low-intensity demonstrations with respect to job opportunities and wages for Omanis (a very few of which involved violent behavior) and these have been met by His Majesty and the Government with pro-active positive measures and economic and political initiatives (including widely acclaimed elections) to address the expressed concerns of the citizens of Oman. Short term (often 1 day) work stoppages and strikes with respect to labor matters accompanied by non-violent demonstrations now occur from time to time in Oman but these events and several newly organized and legally allowed labor unions are now regarded as a normal part of the emerging democratic fabric of the Omani society.

Notwithstanding the foregoing "forward looking statements", no assurances can be given at this time that the Development Agreement will actually be signed or that the Financing Agreement Date or the anticipated revenues from the Omagine Project will actually occur.

All "forward looking statements" contained herein are subject to, known and unknown risks, uncertainties and other factors which could cause Omagine LLC's and therefore the Company's actual results, financial or operating performance or achievements to differ from management's projections for them as expressed or implied by such forward-looking statements. Projections and assumptions contained and expressed herein are based on information available to the Company at the time so furnished and, unless otherwise indicated to the contrary, such projections and assumptions are as of the date hereof and are, in the opinion of management, reasonable. All such projections and assumptions are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and no assurances can be given that the projections will be realized or that the assumptions are correct. Potential investors are cautioned not to place undue reliance on any such forward-looking statements, which unless otherwise indicated to the contrary, speak only as of the date hereof.

Competition:

The real-estate development business in Oman is a competitive business populated by companies with substantially greater financial, managerial and personnel resources than the Company presently possesses. Management believes that the Company's ability to assemble and coordinate a team of experienced American, European and Middle Eastern consultants in a wide variety of specialized fields was crucial to its success to date in advancing the Omagine Project to its present status. Each of these consultants, some of whom, depending upon future events may become employees of Omagine, Inc. and/or Omagine LLC, are highly experienced in their respective fields. These fields of expertise include the following: strategic planning; visioning; branding; marketing; Islamic scholarship and research; master planning; architecture; city planning; conceptual design; project management; construction management; general contracting; quantity surveying and costing; interior design; landscape design; art; public policy; engineering (structural, civil, mechanical, electrical, marine); Omani law; cultural and exhibition design; interpretative design; tourism experience design; recreational operations planning and management; investment banking; structured finance; motion based ride technology; film technology; and training and hotel management. In addition the Company's president, Frank J. Drohan, has over 30 years of experience doing business across most of the Middle East and is familiar with the cultural and business environment of the MENA Region. Mr. Sam Hamdan, who is the Company’s primary strategic consultant and the Deputy Managing Director of Omagine LLC has over 25 years of experience in the MENA Region. Mr. Hamdan is fluent in Arabic and English and, depending on future circumstances, may become Omagine, Inc.'s President subsequent to the Financing Agreement Date.

Although several of Omagine LLC's competitors have well established businesses and brand reputations, management believes that Omagine LLC's advantages are (i) the uniqueness of the Omagine Project is particularly attractive to the Government, (ii) the Company's and Omagine LLC's senior management have established strong and trusting relationships with the relevant Government officials, and (iii) the Shareholder Agreement strongly demonstrates the serious investors and professionals that have been recruited to assist in the development of the Omagine Project. Company management believes Omagine LLC can successfully compete in this marketplace through a combination of unique development concepts, effective relationship management and the utilization of highly professional, competent and experienced sub-contractors and consultants who are well known to the Government.

Engineering, Design and Construction:

The Company does not presently own or directly operate any engineering, design or construction companies or facilities but the Company or Omagine LLC may, depending upon events, set up its own in-house design supervision team and/or enter into joint ventures with firms providing the aforesaid services. To date, the Company has generally conceived the development concepts and defined the "scope of work" and then, as required, contracted with various designers, architects, contractors and consultants in the United States, Europe and the Middle East to perform those tasks. There are many such designers, architects, contractors and consultants available with competitive pricing and the Company does not believe that the loss or inability to perform of any such designer, architect, contractor or consultant would have a material, adverse impact on its business or operations. The Company believes it maintains a good working business relationship with its designers, architects, contractors and consultants. As presently planned, all copyrights to all material documents, designs and drawings executed by such independent designers, architects, contractors and consultants are or will be the property of either Omagine, LLC or Omagine, Inc. (See: "Patents, Copyrights and Trademarks").

Marketing:

The Company has engaged in significant marketing, design, promotional and other activities with respect to the Omagine Project and has to date incurred a significant amount of costs associated with these and other general and administrative activities (collectively, the "Pre-Development Expense Amount"). The Pre-Development Expense Amount is associated with, among other things, travel, consulting and professional fees, planning and feasibility studies, design, engineering and with similar such activities including preparing and making presentations to the Government of Oman. Pursuant to the provisions of the Shareholder Agreement the Pre-Development Expense Amount (estimated to be approximately nine million U.S. dollars as of the date of the Shareholder Agreement) will be reimbursed to Omagine, Inc. by Omagine LLC.

Manufacturing and Production:

The Company does not engage in any manufacturing activities and as such does not maintain any inventory. In the future, Omagine LLC may maintain an inventory of residential and/or commercial properties held for sale to third parties.

Patents, Copyrights and Trademarks:

Either Omagine, LLC or Omagine, Inc. owns or will own (either outright or by assignment) the copyrights to all the material documents, designs and drawings produced and/or executed in relation to the Omagine Project by its employees and/or independent designers, architects and consultants.

Omagine, Inc. has filed trademark applications with the United States Patent and Trademark Office ("USPTO") for the mark OMAGINE and six related marks (collectively, the "Marks"). Omagine, Inc. has also filed trademark applications for the Marks in Oman and Kuwait within the applicable time periods required.

The mark OMAGINE and three of the six related Marks have each been issued a Certificate of Registration from the USPTO and are now officially registered Marks in the United States.

The USPTO has issued a "Notice of Allowance" with respect to each of the remaining three related Marks (the “Expired Marks”) and the applications for such Expired Marks could have been approved for registration upon the filing of a valid "Statement of Use" attesting that each such Expired Mark was in commercial use. Due to the delays encountered by the Company in signing the DA, the Expired Marks were not put into commercial use by the “Final Statement of Use Deadline” and all three applications for the Expired Marks have expired. The Expired Marks remain of interest to the Company and, depending upon future circumstances, we may file new trademark applications for the Expired Marks with the USPTO.

Trademark applications for the OMAGINE Mark and eight related Marks were filed in Oman and all have now been issued Certificates of Registration in Oman. The Mark OMAGINE has been issued a Registration Certificate from the Patent and Trademark Department of the Ministry of Commerce & Industry in Kuwait.

Governmental Regulation:

The Company expects that Omagine LLC will require several Omani governmental licenses, permits and approvals for its services and products during the development, construction and operation of the Omagine Project (collectively, “Licenses and Permits”). The obligation of the Government of Oman to issue all such Licenses and Permits as may be required is specifically detailed in the Final DA. The Company does not anticipate any negative effects on its or Omagine LLC's business from any existing or probable Omani governmental laws or regulations. Omagine LLC will incur certain costs and sustain certain effects on its operations as a consequence of its compliance with Omani laws, including environmental laws, and regulations and all such costs and effects are expected to occur as part of the normal course of its business. The Company does not require any U.S. governmental approval of its properties, services, products or activities in Oman nor does the Company anticipate any negative effects on its business from any existing or probable United States or Oman government laws or regulations. Both the government of the United States and the government of Oman have ratified the United States-Oman Free Trade Agreement.

Employees and Employment Benefits:

As of the date hereof, we have five employees and eleven consultants, eight of whom we presently plan to hire as full time employees of Omagine, Inc. or Omagine LLC subsequent to the signing of the DA. None of our employees are represented by a labor union for purposes of collective bargaining. We consider our relations with our employees and consultants to be good. In view of the extraordinary delays encountered in signing the DA and the fact that our employees and consultants have been significantly under-compensated for several years, the Board of Directors approved stock grants to six of our consultants in December 2011 and also approved the issuance on January 2, 2012 and April 13, 2012 of stock options (the “One Year Options”) to fourteen persons who are either employees or directors of the Company or consultants to the Company. The continued services of these persons to the Company was deemed by the Board of Directors to be of utmost importance and the stock grants and the One Year Options were approved in order to incentivize these persons to continue their efforts on behalf of the Company throughout 2012. (See: “Directors and Executive Officers” – “Equity Compensation Plan Information”). On January 2, 2012, pursuant to a resolution of the Board of Directors dated December 8, 2011, the Company granted a total of 1,994,000 One Year Options to 13 individuals. Such grants of One Year Options were all for services rendered and included the grant of: (i) an aggregate of 1,049,000 One Year Options to the Company’s three Officers; (ii) an aggregate of 150,000 One Year Options to the Company’s then three independent Directors; (iii) a grant of 750,000 One Year Options to the Deputy Managing Director of Omagine LLC who is also a consultant to Omagine and who also holds 160,000 stock options presently exercisable at $1.25 per share and expiring March 31, 2017 which were granted pursuant to a March 2007 consulting agreement expiring on December 31, 2012; (iv) a grant of 10,000 One Year Options to a consultant to whom the Company pays $2,000 per month consulting fees; and (v) a grant of 5,000 One Year Options to the son of the Company’s President for website design services rendered. On January 31, 2012, 50,000 One Year Options previously issued to an independent Director were cancelled in accordance with their terms upon such Director’s resignation. On April 9, 2012 an independent Director died and, pursuant to the Plan, all 50,000 One Year Options previously granted to him immediately vested and the expiration date of his One Year Options and all other options then held by him was fixed at April 8, 2013. On April 13, 2012, pursuant to a resolution of the Board of Directors, the Company granted a total of 21,000 One Year Options to 2 individuals (11,000 of which were granted to the Company’s president) for services rendered. Other than the One Year Options of the former independent director that died in April 2012, all other One Year Options expire on December 31, 2012. All One Year Options are fully vested, provide for a cashless exercise feature and are exercisable at an exercise price of $1.70 per share. Subsequent to the signing of the Development Agreement the Company intends to significantly increase the number of its full time employees. The Company provides and pays for group medical insurance for all full time employees choosing to participate in its plan and the Company sponsors a 401(k) Plan for all eligible full time employees. The Company presently has no employment agreements with any of its employees. Omagine, Inc. was obligated under employment agreements which have expired to employ and pay its President and Chief Executive Officer and its Vice-President and Secretary. The majority of salary payments due to these individuals for prior years and for the past two years was deferred and accrued. If the Development Agreement is signed Omagine, Inc. plans to enter into a new employment agreement with each of these two individuals although the terms of such employment agreements have not yet been determined. (See "Directors, Executive Officers and Corporate Governance" and "Executive Compensation").

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINACIAL CONDITION
AND RESULTS OF OPERATIONS

General Statement.  -  Factors that may affect future results:

Some of the statements contained in this Prospectus that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as: "estimates", "projects", "plans", "believes", "expects", "anticipates", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions, or the negative or other variations thereof, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements and other similar forecasts and statements of expectations which are contained in this Prospectus, since such statements reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, proposed properties, services, and products. No assurances can be given regarding the achievement of future results, as actual results may differ materially from projected future results as a result of the risks we face and actual events may differ from anticipated events because of the assumptions underlying the statements that have been made regarding such anticipated events. Factors that may cause our actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

*	The inaccuracy of the assumptions we have made underlying such forward-looking statements.
*	Failure of the Government of Oman to keep its commitment regarding the agreed Final DA and its intention to sign the Development Agreement with Omagine LLC.
*	Failure of Omagine LLC to obtain the necessary Construction Financing required to design, build and operate the Omagine Project.
*	Inability of the Company to secure additional financing as and when required.
*	Unexpected economic or political changes or political instability or civil unrest in Oman or in the MENA Region.
*	The imposition of new restrictions or regulations by government agencies in the U.S. or the MENA Region that affect the Company's business activities.
Overview

Omagine, Inc. is a holding company which was incorporated in Delaware in October 2004. Omagine, Inc. is the successor to Alfa International Corp. and it conducts substantially all of its operations through its 60% owned subsidiary Omagine LLC and its wholly-owned subsidiary JOL. In November 2009, Omagine, Inc. and JOL formed Omagine LLC, an Omani limited liability company in the Sultanate of Oman. In May 2011, Omagine LLC sold newly issued shares of its capital stock to Omagine Inc. and three investors (the “New Shareholders”) for an aggregate investment amount of approximately $70.1 million (see Exhibit 10.4 hereto) thereby reducing Omagine, Inc.’s 100% ownership of Omagine LLC to 60%. (See: “Description of Business – The Shareholder Agreement”). The Company plans to continue its focus on real-estate development, entertainment and hospitality ventures and on developing, building, owning and operating tourism and residential real-estate development projects, primarily in the MENA Region. The Company presently concentrates the majority of its efforts on the tourism and real estate development business of Omagine LLC in Oman.

Results of Operations:

THREE MONTHS ENDED JUNE 30, 2012 vs.
THREE MONTHS ENDED JUNE 30, 2011

The Company did not generate any revenue or incur any cost of sales during the second quarter of 2012 or 2011.

Selling, general and administrative (“SG&A”) expenses were $704,564 in the second quarter of 2012 compared to $593,149 in the second quarter of 2011. This increase of $111,415 (19%) was primarily attributable to a $419,491 non-cash charge for increased stock option expense associated with the issuance of One Year Options awarded in January 2012 net of decreases of $300,000 in commitment fees and $8,076 in SG&A expenses.

Net loss attributable to Omagine, Inc. was $705,441 and $607,209 for the three months ended June 30, 2012 and 2011, respectively. This $98,232 (16%) increase in the Company’s loss is primarily attributable to the $419,491 non-cash charge for increased stock option expense net of the $300,000 decrease in commitment fees and the $8,076 decrease in SG&A expenses referred to above, and a $5,303 decrease in interest expense and a $7,880 increase in Minority Interest loss.

SIX MONTHS ENDED JUNE 30, 2012 VS.
SIX MONTHS ENDED JUNE 30, 2011

The Company had no revenue during the six month periods ended June 30, 2012 or June 30, 2011.

SG&A expenses were $1,421,686 during the first six months of 2012 compared to $925,464 for the first six months of 2011.This increase of $496,222 (54%) was primarily attributable to an $834,288 non-cash charge for increased stock option expense associated with the issuance of One Year Options awarded in January 2012 net of decreases of $300,000 in commitment fees and $38,066 in SG&A expenses.

Net loss attributable to Omagine, Inc. was $1,423,858 and $952,851 for the six months ended June 30, 2012 and 2011 respectively. This $471,007 (49%) increase in the Company’s loss is primarily attributable to the $834,288 non-cash charge for increased stock option expense net of the $300,000 decrease in commitment fees and the $38,066 decrease in SG&A expenses referred to above, and a $4,576 decrease in interest expense and a $20,639 increase in Minority Interest loss.

The $731,639 of subscriptions receivable representing the cash subscriptions from the Rights Offering was paid to the Company by the Subscription Agent in April 2012. (See: “Management's Discussion and Analysis of Financial Condition and Results of Operations  -  Rights Offering and Warrant Distribution”).

The Company will need to generate revenue in order to attain profitability. The present nature of the Company’s business is such that it is not expected to generate revenue until after the development of the Omagine Project is significantly underway, an event which, as of the date hereof, is not certain to occur. The Company will need to raise additional capital and/or secure additional financing in order to execute its presently conceived business plan with respect to the Omagine Project.

The Company incurred $5,538 of capital expenditures during the six months ended June 30, 2012. Assuming Omagine LLC signs the Development Agreement for the Omagine Project with the Government of Oman as expected, the Company expects to incur significant expenses related to capital expenditures during fiscal year 2012 and 2013.

Liquidity and Capital Resources:

The Company’s net loss for the six months ended June 30, 2012 was $1,423,858. During the six months ended June 30, 2012, the Company experienced an increase in cash of $166,086. At June 30, 2012, the Company had a working capital deficit of $527,606, compared to working capital deficit of $1,412,311 at December 31, 2011. Total proceeds to the Company from the Rights Offering was $1,267,540 of which $731,639 was paid in cash and $535,901 was paid via the satisfaction of debt owed by the Company to Record Shareholders exercising such Rights. The $884,705 decreased deficit in working capital is attributable primarily to the $731,639 of cash proceeds from the Rights Offering. Of the $932,073 of current liabilities at June 30, 2012, $420,312 (45%) represent amounts due to officers and directors. The failure of the Company to secure additional funding to implement its business plan or the failure of Omagine LLC to sign the Development Agreement for the Omagine Project will significantly affect the Company’s ability to continue operations. The Company will rely upon the future business of its majority owned subsidiary Omagine LLC for revenue growth.

Shortly after the Shareholder Agreement was signed in May 2011, Omagine LLC’s resources increased as a result of the nominal initial investments made pursuant to the terms of the Shareholder Agreement (see Exhibit 10.4). The initial portion of the Cash Investment equal to approximately $390,000 has been received by Omagine LLC. Omagine LLC’s resources will again increase when the OMAG Final Equity Investment of 210,000 Omani Rials (equivalent to approximately $546,000) is made by Omagine, Inc. after the DA is signed and prior to the Financing Agreement Date. Not until on or immediately subsequent to the Financing Agreement Date however, will the Deferred Cash Investment equal to approximately $69,233,125 be received by Omagine LLC from the New Shareholders. The value of the non-cash “payment-in-kind” investment by RCA will be added to Omagine LLC’s capital after such value is determined subsequent to the signing of the Development Agreement.

The continuation of Omagine LLC’s business and its efforts to sign the Development Agreement have to a large extent been financed to date by Omagine, Inc. and it is planned that such activities will, to a large extent, continue to be financed by Omagine, Inc. until the DA is signed. The continuation of the Company’s operations is dependent upon its ability to secure financing for its operations until such time as the DA is signed, the Financing Agreement Date occurs and Omagine LLC begins paying Omagine, Inc. the $10 million Success Fee and the approximately $9 million Pre-Development Expense Amount.

The Company has relied to a great extent on the Standby Equity Distribution Agreements discussed below and on the proceeds from its recent Rights Offering to provide financing for its previous and current activities. If the DA is signed, management is hopeful that the Warrants will provide a future source of additional financing. The failure of Omagine LLC and the Government to sign the Development Agreement or the failure of the Financing Agreement Date to occur will significantly affect the Company’s ability to continue operations. Omagine, Inc. may, if it has sufficient financial resources available to it, make a secured loan to Omagine LLC in order to trigger the first Financing Agreement Date and the Deferred Cash Investment.

On December 22, 2008, the Company signed a two year Standby Equity Distribution Agreement (the “First SEDA”) with YA Global Investments, L.P. (“YA”). The First SEDA expired on April 30, 2011. Pursuant to the First SEDA Omagine could, at its sole option and upon giving written notice to YA (a “Purchase Notice”), sell shares of its Common Stock (“Shares”) to YA (“Sales”) at the Purchase Price (as determined pursuant to the terms of the First SEDA). The Company was not obligated to sell any Shares to YA but could, in its sole discretion, sell that number of Shares valued at the Purchase Price from time to time in effect that equaled five million dollars ($5,000,000) in the aggregate. YA was obligated to purchase such Shares from the Company subject to certain conditions including (i) the Company filing a registration statement with the SEC to register the Shares, (ii) the SEC declaring such registration statement effective, (iii) periodic Sales had to be separated by a time period equal to five trading days, and (iv) the amount of any such individual Sale could not exceed two hundred thousand dollars ($200,000). The registration statement filed by the Company was declared effective by the SEC as of May 1, 2009 and its effective status expired on April 30, 2010. The Company filed a new registration statement with the SEC to continue to make Sales available to it pursuant to the First SEDA and the SEC declared such new registration statement to be effective as of June 7, 2010. The effective status of the registration statement has expired.

On May 4, 2011, the Company executed a new two year Standby Equity Distribution Agreement (the “May SEDA”) with YA Global Master SPV Ltd (“YA Master”) under substantially the same terms and conditions as the First SEDA executed between YA and the Company in December 2008. On June 21, 2011, the Company and YA Master entered into an agreement amending the May SEDA (the “Amendment Agreement”). The May SEDA and the Amendment Agreement are collectively referred to herein as the “Second SEDA”. Omagine, Inc. issued 244,216 restricted shares of Common Stock to YA Master in satisfaction of a $300,000 commitment fee due under the Second SEDA. Pursuant to the Second SEDA the Company, at its sole discretion and upon giving written notice to YA Master (an “Advance Notice”), may periodically sell shares of its Common Stock to YA Master (“Share Sales”). For each share of Common Stock purchased under the Second SEDA, YA Master will pay to the Company ninety-five percent (95%) of the lowest daily volume weighted average price of the Common Stock as quoted by Bloomberg, LP, during the five (5) consecutive Trading Days (as such term is defined in the Second SEDA) immediately subsequent to the date of the relevant Advance Notice (the “Purchase Price”). The Company is not obligated to sell any shares of Common Stock to YA Master but may, over the term of the Second SEDA and in its sole discretion, sell to YA Master that number of shares of Common Stock valued at the Purchase Price from time to time in effect that equals up to ten million dollars ($10,000,000) in the aggregate. YA Master's obligation to purchase shares of Common Stock under the Second SEDA is subject to certain conditions, including (i) the Company obtaining an effective registration statement for the shares of Common Stock sold under the Second SEDA, and (ii) periodic sales of shares of Common Stock to YA Master must be separated by a time period equal to five Trading Days, and (iii) the amount of any individual periodic sale designated by the Company in any Advance Notice shall not exceed the greater of (i) two hundred thousand dollars ($200,000), or (ii) the average of the “Daily Value Traded” for each of the five (5) Trading Days prior to the relevant Advance Notice where Daily Value Traded is the product obtained by multiplying the daily trading volume of the Common Stock for such Trading Day by the closing bid price of the Common Stock for such Trading Day. The registration statement filed by the Company in connection with the Second SEDA was declared effective by the SEC as of August 24, 2011 (Commission File No. 333-175168). As of the date hereof, the effective status of such registration statement has expired and the Company intends to file a new registration statement with the SEC in order to again make Share Sales available to it pursuant to the Second SEDA.

The Company has utilized the First SEDA, the Second SEDA and the proceeds from its recent Rights Offering to fund its operations to date and intends, subject to the aforementioned new registration statement being declared effective by the SEC, to continue to utilize the Second SEDA to fund its ongoing operations, as and if necessary. Management is hopeful that, when and if the Omagine Development Agreement is signed, that the Warrants will thereafter become “in the money” and will be exercised. Such an exercise of Warrants would provide the significant amount of capital necessary to fund the OMAG Final Equity Investment into Omagine LLC and, should it be desirable at the time, a secured loan to Omagine LLC as outlined above. There can be no assurance given that the Company will be able to successfully utilize the Warrants or the Second SEDA to secure the significant amounts of financing necessary for it to execute its business plan as presently conceived. The Company has relied on the net proceeds from sales of Omagine, Inc.'s equity securities made in private placements, the Rights Offering and pursuant to the First and Second SEDA, to fund its operations during the past three years through the date hereof.

Results of Operations:

FISCAL YEAR ENDED DECEMBER 31, 2011 vs.
FISCAL YEAR ENDED DECEMBER 31, 2010

The present nature of the Company's business is such that it is not expected to generate revenue until after the occurrence of an event - the development of the Omagine Project - which, as of the date hereof, is not certain to occur. (See: "Description of Business - The Omagine Project").

The Company did not generate any revenue or incur any cost of sales for the years ending 2011 and 2010. The Company is focusing all of its efforts on Omagine LLC's real estate development and entertainment business. The Company is relying on Omagine LLC's future operations for the Company's future revenue generation.  Management is presently examining other possible sources of revenue for its JOL subsidiary which, subject to the Development Agreement being executed by Omagine LLC and the Government of Oman, may be added to JOL's operations.

Selling and marketing expenses were $29,596 during 2011, compared to $34,014 in 2010. This decrease in 2011 of $4,418 (13%) was primarily due to the decreases in telephone expense of $4,500; entertainment expense of $1,680; dues and subscriptions of $398 and postage expense of $452 offset by an increase in automobile expense of $2,610. Assuming Omagine LLC signs the Development Agreement for the Omagine Project with the Government of Oman, the Company is expected to incur significant expenses related to marketing, public relations and promotional expenditures in the future.

General and administrative expenses of $1,739,332 in fiscal 2011 were $535,070 (44%) higher than the $1,204,262 incurred in fiscal 2010. This increase was primarily attributable to the increases in 2011 of Officers’ Compensation ($15,000); fringe benefit expense ($9,016); accounting fees ($15,990); consulting fees ($360,923); directors’ fees ($15,000) and commitment fees ($300,000), offset by decreases in legal fees ($56,084); stock option expense ($17,542); stockholder relations ($18,628); travel expense ($65,510) and the net of various other expenses ($23,095).

The Company sustained a net loss of $1,804,451 during 2011 as compared to a net loss of $1,277,001 during 2010. This increase of $527,450 in the Company's net loss was due primarily to the increased general and administrative expenses mentioned above ($535,070) and increased interest expense ($16,954), net of decreases in selling and marketing expenses ($4,418) and decrease due to minority interest share in LLC loss ($20,156).

The Company did not incur any capital expenditures during fiscal year 2011. Assuming Omagine LLC signs the Development Agreement for the Omagine Project with the Government of Oman as expected, the Company expects to incur significant expenses related to capital expenditures during fiscal year 2012.

Liquidity and Capital Resources:

In 2011 the Company experienced an $87,164 increase in cash. This resulted from its positive cash flows of $824,659 provided by financing activities, partially offset by the $737,495 negative cash flow used by operating activities. The Company's financing activities in 2011 consisted of $660,000 in proceeds from the sale by Omagine, Inc. of shares of its Common Stock; $156,000 in capital contributions from non-controlling interests of Omagine LLC; and an $8,659 increase in loans to the Company from officers and directors. The Company incurred a net loss of $1,804,451 and $1,277,001 in fiscal years 2011 and 2010 respectively.

At December 31, 2011, the Company had a working capital deficit of $1,412,311 compared to a working capital deficit of $1,367,603 at December 31, 2010. This $44,708 increase in the Company's working capital deficit is attributable to the following: (a) an $87,164 increase in cash and equivalents; (b) a $51,061 increase in convertible notes payable and accrued interest; (c) a $16,801 decrease in accounts payable; (d) a $19,676 increase in prepaid expenses and other current assets; (e) an $8,659 increase in loans to the Company from officers and directors; (f) a $72,001 increase in accrued officers payroll; and (g) a $36,628  increase in accrued expenses and other current liabilities.

At December 31, 2011, the Company had $255,207 in current assets, consisting of cash, prepaid expenses and other current assets. The Company's current liabilities at December 31, 2011 totaled $1,667,518 consisting of $647,949 of convertible notes payable and accrued interest, $473,405 of accounts payable and accrued expenses, $16,864 due to officers and directors and $529,300 in accrued payroll. Of the $1,667,518 of current liabilities at December 31, 2011, $1,024,802 or 62% represents amounts due to officers and/or directors.

The $737,495 of funds used by operating activities during 2011 were used primarily to fund the net loss of $1,804,451 [less the non-cash charges totaling $962,698]. Such non-cash charges totaling $962,698 consisted of (a) $92,498 of stock based compensation related to stock options (b) 401(k) contributions of Common Stock valued at $72,500, (c) the use of $187,500 of unpaid and accrued compensation by two officers of the Company to exercise stock options, (d) the payment in Common Stock of an account payable of $300,000 owed by the Company to a vendor, (e) the issuance of Common Stock valued at $306,460 to consultants, and depreciation of $3,740. As a result of the foregoing, the Company had a cash balance at December 31, 2011 of $235,381, as compared to a cash balance of $148,217 at December 31, 2010.

The Company will rely upon the future business of its majority owned subsidiary Omagine LLC for revenue growth.

As indicated in the report of the independent registered public accounting firm, the consolidated financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's present financial situation raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The continued existence of the Company is dependent upon its ability to execute its business plan and attain profitable operations or obtain additional financing.

Omagine LLC presently has limited resources resulting from the initial capital investments into it by Omagine, Inc. and the New Shareholders. Shortly after the Shareholder Agreement was signed in May 2011, Omagine LLC’s resources increased as a result of the nominal initial investments made pursuant to the terms of the Shareholder Agreement (see Exhibit 10.4). The initial portion of the Cash Investment equal to approximately $390,000 has been received by Omagine LLC. Omagine LLC’s resources will again increase when the OMAG Final Equity Investment of 210,000 Omani Rials (equivalent to approximately $546,000) is made by Omagine, Inc. after the DA is signed and prior to the Financing Agreement Date. Not until on or immediately subsequent to the Financing Agreement Date however, will the final portion of the Cash Investment equal to approximately $69,233,125 be received by Omagine LLC from the New Shareholders. The value of the non-cash “payment-in-kind” investment by RCA will be added to Omagine LLC’s capital after such value is determined subsequent to the signing of the Development Agreement. The continuation of Omagine LLC’s business and its efforts to sign the Development Agreement have to a large extent been financed to date by Omagine, Inc. and it is planned that such activities will, to a large extent, continue to be financed by Omagine, Inc. until the DA is signed. The continuation of the Company’s operations is dependent upon its ability to secure financing for its operations until such time as the DA is signed, the Financing Agreement Date occurs, and Omagine LLC begins paying Omagine, Inc. the $10 million Success Fee and the approximately $9 million of Pre-Development Expenses.

The Company has relied to a great extent on the Standby Equity Distribution Agreements discussed below to provide financing for its previous and current activities. The failure to sign the Development Agreement or the failure of the Financing Agreement Date to occur will significantly affect the Company’s ability to continue operations. Omagine, Inc. may, if it has the necessary financial resources available to it, make a secured loan to Omagine LLC in order to trigger the first Financing Agreement Date.

On December 22, 2008, the Company signed a two year Standby Equity Distribution Agreement (the “First SEDA”) with YA Global Investments, L.P. (“YA”). The First SEDA expired on April 30, 2011. Pursuant to the First SEDA Omagine could, at its sole option and upon giving written notice to YA (a “Purchase Notice”), sell shares of its Common Stock (“Shares”) to YA (“Sales”) at the Purchase Price (as determined pursuant to the terms of the First SEDA). The Company was not obligated to sell any Shares to YA but could, in its sole discretion, sell that number of Shares valued at the Purchase Price from time to time in effect that equaled five million dollars ($5,000,000) in the aggregate. YA was obligated to purchase such Shares from the Company subject to certain conditions including (i) the Company filing a registration statement with the SEC to register the Shares, (ii) the SEC declaring such registration statement effective, (iii) periodic Sales had to be separated by a time period equal to five trading days, and (iv) the amount of any such individual Sale could not exceed two hundred thousand dollars ($200,000). The registration statement filed by the Company was declared effective by the SEC as of May 1, 2009 and its effective status expired on April 30, 2010. The Company filed a new registration statement with the SEC to continue to make Sales available to it pursuant to the First SEDA and the SEC declared such new registration statement to be effective as of June 7, 2010. The effective status of such registration statement and the First SEDA have both expired.

On May 4, 2011, the Company executed a new two year Standby Equity Distribution Agreement (the “May SEDA”) with YA Global Master SPV Ltd (“YA Master”) under substantially the same terms and conditions as the First SEDA executed between YA and the Company in December 2008. On June 21, 2011, the Company and YA Master entered into an agreement amending the May SEDA (the “Amendment Agreement”). The May SEDA and the Amendment Agreement are collectively referred to herein as the “Second SEDA”. Omagine, Inc. issued 244,216 restricted shares of Common Stock to YA Master in satisfaction of a $300,000 commitment fee due under the Second SEDA. Pursuant to the Second SEDA the Company, at its sole discretion and upon giving written notice to YA Master (an “Advance Notice”), may periodically sell shares of its Common Stock to YA Master (“Share Sales”). For each share of Common Stock purchased under the Second SEDA, YA Master will pay to the Company ninety-five percent (95%) of the lowest daily volume weighted average price of the Common Stock as quoted by Bloomberg, LP, during the five (5) consecutive Trading Days (as such term is defined in the Second SEDA) immediately subsequent to the date of the relevant Advance Notice (the “Purchase Price”). The Company is not obligated to sell any shares of Common Stock to YA Master but may, over the term of the Second SEDA and in its sole discretion, sell to YA Master that number of shares of Common Stock valued at the Purchase Price from time to time in effect that equals up to ten million dollars ($10,000,000) in the aggregate. YA Master's obligation to purchase shares of Common Stock under the Second SEDA is subject to certain conditions, including (i) the Company obtaining an effective registration statement for the shares of Common Stock sold under the Second SEDA, (ii) periodic sales of shares of Common Stock to YA Master must be separated by a time period equal to five Trading Days, and (iii) the amount of any individual periodic sale designated by the Company in any Advance Notice shall not exceed the greater of (i) two hundred thousand dollars ($200,000), or (ii) the average of the “Daily Value Traded” for each of the five (5) Trading Days prior to the relevant Advance Notice where Daily Value Traded is the product obtained by multiplying the daily trading volume of the Common Stock for such Trading Day by the closing bid price of the Common Stock for such Trading Day. The registration statement filed by the Company in connection with the Second SEDA was declared effective by the SEC as of August 24, 2011 (Commission File No. 333-175168). As of the date hereof, the effective status of such registration statement has expired and the Company intends to file a new registration statement with the SEC in order to again make Share Sales available to it pursuant to the Second SEDA.

The Company has utilized the First SEDA, the Second SEDA and the proceeds from its recent Rights Offering to fund its operations to date and intends, subject to the aforementioned new registration statement being declared effective by the SEC, to continue to utilize the Second SEDA to fund its ongoing operations, as and if necessary. Management is hopeful that, when and if the Omagine Development Agreement is signed, that the 6,363,674 Warrants distributed in its recent Rights Offering and Warrant Distribution and the 58,450 Certificated Warrants to be distributed to the California Certificate Shareholders will thereafter become “in the money” and will be exercised. Such an exercise of Warrants would provide the significant amount of capital necessary to fund, should that be desirable at the time, (i) a secured loan to Omagine LLC which would in turn trigger the first Financing Agreement Date, and (ii) the OMAG Final Equity Investment into Omagine LLC. There can be no assurance given that the Company will be able to successfully utilize the Warrants or the Second SEDA to secure the significant amounts of financing necessary for it to execute its business plan as presently conceived.

Total proceeds from the Rights Offering to the Company received in April 2012 was $1,267,540 of which $731,639 was received in cash and $535,901 was paid via the satisfaction of debt owed by the Company to Record Shareholders exercising such Rights. If the DA is signed, management is hopeful that the Warrants will provide a future source of additional financing. The Company has relied on the net proceeds from sales of Omagine, Inc.'s equity securities made in private placements and in the Rights Offering and pursuant to the First and Second SEDA to fund its operations during the past three years through the date hereof.

Off Balance Sheet Arrangements

We have not entered into any off-balance sheet financing arrangements and have not formed any special purpose entities.

DESCRIPTION OF PROPERTY

The Company maintains its corporate offices at The Empire State Building, Suite 4815-17, 350 Fifth Avenue, New York, N.Y., 10118. The premises are leased by the Company under a lease expiring February 28, 2013. Omagine LLC leases office space in Muscat, Oman under a lease expiring December 31, 2012.

LEGAL PROCEEDINGS

We are not party to any pending legal proceedings.

DIRECTORS AND EXECUTIVE OFFICERS

Our directors are elected at the annual meeting of shareholders to hold office until the annual meeting of shareholders for the ensuing year or until their successors have been duly elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors. The directors and executive officers of the Company as of the date hereof are as follows:

Name	Age	Position
Frank J. Drohan	67	Chairman of the Board of Directors, President, Chief Executive & Financial Officer
Charles P. Kuczynski	58	Vice-President, Secretary and Director
William Hanley	71	Controller & Principal Accounting Officer
Louis J. Lombardo	68	Director

Frank J. Drohan has served as a director, Chairman of the Board of Directors, President and CEO of the Company since 1991. Mr. Drohan is also the Managing Director and Chief Executive Officer of Omagine LLC. He was chairman of the board of directors, president and sole shareholder of Rif International Corp., a privately held company which had extensive overseas activities in the MENA Region between 1977 and 1986. Rif was acquired by Omagine, Inc. in 1997. Mr. Drohan serves as a director and the chairman of JOL. He is also a director and the chairman of The Renaissance Team, Inc. (“TRT”) which is a privately held company offering a wide variety of services including: branding, marketing, management, political and strategic visioning, and development management consulting services. Mr. Drohan holds a Bachelor of Science degree in Economics and Political Science from Manhattan College in New York City.

Charles P. Kuczynski has served as a director, Secretary and a Vice-President of the Company since 1996 and previously served as a director and the Secretary of the Company from 1988 to 1993. Mr. Kuczynski is a director and the secretary of JOL and also serves as the secretary of TRT. Prior to joining the Company Mr. Kuczynski was a sales executive with Hillenbrand Industries. Mr. Kuczynski holds a Bachelor of Arts degree from Merrimack College in Massachusetts.

William Hanley has served as the Controller and Principal Accounting Officer of the Company since January 2008.  Mr. Hanley served as the controller of Mittal Steel from 1986 to 2007 and as the Controller and Chief Financial Officer of Rif International Corp. from 1980 to 1986. From 1973 to 1985 he served as the controller at two Wall Street brokerage firms and from 1968 to 1972 as a senior accountant at Main LaFrentz & Company. He was an accounting specialist with the United States Army from 1966 to 1968. Mr. Hanley holds a Bachelor of Business Administration degree in Accounting from St. Francis College in New York.

Louis J. Lombardo has served as an independent director of the Company since 2005. Mr. Lombardo retired after 35 years at American Express Company where he was Executive Vice President - Travel Related Services. In this capacity he led an organization of worldwide operating centers employing over 14,000 people and managed a $1.3 billion operating budget and a $600 million capital budget. Mr. Lombardo holds an MBA degree from New York University. He lives in New York City where he owns and operates two privately held businesses and a consulting company.

Kevin Green had served as an independent director of the Company from 2001 until January 31, 2012. Due to the demands of other business commitments, Mr. Green resigned as a director of Omagine, Inc. effective January 31, 2012. His resignation was not the result of any disagreements with the Company on any matters relating to the Company’s operations, policies or practices. Salvatore J. Bucchere had served as an independent director of the Company from 2001 until his sudden and unexpected death on April 9, 2012.

Directors are elected to serve for one-year terms or until their successors are duly elected and qualified. Officers serve at the discretion of the Board of Directors. Directors who are Company employees receive no fees for acting as such. Independent non-employee Directors receive stock options and receive a minimal fee for attendance at board meetings and the Company's annual meeting and are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in attending such meetings. The Board of Directors plans to undertake a search to identify two persons who are qualified and willing to serve as independent non-employee directors to replace the vacancies resulting from Mr. Green’s resignation and Mr. Bucchere’s untimely passing.

EXECUTIVE COMPENSATION

The following table sets forth information relating to the aggregate compensation received by the then current executive officers of the Company for services in all capacities during the Company’s three fiscal years indicated for (i) the Chief Executive and Financial Officer, and (ii) each then current executive officer whose total compensation exceeded $100,000 (the “Named Executive Officers”).

Summary compensation table

( a)	(b)	(c)	(d)	(e)	(f)	(g)
Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Accrued Salary Payable(1) ($)	Option Awards(3) ($)	Total ($)
Frank J. Drohan
Chief Executive and	2011	$125,000	$33,834	$0	$47,170	$206,004
Financial Officer	2010	$0	$33,834	$125,000	$47,170	$206,004
	2009	$0	$34,524	$125,000	$47,170	$206,694

Charles P. Kuczynski
Vice-President &	2011	$93,000	$35,444	$7,000	$23,585	$159,029
Secretary	2010	$40,000	$35,444	$45,000	$23,585	$144,029
	2009	$19,000	$36,250	$66,000	$23,585	$144,835

(1)	Amounts included under Column (c) represent cash salary payments and amounts included under Column (e) represent unpaid salary which has been accrued on Registrant's books.
(2)	Column (d) represents contributions of the Registrant’s Common Stock to the accounts of eligible employees of its 401(k) Plan, valued at the closing bid price on the dates of such contributions.
(3)
Column (f) represents the dollar amount recognized as compensation expense for financial statement reporting purposes for the year indicated under ASC 718, and not an amount paid to or realized by the named executive officer. There can be no assurance that the amounts determined by ASC 718 will ever be realized. Assumptions used in the calculation of these amounts are included in Note 1- STOCK-BASED COMPENSATION- to the Company's audited financial statements for the fiscal years ended December 31, 2010 and December 31, 2011.

Management has concluded that the aggregate amount of personal benefits does not exceed 10% of the total compensation reported in column (g) of the foregoing table as to any person specifically named in such table.

Equity Compensation Plan Information

At the Company’s annual meeting on December 29, 2009, the shareholders approved the reservation by the Company subsequent to the Stock Splits of two million five hundred thousand (2,500,000) shares of Common Stock for issuance under the "2003 Omagine Inc. Stock Option Plan" ("Plan"). The adoption of the Plan was approved by the Board of Directors in March 2004 and ratified by the Company's shareholders on September 1, 2004.

The Plan is designed to attract, retain and motivate employees, directors, consultants and other professional advisors of the Company and its subsidiaries (collectively, the "Recipients") by giving such Recipients the opportunity to acquire stock ownership in Omagine, Inc. through the granting of incentive stock options and non-qualified stock options (collectively, “Stock Options”) to purchase shares of the Company’s Common Stock.

On January 2, 2012, the Board of Directors approved the issuance pursuant to the Plan of 1,994,000 One Year Options to thirteen individuals who were either employees, directors or consultants to the Company at such time. (See: “Employees and Consultants”). On April 13, 2012 pursuant to a resolution of the Board of Directors One Year Options, which were planned to be granted on January 2, 2012 but were not available under the Plan at such time, were granted to 2 individuals as follows: (i) a consultant to the Company was granted 10,000 One Year Options, and (ii) Mr. Drohan was granted an additional 11,000 One Year Options.

All One Year Options are exercisable at $1.70 per share (the “Option Exercise Price”), have a “cashless exercise” feature and, are fully vested as of the date hereof. All One Year Options (except for Mr. Bucchere’s) expire on December 31, 2012 and require the holder thereof to be an employee of or a consultant to the Company at the time of exercise.

One Year Options may be exercised at any time prior to 5 P.M. Eastern Time in the United States on December 31, 2012 (the “Expiration Date”) as follows, by either (i) paying the Option Exercise Price in cash to the Company, or (ii) electing to pay the Option Exercise Price via the cashless exercise feature of the One Year Options:

1)
One Year Options may be exercised in whole or in part by the holder thereof by delivery of a written notice to the Company (the “Exercise Notice”), of such holder’s election to exercise such One Year Options, which notice shall specify the number of shares of Common Stock (“Option Shares”) to be purchased, payment to the Company of an amount equal to $1.70 per Option Share multiplied by the number of Option Shares for which the One Year Options are being exercised (the “Aggregate Option Exercise Price”) in cash or wire transfer of immediately available funds and the surrender of the relevant certificate representing such One Year Options (or an indemnification undertaking with respect to such One Year Options in the case of the loss, theft or destruction of such certificate). Such documentation and payment shall be delivered by such holder to a common carrier for overnight delivery to the Company as soon as practicable following such date, but in no event later than one business day prior to the Expiration Date (“Cash Basis”) or

2)
by delivering an Exercise Notice and in lieu of making payment of the Aggregate Option Exercise Price in cash or wire transfer, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (the “Cashless Exercise”):

Net Number  =   (A x B) – (A x C)
B

For purposes of the foregoing formula:

A =	the total number of Option Shares with respect to which the relevant One Year Options are then being exercised.
B =	the closing bid price of the Common Stock on the date of exercise of the relevant One Year Options.
C =	the Option Exercise Price of one dollar and seventy cents ($1.70) in United States currency.

On April 13, 2012 pursuant to a resolution of the Board of Directors Mr. Lombardo was granted 2,000 Stock Options which expire on April 18, 2017 and are exercisable at $1.70.

As of September 11, 2012, there were 2,311,000 unexpired Stock Options issued but unexercised under the Plan. The Plan is explained further in Note 5 to the accompanying consolidated financial statements for the fiscal year ended December 31, 2011. The following table summarizes information as of the close of business on September 11, 2012 about the Stock Options under the Plan.

Number of shares of Common
	Number of shares of Common		Stock remaining available for
	Stock to be issued upon the	Weighted-average	future issuance under equity
	exercise of outstanding	exercise price of	compensation plans [excluding
	Stock Options	outstanding Stock Options	securities in Column (a)]
	(a)	(b)	(c)
Plan:	2,311,000	$1.75	- 0 -

The following table shows the number of shares of Common Stock covered by exercisable and un-exercisable options held by the Company's Chief Executive Officer on September 11, 2012.

(a) Name	(b) Number of Securities Underlying Unexercised Options (#) Exercisable	(c) Number of Securities Underlying Unexercised Options (#) Un-exercisable	(d) Option Exercise Price	(e) Option Expiration Date

Frank J. Drohan	750,000	0	$1.70	December 31, 2012
	60,000	40,000	$2.60	September 23, 2018

In 2008, 100,000 stock options exercisable at $2.60 were granted to the Company's Chief Executive Officer. In January and April of 2012, an aggregate of 750,000 stock options exercisable at $1.70 were granted to the Company's Chief Executive Officer. There can be no assurance that the Grant Date Fair Value of Stock Option awards will ever be realized.

The following table shows the number of shares of Common Stock covered by unexpired non-qualified Stock Options issued to officers of the Company under the Plan and unexercised as of September 11, 2012:

Name	Number of Options	Exercise Price	Date of Grant	Expiration Date

Frank Drohan	100,000	$2.60	9/23/2008	9/22/2018
Frank Drohan	739,000	$1.70	1/2/2012	12/31/2012
Frank Drohan	11,000	$1.70	4/13/2012	12/31/2012

Charles Kuczynski	50,000	$2.60	9/23/2008	9/22/2018
Charles Kuczynski	250,000	$1.70	1/2/2012	12/31/2012

William Hanley	6,000	$2.60	9/23/2008	9/22/2013
William Hanley	60,000	$1.70	1/2/2012	12/31/2012

In August 2011, Mr. Drohan exercised 100,000 Stock Options at $1.25 to purchase 100,000 Common Shares and Mr. Kuczynski exercised 50,000 Stock Options at $1.25 to purchase 50,000 Common Shares.

Director Compensation

Non-employee independent directors are compensated by the Company for their services as directors of the Company. Directors of the Company who are employees of the Company do not receive additional compensation for their services as directors.

The following chart summarizes the annual compensation for Omagine, Inc.'s non-employee independent directors during 2011.

(a) Name	(b) Fees Earned ($)	(c) Stock Awards ($)	(d) Option Awards ($)(1)	(e) All Other Compensation ($)	(f) Total ($)
Salvatore Bucchere	$5,250	0	0	0	5,250
Kevin Green	$5,000	0	0	0	5,000
Louis Lombardo	$4,750	0	0	0	4,750

(1)
Column (d) represents the dollar amount recognized as compensation expense for financial statement reporting purposes for the year indicated under ASC 718, and not an amount paid to or realized by the named director. There can be no assurance that the amounts determined by ASC 718 will ever be realized. Assumptions used in the calculation of these amounts are included in Note 1 - STOCK-BASED COMPENSATION - to the Company's audited financial statements for the fiscal year ended December 31, 2011. Directors who are not Company employees are compensated for their services as a director as shown in the chart below:

Schedule of Independent Director Fees December 31, 2011

Compensation Item	Amount

Annual Retainer	$0
Attendance at Annual Meeting	500
Per Board Meeting Fee (attendance in person)	500
Per Board Meeting Fee (attendance by teleconference)	250
Per Committee Meeting Fee (in person or by teleconference)	0
Appointment Fee Upon Election to Board of Directors	0
Non-qualified stock options	(1	) (2)

(1)
On the date of appointment to the Board of Directors, new non-employee independent directors are entitled to a one- time grant of 6,000 non-qualified stock options at the closing price on the date of grant, vested ratably over three years.

(2)
For non-employee independent directors that have served on the Board for at least 3 years, 2,000 options (or such other number of options as determined by the Board in its discretion) will be granted on the first business day of each fiscal year, at the closing price on the date of grant, vesting ratably over three years (or such other grant date or vesting period as may be determined by the Board).

Stock Options Granted to Independent Directors

The following table shows the number of shares of Common Stock covered by unexpired non-qualified Stock Options issued to independent directors of the Company under the Plan and unexercised as of September 11, 2012:

Name	Number of Options	Exercise Price	Date of Grant	Expiration Date

Louis Lombardo	6,000	$4.00	1/1/2008	12/31/2012
Louis Lombardo	2,000	$0.85	5/17/2011	5/16/2016
Louis Lombardo	50,000	$1.70	1/2/2012	12/31/2012
Louis Lombardo	2,000	$1.70	4/13/2012	4/18/2017

Salvatore Bucchere	6,000	$4.50	10/30/2007	4/8/2013
Salvatore Bucchere	2,000	$0.51	7/1/2010	4/8/2013
Salvatore Bucchere	2,000	$0.85	5/17/2011	4/8/2013
Salvatore Bucchere	50,000	$1.70	1/2/2012	4/8/2013

Kevin Green	6,000	$4.50	10/30/2007	10/29/2012
Kevin Green	2,000	$0.51	7/1/2010	6/30/2015
Kevin Green	2,000	$0.85	5/17/2011	5/16/2016

On January 31, 2012, upon his resignation as a Director of the Company, Mr. Green’s 50,000 One Year Options were cancelled. On April 9, 2012, upon his death and pursuant to the Plan, Mr. Bucchere’s 50,000 One Year Options became fully vested and all Stock Options then held by him were assigned an expiration date of April 8, 2013.

On the date of appointment to the Board of Directors ("Board"), new non-employee independent directors are entitled to a one-time grant of 6,000 non-qualified stock options (or such other number of options as determined by the Board in its discretion). The price of the Common Stock underlying such options is the closing bid price on the date of grant and the options vest ratably over the three year period subsequent to such date of appointment provided such independent director continues to hold office on the date of such vesting. Non-employee independent directors that have served on the Board of Directors for at least 3 years may be granted 2,000 options (or such other number of options as determined by the Board of Directors in its discretion) on the first business day of each fiscal year subsequent to such three years of service (or on such other day subsequent thereto as determined by the Board of Directors in its discretion) at an exercise price equal to the closing bid price on the date of grant and vesting immediately upon grant.

On January 1, 2008, the Company awarded options to purchase 6,000 shares of its Common Stock to Mr. Louis J. Lombardo, a non-employee independent director, at an exercise price of $4.00 and all such options are fully vested and they expire on December 31, 2013. On May 17, 2011, the Company awarded options to purchase 2,000 shares of its Common Stock to Mr. Lombardo at an exercise price of $0.85 per share and such options are fully vested and they expire on May 16, 2016. The Board of Directors granted 50,000 One Year Options to Mr. Lombardo which are exercisable at $1.70 per share. Mr. Lombardo’s One Year Options are fully vested and require him to be an independent director of the Company at the time of the exercise of any One Year Options. All unexercised One Year Options will expire on December 31, 2012. On April 13, 2012, the Company awarded options to purchase 2,000 shares of its Common Stock to Mr. Lombardo at an exercise price of $1.70 per share and such options are fully vested and they expire on April 18, 2017.

On October 30, 2007, the Company awarded options to purchase 6,000 shares of its Common Stock to Mr. Salvatore J. Bucchere who was then a non-employee independent director, at an exercise price of $4.50 per share and all such options are fully vested and they were due to expire on October 29, 2012. On July 1, 2010, the Company awarded options to purchase 2,000 shares of its Common Stock to Mr. Bucchere at an exercise price of $0.51 per share and such options are fully vested and they were due to expire on June 30, 2015. On May 17, 2011, the Company awarded options to purchase 2,000 shares of its Common Stock to Mr. Bucchere at an exercise price of $0.85 per share and such options are fully vested and they were due to expire on May 16, 2016. The Board of Directors granted 50,000 One Year Options to Mr. Bucchere which are exercisable at $1.70 per share. Mr. Bucchere’s One Year Options are fully vested and, except in the event of his death, required him to be an independent director of the Company at the time of the exercise of any One Year Options. Mr. Bucchere passed away on April 9, 2012 and, pursuant to the terms and conditions of the Plan, all unvested One Year Options held by him at the time of his death became fully vested on April 9, 2012 and his One Year Options and all other Stock Options then held by him (all of which were fully vested) were assigned an expiration date of April 8, 2013.

On October 30, 2007, the Company awarded options to purchase 6,000 shares of its Common Stock to Mr. Kevin O’C. Green who was then a non-employee independent director, at an exercise price $4.50 per share and all such options are fully vested and they expire on October 29, 2012. On July 1, 2010, the Company awarded options to purchase 2,000 shares of its Common Stock to Mr. Green at an exercise price of $0.51 per share and all such options are fully vested and they expire on June 30, 2015. On May 17, 2011, the Company awarded options to purchase 2,000 shares of its Common Stock to Mr. Green at an exercise price of $0.85 per share and such options are fully vested and they expire on May 16, 2016. The Board of Directors granted 50,000 One Year Options to Mr. Green which were exercisable at $1.70 per share. 25,000 of Mr. Green’s One Year Options vested upon issuance on January 2, 2012 and the other 25,000 of his One Year Options were due to vest on July 1, 2012 provided Mr. Green remained as an independent director of the Company on July 1, 2012. Mr. Green’s One Year Options also required him to be an independent director of the Company at the time of the exercise of any One Year Options. Mr. Green resigned as a director effective January 31, 2012 and as a result thereof all 50,000 of his One Year Options were cancelled in accordance with their terms.

Employment Agreements

The Company presently has no employment agreements with any of its employees.

In September 2001, Omagine, Inc. entered into an employment agreement (the “Drohan Agreement”) with Mr. Frank J. Drohan, Chief Executive Officer of the Company. Pursuant to the Drohan Agreement, Omagine, Inc. was obligated through December 31, 2010 to pay its President and Chief Executive Officer, Mr. Frank J. Drohan, an annual base salary of $125,000, plus an additional amount based on a combination of the Company’s net sales and earnings before taxes. Mr. Drohan's employment agreement provided for an option to purchase 20,000 shares of Common Stock at $1.25 per share during each of the first five years of the employment term (the “Drohan Options”), and payment by the Company of certain life and disability insurance premiums on Mr. Drohan's behalf. The Drohan Options were exercised by Mr. Drohan in August 2011. By mutual agreement between the Company and Mr. Drohan, the Drohan Agreement was modified to provide that the Company could from time to time suspend salary payments to Mr. Drohan and Mr. Drohan would continue to provide services to the Company pursuant to the Drohan Agreement and the Company would accrue Mr. Drohan’s unpaid salary. No salary payments were made to Mr. Drohan in 2009 and 2010 and parts of 2008, 2011 and 2012. The Company has agreed to pay all such unpaid and accrued salary to Mr. Drohan without interest when and if the Company has the financial resources to do so. On September 23, 2008 the Board of Directors granted 100,000 non-qualified stock options to Mr. Drohan which vest ratably over five years from the grant date and which are exercisable at $2.60 per share. 20,000 of such options vested on each September 24 of 2009, 2010 and 2011 and an additional 20,000 of such options shall vest on each of September 24, 2012 and 2013. Expiration of all such options is ten years from the date of grant. The Board of Directors had determined in January 2012 to grant Mr. Drohan 750,000 non-qualified stock options (the “One Year Options”). Because a sufficient number of options were not available under the Plan at the time however, pursuant to a resolution of the Board of Directors, the Company granted 739,000 One Year Options to Mr. Drohan on January 2, 2012. On April 13, 2012 pursuant to a further resolution of the Board of Directors, the Company granted Mr. Drohan an additional 11,000 One Year Options. Mr. Drohan’s One Year Options are fully vested as of July 1, 2012. All One Year Options are exercisable at $1.70 per share, have a cashless exercise feature and may be exercised in whole or in part at any time before their expiry date of December 31, 2012. Mr. Drohan’s One Year Options require him to be an employee of the Company at the time of the exercise of any One Year Options. All unexercised One Year Options will expire on December 31, 2012. Provided the Company is successful in signing the Development Agreement with the Government of Oman, the Company plans to enter into a new employment agreement with Mr. Drohan, although the terms of such employment agreement have not yet been determined.

Pursuant to a written employment agreement effective September 1, 2001 (the “Kuczynski Agreement”), Omagine, Inc. was obligated through December 31, 2010 to pay its Vice-President & Secretary, Mr. Kuczynski, an annual base salary of $75,000, plus an additional bonus based on a combination of the Company’s net sales and earnings before taxes. The Kuczynski Agreement provided for an option to purchase 10,000 shares of Common Stock at $1.25 per share during each of the first five years of the employment term (the “Kuczynski Options”). By mutual agreement between the Company and Mr. Kuczynski, the Kuczynski Agreement was ended but the Kuczynski Options were maintained in effect. The Kuczynski Options were exercised by Mr. Kuczynski in August 2011. Mr. Kuczynski is presently employed by the Company at an annual salary of $100,000 and Omagine, Inc. has from time to time fully or partially suspended salary payments to Mr. Kuczynski and Mr. Kuczynski has continued to provide services to the Company and the Company has accrued Mr. Kuczynski’s unpaid salary. The Company has agreed to pay such unpaid and accrued salary to Mr. Kuczynski without interest when and if the Company has the financial resources to do so. On September 23, 2008 the Board of Directors granted 50,000 non-qualified stock options to Mr. Kuczynski which vest ratably over five years from the grant date and which are exercisable at $2.60 per share. 10,000 of such options vested on each September 24 of 2009, 2010 and 2011 and an additional 10,000 of such options shall vest on each of September 24, 2012 and 2013. Expiration of all such options is ten years from the date of grant. Pursuant to a resolution of the Board of Directors, the Company granted 250,000 One Year Options to Mr. Kuczynski. Mr. Kuczynski’s One Year Options are fully vested as of July 1, 2012. Mr. Kuczynski’s One Year Options require him to be an employee of the Company at the time of the exercise of any One Year Options. All unexercised One Year Options will expire on December 31, 2012. Provided the Company is successful in signing the Development Agreement with the Government of Oman, Omagine, Inc. plans to enter into a new employment agreement with Mr. Kuczynski, although the terms of such employment agreement have not yet been determined.

Consulting Agreement

Effective March 19, 2007 Omagine, Inc. entered into a consulting agreement expiring December 31, 2007 (the “Hamdan Agreement”) with Mr. Sam Hamdan. Pursuant to the Hamdan Agreement, (i) Mr. Hamdan provides consulting services to the Company, and (ii) under certain circumstances and conditions precedent, Mr. Hamdan may become the President and Chief Operating Officer of Omagine, Inc., and (iii) Omagine, Inc. issued Hamdan options to purchase up to 160,000 shares of Omagine, Inc.’s Common Stock at $1.25 per share (the “Hamdan Option”). The Hamdan Option vested ratably over the 5 year period beginning on April 1, 2007 and the Hamdan Option which is now fully vested expires on March 30, 2017. The Hamdan Option is exercisable only if, at the time of such exercise: (i) the Hamdan Agreement is in effect, or (ii) Hamdan is an employee of the Company. The Hamdan Agreement was renewed four times (effective December 31, 2007, 2008, 2009 and 2010) without further compensation to Mr. Hamdan. Upon the fifth renewal of the Hamdan Agreement effective December 31, 2011 and pursuant to a resolution of the Board of Directors, Mr. Hamdan was granted 750,000 One Year Options. Mr. Hamdan’s One Year Options are fully vested as of July 1, 2012. Mr. Hamdan’s One Year Options require him to be an employee of or a consultant to the Company at the time of the exercise of any One Year Options. All unexercised One Year Options will expire on December 31, 2012. Mr. Hamdan also serves without compensation as the Deputy Managing Director of our 60% owned subsidiary, Omagine LLC.

On December 8, 2011, the Board of Directors approved grants of an aggregate of 215,000 restricted shares of Common Stock to six other consultants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

The Renaissance Team, Inc.

Mr. Sam Hamdan who is the Deputy Managing Director of our 60% owned subsidiary Omagine LLC has a consulting agreement with Omagine, Inc. and he may, under certain circumstances, also become Omagine, Inc.’s president. Mr. Hamdan is also the president of The Renaissance Team, Inc., a privately held company ("TRT"). Mr. Frank J. Drohan ("Drohan"), the Company's President and Chief Executive Officer, is the Chairman of TRT and Charles P. Kuczynski, the Company's Vice President and Secretary, is the Secretary of TRT. TRT is not in competition with the Company and each of Mr. Hamdan and Mr. Drohan own 50% of TRT's equity. TRT had intended to acquire the business and certain assets of The Global Leadership Team, Inc. ("GLT") of which Mr. Hamdan is currently the president and sole shareholder but that plan has now been abandoned. There have been no transactions between TRT and the Company to date and the Company anticipates that no such transactions will occur in the future. Mr. Hamdan and Mr. Drohan intend to form a new corporation (“Newco”) which will not compete with the Company and which will concentrate exclusively on business opportunities in the MENA Region. Mr. Drohan's employment agreement with the Company which expired on December 31, 2010 permitted him to be involved in any other business enterprise that does not compete with the Company. In 2006 and 2007 Mr. Hamdan and GLT performed significant services, including branding, strategic consulting, strategic visioning, marketing, financial and project finance planning, public relations, event management and management consulting services for JOL with respect to the proposed Qutopia Project in Qatar and the Omagine Project in Oman. The unpaid account payable of $245,449 due to GLT from JOL for such services was extinguished and exchanged for 490,880 shares of Common Stock. Hamdan and Drohan have agreed with respect to any possible future transaction(s) between Newco and the Company (a "Related Party Transaction") that they will exercise their best efforts to assure that any such Related Party Transaction will be structured such that it provides substantially better terms and conditions to the Company than would otherwise be available to the Company if the Company were to negotiate and conclude such Related Party Transaction on an "arms-length" basis with a company with which Mr. Hamdan and/or Mr. Drohan were not associated. Furthermore, any such Related Party Transaction will be in compliance with the Company's Code of Ethics.

Director Independence

The Company complies with the standards of "independence" under the NASDAQ Marketplace Rules. Accordingly, a director will only qualify as an "independent director" if, in the opinion of our Board of Directors, that person does not have a material relationship with our company which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director who is, or at any time during the past three years, was employed by the Company or by any parent or subsidiary of the Company, shall not be considered independent. Accordingly Louis J. Lombardo meets the definition of an "independent director" under NASDAQ Marketplace Rule 5605(a)(2). At December 31, 2011 three of the five directors of Omagine, Inc. were independent. On January 31, 2012 one independent director of the Registrant resigned and on April 9, 2012 another independent director of the Registrant died suddenly. As of the date of this Prospectus, one of the Registrant’s three directors, Mr. Lombardo, is independent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of September 11, 2012: (i) the number of shares of Omagine, Inc.'s Common Stock beneficially owned by (a) owners of more than five percent of Omagine, Inc.'s outstanding Common Stock who are known to the Company, (b) the directors of Omagine, Inc., individually, (c) the officers and directors of Omagine, Inc. as a group, and (ii) the percentage of ownership of the outstanding Common Stock represented by such shares.

Name and Address	Beneficial Ownership (7)	Percent *

Frank J. Drohan (1)(3)	1,805,088	12.6%
Charles P. Kuczynski (l)(4)	463,763	3.2%
Louis J. Lombardo (1)(5)	59,177	0.4%
Mohammed K. Al-Sada (2)	1,041,800	7.3%
William Hanley (2)(6)	124,214	0.9%

All officers and Directors
As a Group of 4 Persons	2,452,242	17.1%

*  Based on 14,369,041 Common Shares issued and outstanding as of August , 2012.

(1)	The address for each of these individuals is c/o Omagine, Inc. and each is a director of Omagine, Inc. Messrs. Drohan and Kuczynski are officers of the Company.
(2)	The address for each of these individuals is c/o Omagine, Inc. Mr. Hanley is an officer of Omagine, Inc.
(3)	Does not include Mr. Drohan's (i) 60,000 currently exercisable and 40,000 un-exercisable Stock Options at $2.60 per share or (ii) 750,000 currently exercisable Stock Options at $1.70 per share.
(4)	Does not include Mr. Kuczynski's (i) 30,000 currently exercisable and 20,000 un-exercisable Stock Options at $2.60 per share or (ii) 250,000 currently exercisable Stock Options at $1.70 per share.
(5)
Does not include Mr. Lombardo's (i) 6,000 currently exercisable Stock Options at $4.00 per share, (ii) 2,000 currently exercisable Stock Options at $0.85 per share, (iii) 2,000 currently exercisable Stock Options at $1.70 per share, or (iv) 50,000 currently exercisable Stock Options at $1.70 per share.

(6)	Does not include Mr. Hanley's (i) 6,000 currently exercisable Stock Options at $2.60 per share, or (ii) 60,000 currently exercisable Stock Options at $1.70 per share.
(7)
None of these shares are subject to rights to acquire beneficial ownership, as specified in Rule 13d-3 (d)(1) under the Securities Exchange Act of 1934, as amended, and the beneficial owner has sole voting and investment power, subject to community property laws where applicable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE .

None.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Certificate of Incorporation, our directors will not be personally liable to us or to our shareholders for monetary damages for any breach of their fiduciary duty as a director, except liability for the following:

•	Any breach of their duty of loyalty to our Company or to our stockholders.
•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.
•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.
•	Any transaction from which the director derived an improper personal benefit.

We believe that these limitation of liability provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability provisions in our Certificate of Incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are filing with the SEC a Registration Statement on Form S-1 under the Securities Act, of which this Prospectus is a part, covering the securities being offered. As permitted by the SEC, this Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this Prospectus, please see the Registration Statement and the exhibits filed with the Registration Statement. A copy of the Registration Statement and the exhibits filed with the Registration Statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about the operation of the public reference room. The SEC also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

September   , 2012

OMAGINE, INC.

58,450 Common Stock Purchase Warrants

and

29,225 Shares of Common Stock
Issuable upon the Exercise of Common Stock Purchase Warrants at $5.00 per Share

and

29,225 Shares of Common Stock
Issuable upon the Exercise of Common Stock Purchase Warrants at $10.00 per Share

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this Prospectus or to make representations as to matters not stated in this Prospectus. You must not rely on unauthorized information. This Prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this Prospectus nor any sales made hereunder after the date of this Prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this Prospectus.

OMAGINE, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2012

OMAGINE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2012	2011
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash	$401,467	$235,381
Prepaid expenses and other current assets	3,000	19,826
Total Current Assets	404,467	255,207

PROPERTY AND EQUIPMENT:
Office and computer equipment	138,108	132,570
General plant	-	17,800
Furniture and fixtures	-	15,951
Leasehold improvements	-	866
	138,108	167,187
Less accumulated depreciation and amortization	(132,275)	(164,730)
	5,833	2,457

Other assets	12,161	12,161

TOTAL ASSETS	$422,461	$269,825

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Convertible notes payable and accrued interest	$358,874	$647,949
Accounts payable	117,826	386,294
Accrued officers' payroll	367,366	529,300
Due officers and directors	-	16,864
Accrued expenses and other current liabilities	88,007	87,111
Total Liabilities, All Current	932,073	1,667,518

STOCKHOLDERS' DEFICIT:

Preferred stock:
$0.001 par value,
Authorized: 850,000 shares,
Issued and outstanding: - none	-	-

Common Stock:
$0.001 par value,
Authorized: 50,000,000 shares,
Issued and outstanding:
14,369,041 shares in 2012 and 12,853,701 shares in 2011	14,369	12,854
Committed to be issued:
Zero shares in 2012 and 365,000 shares in 2011	-	365
Capital in excess of par value	22,952,973	20,621,545
Deficit	(23,501,731)	(22,077,873)
Total Omagine, Inc. stockholders' deficit	(534,389)	(1,443,109)
Noncontrolling interests in Omagine LLC	24,777	45,416

Total Stockholders' Deficit	(509,612)	(1,397,693)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$422,461	$269,825

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE:
Net Sales	$-	$-	$-	$-
Total revenue	-	-	-	-

COSTS AND EXPENSES:
Cost of sales	-	-	-	-

Officers and directors compensation (including stock-based
compensation of $343,781, $18,433, $608,854 and $109,366, respectively)	420,031	104,433	762,854	267,866
Professional fees	3,335	12,765	14,362	55,155
Consulting fees (including stock-based compensation
of $178,335, $11,442 and $351,184, $16,133, respectively)	163,350	13,458	360,904	49,400
Commitment fees	-	300,000	-	300,000
Travel	53,156	38,504	71,475	53,990
Occupancy	13,269	50,791	58,675	83,208
Other general and administrative	51,423	73,198	153,416	115,845
Total Costs and Expenses	704,564	593,149	1,421,686	925,464

OPERATING LOSS	(704,564)	(593,149)	(1,421,686)	(925,464)

Interest expense	(8,757)	(14,060)	(22,811)	(27,387)

NET LOSS	(713,321)	(607,209)	(1,444,497)	(952,851)

Add net loss attributable to noncontrolling interests in Omagine LLC	7,880	-	20,639	-

NET LOSS ATTRIBUTABLE TO OMAGINE, INC.	$(705,441)	$(607,209)	$(1,423,858)	$(952,851)

LOSS PER SHARE - BASIC AND DILUTED	$(0.05)	$(0.05)	$(0.10)	$(0.08)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
- BASIC AND DILUTED	14,347,255	12,571,175	13,820,312	12,407,690

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT (Unaudited)

	Common Stock
	Issued and Outstanding .		Committed to be issued .		Capital in		Noncontrolling
		Par		Par	Excess of		Interests in
	Shares	Value	Shares	Value	Par Value	Deficit	Omagine LLC	Total
Balances at December 31, 2011	12,853,701	$12,854	365,000	$365	$20,621,545	$(22,077,873)	$45,416	$(1,397,693)

Issuance of Common Stock committed for stock options exercised by officers	150,000	150	(150,000)	(150)	-	-	-	-

Issuance of Restricted Common Stock committed for stock grants to foreign consultants	215,000	215	(215,000)	(215)	-	-	-	-

Stock Grant to Consultant for services rendered	1,994	2	-	-	3,248	-	-	3,250

Stock Option Expense	-	-	-	-	880,538	-	-	880,538

Issuance of Common Stock under New Standby Equity Distribution Agreement (New SEDA)	68,480	68	-	-	89,932	-	-	90,000

Stock Grant to a stockholder relations agent for fees	15,000	15	-	-	14,985	-	-	15,000

Issuance of Common Stock for Rights Offering			1,014,032	1,014	1,266,526	-	-	1,267,540

Issuance of Common Stock committed for Rights Offering	1,014,032	1,014	(1,014,032)	(1,014)	-	-	-	-

Contribution of Common Stock to 401K Plan	50,834	51	-	-	76,199	-	-	76,250

Adjustments for noncontrolling interests in Omagine LLC	-	-	-	-	-	-	(20,639)	(20,639)

Net Loss attributable to Omagine, Inc.	-	-	-	-	-	(1,423,858)	-	(1,423,858)

Balances at June 30, 2012	14,369,041	$14,369	-	$-	$22,952,973	$(23,501,731)	$24,777	$(509,612)

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2012	2011
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss attributable to Omagine, Inc.	$(1,423,858)	$(952,851)
Adjustments to reconcile net loss to net cash flows
used by operating activities:
Net loss attributable to noncontrolling interests in
Omagine LLC	(20,639)	-
Depreciation and amortization	2,162	1,870
Stock based compensation related to stock options	880,538	46,249
Issuance of Common Stock for 401K Plan contributions	76,250	72,500
Issuance of stock grant to consultant	3,250	6,750
Issuance of Common Stock in satisfaction of the New
SEDA commitment fees	-	300,000
Issuance of Stock Grants to Stockholder Relations Agent for fees	15,000	-
Changes in operating assets and liabilities:
Prepaid expenses, other current assets and other
assets	16,826	(300)
Accounts payable	(259,468)	19,389
Accrued expenses and other current liabilities	896	10,527
Accrued officers' payroll	65,500	115,001
Convertible Notes Payable and accrued interest	(12,432)	25,321
Net cash flows used by operating activities	(655,975)	(355,544)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(5,538)	-
Net cash flows used by investing activities	(5,538)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Loans from officers and directors	5,960	(475)
Proceeds from sale of Common Stock	90,000	270,000
Proceeds from Omagine LLC noncontrolling parties to be
satisfied through future issuance of Omagine LLC
noncontrolling common stock	-	58,500
Proceeds from the Rights Offering concluded March 30,2012	731,639	-
Net cash flows provided by financing activities	827,599	328,025

NET INCREASE IN CASH	166,086	(27,519)

CASH BEGINNING OF PERIOD	235,381	148,217

CASH END OF PERIOD	$401,467	$120,698

SUPPLEMENTAL CASH FLOW INFORMATION:

Income taxes paid	$1,000	$1,289

Interest paid	$8,247	$-

NON - CASH FINANCING ACTIVITIES:

Stock subscriptions from rights offering concluded March 30, 2012	$1,267,540	$-
Less stock subscriptions satisfied through reduction of debt:
Convertible notes payable and accrued interest	(276,643)	-
Accounts payable	(9,000)	-
Accrued officers' payroll	(227,434)	-
Due officers and directors	(22,824)	-
Total	$(535,901)	-
Stock subscriptions satisfied through payment to Stock Transfer
Agent agency account (collected by the Company on April 5, 2012)	$731,639	$-

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2012

NOTE 1 - BASIS OF PRESENTATION

Principles of Consolidation - The consolidated financial statements include the accounts of Omagine, Inc. (“Omagine”) and its wholly owned subsidiary, Journey of Light, Inc. (“JOL”) and its 60% owned subsidiary Omagine LLC (“LLC”). Omagine, JOL and LLC are collectively referred to herein as “the Company”. LLC is a limited liability company which was organized on November 23, 2009 under the laws of the Sultanate of Oman. All inter-company transactions have been eliminated in consolidation.

The consolidated balance sheet for the Company at the end of the preceding fiscal year has been derived from the audited balance sheet and notes thereto contained in the Company’s amended annual report on Form 10-K/A for the Company’s fiscal year ended December 31, 2011 and is presented herein for comparative purposes. All other financial statements are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for all periods presented, have been made. The results of operations for the interim periods presented herein are not necessarily indicative of operating results for the respective full years.

Certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted in accordance with the published rules and regulations of the Securities and Exchange Commission (“SEC”). These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's amended annual report on Form 10-K/A for the fiscal year ended December 31, 2011 filed with the SEC on May 17, 2012.

Income Taxes - The Company is subject to income taxes at both the federal and state level. Separate state income tax returns are filed with each state in which the Company is incorporated or qualified as a foreign corporation. Other than LLC which is subject to income taxes in Oman, the Company is not presently subject to income taxes in any foreign country.

The Company reports interest and penalties as income tax expense.

Deferred tax assets and liabilities are recognized based on differences between the book and tax bases of assets and liabilities using presently enacted income tax rates. The Company establishes a provision for income taxes by applying the provisions of the applicable enacted tax laws to taxable income, if any, for that period. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Stock-based Compensation - Stock-based compensation is accounted for at fair value in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation”. For stock options granted, we have recognized compensation expense based on the estimated grant date fair value method using the Black-Scholes valuation model. For these awards, we have recognized compensation expense using a straight-line amortization method. ASC 718 requires that stock-based compensation expense be based on awards that are ultimately expected to vest. Stock option expense for the six months ended June 30, 2012 and 2011 was $880,538 and $46,249, respectively. See Note 5.

Loss Per Share –Basic loss per share is based upon the weighted-average number of common shares outstanding during the period. Diluted loss per share is based upon the weighted-average number of common shares and dilutive securities (such as stock options and convertible securities) outstanding during the period. Dilutive securities having an anti-dilutive effect on diluted loss per share are excluded from the calculation.

For the six months ended June 30, 2012 and 2011, diluted shares outstanding excluded the following dilutive securities as the effect of their inclusion would be anti-dilutive.

	Shares Issuable
	Six Months Ended June 30,
	2012	2011
Convertible Notes	148,780	277,389
Stock Options	1,293,500	442,000
Warrants	6,363,674	0
Total Shares of Common Stock Issuable	7,805,954	719,389

Non-controlling Interests in Omagine LLC - As of the date of this report LLC is owned 60% by Omagine. In May 2011, Omagine, JOL and three new investors entered into a shareholders’ agreement (the “Shareholder Agreement”) pursuant to which Omagine’s 100% ownership of LLC was reduced to 60%. The following persons and ownership percentages are registered as Omagine LLC’s shareholders with the Government of Oman:

Omagine, Inc.	60%
Office of Royal Court Affairs	25%
Consolidated Contracting Company S.A.	10%
Consolidated Contractors (Oman) Company LLC	5%

The Office of Royal Court Affairs (“RCA”) is an organization representing the personal interests of His Majesty Sultan Qaboos bin Said, the ruler of Oman.

Consolidated Contractors International Company, SAL, (“CCIC”) is a 60 year old Lebanese multi-national company headquartered in Athens, Greece. CCIC has approximately five and one-half (5.5)billion dollars in annual revenue, one hundred twenty thousand (120,000) employees worldwide, and operating subsidiaries in among other places, every country in the Middle East.

Consolidated Contracting Company S.A. is a wholly owned subsidiary of CCIC and is its investment arm.

Consolidated Contractors (Oman) Company LLC, is a construction company with approximately 13,000 employees in Oman.

Reclassifications – Certain 2011 account balances have been reclassified to conform to the current year’s presentation.

Recent Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs,” (“ASU 2011-04”). ASU 2011-04 expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This new guidance is to be applied prospectively. This guidance will be effective for the Company beginning January 1, 2012. The Company anticipates that the adoption of this standard will not materially affect its consolidated financial statements.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income,”(“ASU 2011-05”). ASU 2011-05 eliminates the option to report other comprehensive income and its components in the statement of changes in equity. ASU 2011-05 requires that all non-owner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. This new guidance is to be applied retrospectively. This guidance will be effective for the Company beginning January 1, 2012. The Company anticipates that the adoption of this standard will not change the presentation of its consolidated financial statements.

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-08,“Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment”(“ASU 2011-08”). This ASU is intended to simplify how entities test goodwill for impairment and permits an entity to first assess qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We do not expect this ASU will have an impact on our Consolidated Financial Statements.

In December 2011, the FASB issued ASU No. 2011-11, “Balance Sheet (Topic 210)—Disclosures about Offsetting Assets and Liabilities”(“ASU 2011-11”). The update requires entities to disclose information about offsetting and related arrangements of financial instruments and derivative instruments. The ASU is effective for annual periods beginning on or after January 1, 2013 and interim periods therein. The Company is currently evaluating the impact this update will have on our consolidated financial statements.

In December 2011, FASB issued ASU No. 2011−12, “Comprehensive Income - Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”(“ASU 2011−12”).Among the new provisions in ASU 2011-05 was a requirement for entities to present reclassification adjustments out of accumulated other comprehensive income by component in both the statement in which net income is presented and the statement in which other comprehensive income is presented (for both interim and annual financial statements); however this reclassification requirement is indefinitely deferred by ASU 2011-12 and will be further deliberated by the FASB at a future date.

Certain other accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and therefore have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

NOTE 2 - GOING CONCERN AND LIQUIDITY

At June 30, 2012, the Company had negative working capital of $527,606. The Company incurred net losses of $1,423,858 and $1,804,451 for the six months ended June 30, 2012 and for the year ended December 31, 2011, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The continued existence of the Company is dependent upon its ability to execute its business plan and attain profitable operations.

NOTE 3 - CONVERTIBLE NOTES PAYABLE AND ACCRUED INTEREST

Convertible notes payable and accrued interest thereon consist of:

	June 30,	Dec. 31,
	2012	2011
Due to the president of the Company, interest at 8% per annum, due on demand, convertible into common stock at a conversion price of $2.00 per share:

Principal	$-	$192,054
Accrued Interest	-	51,649

Due to the secretary of the Company, interest at 8% per annum, due on demand, convertible into common stock at a conversion price of $2.00 per share:

Principal	39,961	39,961
Accrued Interest	12,341	10,747

Due to a director of the Company, interest at 10% per annum, due on demand, convertible into common stock at a conversion price of $2.50 per share:

Principal	150,000	150,000
Accrued Interest	26,164	18,685

Due to investors, interest at 15% per annum, due on demand, convertible into common stock at a conversion price of $2.50 per share:

Principal	50,000	50,000
Accrued Interest	24,915	21,175

Due to investors, interest at 10% per annum, due on demand, convertible into common stock at a conversion price of $2.50 per share:

Principal	50,000	100,000
Accrued Interest	5,493	13,678
	$358,874	$647,949

NOTE 4 – COMMON STOCK

In January 2011, the Company issued and contributed a total of 51,784 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan (two of the three employees are directors of the Company and all three are officers of the Company). The $72,500 valuation is based on the $1.40 closing trading price of the free trading Common Stock on the date of contribution.

From January 2011 to June 2011 the Company issued and sold a total of 193,442 shares of Common Stock for proceeds of $165,000 under the SEDA with YA. (See Note 7 under “Equity Financing Agreements”).

From January to September of2011, the Company issued and sold to accredited investors a total of 130,438 shares of Common Stock for proceeds of $265,000.

On March 4, 2011, the Company issued 15,000 shares of Common Stock to a consultant for services rendered valued at $6,750.

In May and June 2011, the Company issued a total of 244,216 shares of Common Stock to YA Ltd. in satisfaction of $300,000 of commitment fees due in connection with the New SEDA (See Note 7 under “Equity Financing Agreements”).

From August to December 2011, the Company issued and sold a total of 111,175 shares of Common Stock for proceeds of $230,000 under the New SEDA with YA Ltd. (See Note 7 under “Equity Financing Agreements”).

On August 29, 2011, as discussed in Note 7 under “Employment Agreements”, the Company issued an aggregate of 150,000 shares of Common Stock to its president and to its secretary pursuant to the exercise by them at $1.25 per share of an aggregate of 150,000 stock options granted to them in 2001. The $187,500 aggregate exercise amount was satisfied by a $187,500 reduction in accrued payroll due to these two officers.

On December 8, 2011, the Company issued a total of 215,000 restricted shares of Common Stock to six consultants for services rendered valued at a total of $299,710. The $299,710 valuation is based on the $1.70 closing trading price of the free trading Common Stock on the December 8, 2011 date of grant less an 18% restricted stock discount (which was calculated using the Finnerty Method).

In January 2012, the Company issued and sold a total of 25,063 shares of Common Stock for proceeds of $40,000 under the New SEDA with YA Ltd. (See Note 7 under “Equity Financing Agreements”).

In January 2012, the Company issued 1,994 shares of Common Stock to a consultant for services rendered valued at $3,250.

In January 2012, the Company issued 15,000 shares of Common Stock to an investor relations consultant for services rendered valued at $15,000.

In February 2012, the Company issued and sold a total of 17,705 shares of Common Stock for proceeds of $25,000 under the New SEDA with YA Ltd. (See Note 7 under “Equity Financing Agreements”).

In March 2012, the Company issued and sold a total of 25,712 shares of Common Stock for proceeds of $25,000 under the New SEDA with YA Ltd. (See Note 7 under “Equity Financing Agreements”).

In March 2012, pursuant to a rights offering, the Company issued and sold 1,014,032 shares of Common Stock to its shareholders for proceeds of $1,267,540. Of the $1,267,540 total proceeds from the rights offering, $731,639 of such proceeds (representing 585,311 shares) was collected in cash and $535,901 of such proceeds (representing 428,721 shares) was satisfied through the reduction of debt (including $506,750 of such debt due to Company officers and directors).

In May 2012, the Company issued and contributed a total of 50,834 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan (two of the three employees are directors of the Company and all three are officers of the Company). The $76,250 valuation is based on the $1.50 closing trading price of the free trading Common Stock on the date of contribution.

NOTE 5 – STOCK OPTIONS AND WARRANTS

Stock Options

On December 30, 2009, shareholders authorized the Board of Directors to reserve 2,500,000 shares of its authorized but unissued Common Stock (the “Reserved Shares”) for issuance under the Omagine, Inc. 2003 Stock Option Plan (the “Plan”). On October 14, 2011, the Company registered the Reserved Shares for resale by filing a registration statement with the SEC on Form S-8. The Plan expires August 31, 2013.

The Plan is designed to attract, retain and motivate employees, directors, consultants and other professional advisors of the Company and its subsidiaries (collectively, the “Recipients”) by giving such Recipients the opportunity to acquire stock ownership in the Company through the issuance of stock options to purchase shares of the Company’s Common Stock.

The following is a summary of stock option activity under the Plan for the six months ended June 30, 2011 and 2012:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2011	528,000	$1.96	4.58	$207,060
Granted in Q1 2011	-	-	-	-
Exercised in Q1 2011	-	-	-	-
Forfeited / Expired in Q1 2011	-	-	-	-
Outstanding at March 31, 2011	528,000	$1.96	4.33	$1,360
Exercisable at March 31, 2011	404,000	$1.88	3.42	$1,360
Granted in Q2 2011	6,000	$0.85	4.92	-
Exercised in Q2 2011	-	-	-	-
Forfeited / Expired in Q2 2011	-	-	-	-
Outstanding June 30, 2011	534,000	$1.95	4.08	$277,360
Exercisable June 30, 2011	442,000	$1.82	3.67	$277,360

Outstanding at January 1, 2012	344,000	$2.01	5.67	$90,360
Granted in Q1 2012	1,994,000	$1.70	0.75	-
Exercised in Q1 2012	-	-	-	-
Forfeited / Expired in Q1 2012	(50,000)	$1.70	-	-
Outstanding at March 31, 2012	2,288,000	$1.75	1.50	$85,860
Exercisable at March 31, 2012	1,256,000	$1.74	1.75	$85,860
Granted in Q2 2012	23,000	$1.70	0.92	-
Exercised in Q2 2012	-	-	-	-
Forfeited / Expired in Q2 2012	-	-	-	-
Outstanding at June 30, 2012	2,311,000	$1.75	1.25	$63,160.
Exercisable at June 30, 2012	1,293,500	$1.74	1.50	$63,160.

On January 2, 2012, pursuant to a resolution of the Board of Directors dated December 8, 2011, the Company granted a total of 1,994,000 stock options (the “One Year Options”) to 13 individuals. Such grants of One Year Options included the grant of: (i) an aggregate of 1,049,000 One Year Options to the Company’s three Officers; (ii) an aggregate of 150,000 One Year Options to the Company’s then three independent Directors; (iii) a grant of 750,000 One Year Options to the Deputy Managing Director of Omagine LLC who is also a consultant to Omagine and who also holds 160,000 stock options presently exercisable at $1.25 per share and expiring March 31, 2017 which were granted pursuant to a March 2007 consulting agreement expiring on December 31, 2012; (iv) a grant of 10,000 One Year Options to a consultant to whom the Company pays $2,000 per month in consulting fees totaling $24,000 and $20,000 during the years ended December 31,2011 and 2010, respectively (and $12,000 for the six months ended June 30,2012) ; and (v) a grant of 5,000 One Year Options to the son of the Company’s President for website design services rendered (who was also paid $1,000 for the six months ended June 30, 2012).

On January 31, 2012, 50,000 One Year Options previously issued to an independent Director were cancelled in accordance with their terms upon such Director’s resignation. On April 9, 2012 an independent Director died and, pursuant to the Plan, all 50,000 One Year Options previously granted to him immediately vested and the expiration date of his One Year Options and all other options then held by him was fixed at April 8, 2013. On April 13, 2012, pursuant to a resolution of the Board of Directors, the Company granted a total of 21,000 additional One Year Options to 2 individuals (11,000 of which were granted to an individual who is an officer and director) for services rendered. Other than the One Year Options of the former independent director that died in April 2012, all other One Year Options vest 50% on the date of issuance, 50% on July 1, 2012 and expire on December 31, 2012. All One Year Options provide for a cashless exercise feature and are exercisable at an exercise price of $1.70 per share.

The approximately $1,701,000 estimated fair value of the 1,994,000 One Year Options granted in January 2012 (using the Black-Scholes option pricing model and the following assumptions: (i) $1.70 share price, (ii) 1 year and 6 month terms [365 days and 184 days], (iii) 161% expected volatility, (iv) 0.10% [1 year term] and 0.04% [6 month term] risk free interest rates) is being expensed evenly over the one year 2012 requisite service period of the One Year Options. The approximately $27,302 estimated fair value of the 21,000 One Year Options granted in April 2012 (using the Black-Scholes option pricing model and the following assumptions: (i) $1.70 share price, (ii) 9 month and 6 month terms, (iii) 161% expected volatility, (iv) 0.10% [ 9 month term] and 0.04% [6 month term] risk free interest rates) is being expensed evenly over the requisite 2012 service period of the One Year Options.

A summary of the status of the Company’s nonvested shares as of June 30, 2011 and 2012, and changes during the periods then ended is as presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)

Nonvested shares at January 1, 2011	124,000	$2.25	7.33
Granted in Q1 2011	-	-	-
Vested in Q1 2011	-	-	-
Nonvested shares at March 31, 2011	124,000	$2.25	7.08
Granted in Q2 2011	6,000	$0.85	4.92
Vested in Q2 2011	(38,000)	$1.19	5.67
Nonvested shares at June 30, 2011	92,000	$2.60	7.25

Nonvested shares at January 1, 2012	60,000	$2.60	6.75
Granted in Q1 2012	1,994,000	$1.70	1.00
Forfeited / Expired in Q1 in 2012	(50,000)	$1.70	0.92
Vested in Q1 2012	(972,000)	$1.70	1.00
Nonvested shares at March 31, 2012	1,032,000	$1.75	1.08
Granted in Q2 2012	23,000	$1.70	0.92
Vested in Q2 2012	37,500	$1.70	0.75
Nonvested shares at June 30, 2012	1,017,500	$1.75	0.83

Stock options outstanding at June 30, 2012 (all non-qualified) consist of:

Year Granted		Number Outstanding	Number Exercisable	Exercise Price	Expiration Date

2007		160,000	160,000	$1.25	March 31, 2017
2007		12,000	12,000	$4.50	October 29, 2012
2008		6,000	6,000	$4.00	December 31, 2012
2008	(A)	150,000	90,000	$2.60	September 23, 2018
2008		6,000	6,000	$2.60	September 23, 2013
2010		4,000	4,000	$0.51	June 30, 2015
2011		6,000	6,000	$0.85	May 16, 2016
2012	(B)	1,965,000	1,007,500	$1.70	December 31, 2012
2012		2,000	2,000	$1.70	April 12, 2017

Totals		2,311,000	1,293,500

(A)	The 60,000 unvested options relating to the 2008 grant are scheduled to vest 30,000 each on September 24, 2012 and 2013.
(B)	The 957,500 unvested One Year Options at June 30, 2012 granted in 2012vested on July 1, 2012.

The following table summarizes information about stock options outstanding at June 30, 2012:

	Stock Options Outstanding			Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Number of Shares	Weighted Average Exercise Price
$0.50 - $1.00	10,000	$0.71	3.58	10,000	$0.71
$1.01 - $2.00	2,127,000	1.67	0.83	1,169,500	1.64
$2.00 - $3.00	156,000	2.60	6.17	96,000	2.60
$4.00 - $5.00	18,000	4.33	0.42	18,000	4.33
Totals	2,311,000	$1.75	1.25	1,293,500	$1.74

As of June 30, 2012, there was $933,604 of total unrecognized compensation cost relating to unexpired stock options. That cost is expected to be recognized $880,538 in 2012and $53,066 in 2013.

Warrants

The Company conducted a rights offering between February 24, 2012 and March 30, 2012 for the sole benefit of its shareholders. The rights offering entitled shareholders to subscribe for up to 3,181,837 shares of the Company’s common stock at a subscription price of $1.25 per share. A total of 1,014,032 shares were subscribed for in the rights offering. Of the $1,267,540 total proceeds from the rights offering, $731,639 of such proceeds (representing 585,311 shares) was collected in cash and $535,901 of such proceeds (representing 428,721 shares) was satisfied through the reduction of debt (including $506,750 of such debt due to Company officers and directors).

Simultaneously with the rights offering the Company also distributed a total of 6,363,674 common stock purchase warrants (“Warrants “) to common stockholders of record on February 24, 2012. 3,181,837 Warrants are exercisable into common stock at an exercise price of $5.00 per share and 3,181,837 Warrants are exercisable into common stock at an exercise price of $10.00 per share. The Company did not distribute Warrants to certain of its shareholders who were residents of California (the “California Shareholders”)because the registration and/or qualification in California of the Warrants and the common stock underlying the Warrants has not yet been approved by the California Department of Corporations (the “California Approval”). Subject to the receipt of the California Approval, the Company intends to distribute an additional 58,450 Warrants (29,225 $5 Warrants and 29,225 $10 Warrants) to the California Shareholders. The Warrants expire on December 31, 2013 unless, upon a 30 day prior notice to the Warrant holders, they are redeemed earlier by the Company. The Warrants do not contain any anti-dilution provisions and may be exercised only for whole shares of Common Stock. The Warrant Exercise Prices and the number of shares of Common Stock that the Company must issue upon exercise of Warrants shall not be subject to adjustment for any reason, including but not limited to, any combinations or subdivisions of Common Stock or any dividend, reclassification, reorganization, merger or spin off.

NOTE 6 - INCOME TAXES

Deferred tax assets are comprised of the following:

	June 30,	December 31,
	2012	2011

Federal net operating loss carry forwards	$4,601,000	$4,455,000
State and city net operating loss carry forwards net of federal tax benefit	1,315,000	1,272,000
	5,916,000	5,727,000
Less: Valuation allowance	5,916,000	5,727,000
Total	$-	$-

Management has determined, based on the Company's current condition that a full valuation allowance is appropriate at June 30, 2012 and December 31, 2011.

At June 30, 2012, the Company had federal net operating loss carry forwards of approximately $13,146,000, expiring in various amounts from fiscal year 2012 to fiscal year 2032.

Current United States income tax law limits the amount of loss available to offset against future taxable income when a substantial change in ownership occurs.

NOTE 7 – COMMITMENTS

Leases

The Company leases its executive office in New York, New York under a ten-year lease entered into in February 2003. The Company also leases office space in Muscat, Oman under a lease expiring December 31, 2012. Rent expense for the six months ended June 30, 2012 and 2011 was $58,675 and $83,208 respectively.

At June 30, 2012, the future minimum lease payments under non-cancelable operating leases are as follows:

2012	$46,340
2013	9,466
Total	$55,806

Employment Agreements

Pursuant to an employment agreement dated September 1, 2001, Omagine was obligated to pay its President and Chief Executive Officer an annual base salary of $125,000 through December 31, 2010 plus an additional amount based on a combination of net sales and earnings before taxes. Such employment agreement expired on December 31, 2010 and, provided Omagine LLC signs the Development Agreement with the Government of Oman for the Omagine Project, the Company plans to enter into a new employment agreement with this individual although the terms of such employment agreement have not yet been determined. For the six months ended June 30, 2012, the Company has continued to accrue salary payable to its President on the basis of an annual salary of $125,000. At June 30, 2012, unpaid accrued officer’s compensation due to this Company officer was $210,654.

Omagine had been obligated to employ its Vice-President and Secretary under an employment agreement which was cancelled by mutual agreement. Provided Omagine LLC signs the Development Agreement with the Government of Oman for the Omagine Project, the Company plans to enter into a new employment agreement with this individual although the terms of such employment agreement have not yet been determined. For the six months ended June 30, 2012, the Company accrued officer’s compensation due to its Vice President and Secretary on the basis of an annual salary of $100,000. At June 30, 2012, unpaid accrued officer’s compensation due to this Company officer was $74,162.

Omagine is not obligated under an employment agreement with its Controller and Principal Accounting Officer. For the six months ended June 30, 2012, the Company accrued officer’s compensation due to its Controller on the basis of an annual salary of $80,000. At June 30, 2012, unpaid accrued officer’s compensation due to this Company officer was $82,550.

Equity Financing Agreements

On December 22, 2008, Omagine entered into a Standby Equity Distribution Agreement (the “SEDA”) with YA Global Investments, L.P. (“YA”). The SEDA expired on April 30, 2011. Pursuant to the terms of the SEDA, Omagine could, at its sole option and upon giving written notice to YA (a “Purchase Notice”), sell shares of its Common Stock (the “Shares”) to YA at a per Share “Purchase Price” equal to 95% of the lowest daily volume weighted average price for a share of Omagine’s Common Stock as quoted by Bloomberg, L.P. during the five (5) consecutive trading days following such Purchase Notice (the “Pricing Period”). During the term of the SEDA, Omagine was not obligated to sell any Shares to YA but could, in its sole discretion, sell that number of Shares valued at the Purchase Price from time to time in effect that equaled up to $5,000,000 in the aggregate. YA was obligated to purchase such Shares from Omagine subject to certain conditions including (i) Omagine filing a registration statement with the Securities and Exchange Commission (the “SEC”) to register the Shares (“Registration Statement”), (ii) the SEC declaring such Registration Statement effective, (iii) periodic sales of Shares to YA had to be separated by a time period equal to the Pricing Period, and (iv) the amount of any such individual periodic sale of Shares could not exceed $200,000. All sales of Shares pursuant to the SEDA were made at the sole discretion of Omagine. The Registration Statement filed by Omagine with the SEC was declared effective by the SEC as of May 1, 2009 and its effective status expired on April 30, 2010. Omagine filed a new registration statement with the SEC to continue to make sales available to it pursuant to the SEDA and the SEC declared such new registration statement to be effective as of June 7, 2010. The SEDA expired on April 30, 2011.

On May 4, 2011, Omagine entered into a new two year SEDA (the “New SEDA”) with YA Global Master SPV Ltd. (“YA Ltd”) on substantially the same terms and conditions as the SEDA executed between YA and Omagine in December 2008. Omagine issued 176,471 restricted shares of Common Stock to YA Ltd in satisfaction of a $150,000 commitment fee due to YA Ltd pursuant to the New SEDA. In June 2011, Omagine and YA Ltd amended the New SEDA to increase the commitment amount under the New SEDA from $5 million to $10 million and Omagine issued an additional 67,745 restricted shares of its Common Stock to YA Ltd in satisfaction of the additional $150,000 commitment fee due pursuant to such amendment.

Omagine Project

Omagine LLC’s proposed Omagine Project is planned to be developed on one million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman (the “Omagine Site”) just west of the capital city of Muscat and nearby Muscat International Airport. The Company is awaiting the signing of a Development Agreement between Omagine LLC and the Government of Oman for the Omagine Project.

The Omagine Project contemplates the integration of cultural, heritage, educational, entertainment and residential components, including a theme park and associated exhibition buildings, shopping and retail establishments, restaurants and several million square feet of residential development.

Omagine LLC Shareholder Agreement

In May 2011, Omagine, Inc., JOL and three new investors (the “New Investors”) entered into an agreement relating to Omagine LLC (the “Shareholder Agreement”). Pursuant to the Shareholder Agreement, Omagine, Inc. made an Omani Rial (“OMR”) 7,500 (approximately $19,500) capital contribution to Omagine LLC on June 9, 2011 and agreed to make an additional capital contribution to Omagine LLC of OMR 210,000 (approximately $546,000) after the execution of the Development Agreement between the Government of Oman and Omagine LLC and before the “Financing Agreement Date” (as that term is defined in the Shareholder Agreement).In exchange for a 40% share ownership of Omagine LLC, the New Investors made cash capital contributions to Omagine LLC totaling OMR 60,000 (approximately $156,000) and agreed to make additional cash capital contributions to Omagine LLC totaling OMR 26,628,125 (approximately $69,233,125) at the Financing Agreement Date. In addition one of the New Investors agreed to make a non-cash capital contribution to Omagine LLC. The amount of such “payment-in-kind” non-cash capital contribution is yet to be determined and will represent the value of the land constituting the Omagine Site which such investor previously owned and has made available to Omagine LLC for development of the Omagine Project.

NOTE 8 – RELATED PARTY TRANSACTIONS

At June 30, 2012 and 2011, accounts payable includes $0 and $15,700, respectively, due to various officers and directors of the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Omagine, Inc.

I have audited the accompanying consolidated balance sheets of Omagine, Inc. and subsidiaries (the "Company") as of December 31, 2011 and 2010 and the related consolidated statements of operations, changes in stockholders' deficit , and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Omagine, Inc. and subsidiaries as of December 31, 2011 and 2010 and the results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's present financial situation raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Michael T. Studer CPA P.C.
May 16, 2012 Freeport, New York

OMAGINE, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011

OMAGINE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ITEM 1 : FINANCIAL STATEMENTS

	December 31,	December 31,
	2011	2010
ASSETS

CURRENT ASSETS:
Cash	$235,381	$148,217
Prepaid expenses and other current assets	19,826	150
Total Current Assets	255,207	148,367

PROPERTY AND EQUIPMENT:
Office and computer equipment	132,570	132,570
General plant	17,800	17,800
Furniture and fixtures	15,951	15,951
Leasehold improvements	866	866
	167,187	167,187
Less accumulated depreciation and amortization	(164,730)	(160,990)
	2,457	6,197

Other assets	12,161	13,361

TOTAL ASSETS	$269,825	$167,925

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Convertible notes payable and accrued interest	$647,949	$596,888
Accounts payable	386,294	403,095
Accrued officers payroll	529,300	457,299
Due officers' and directors	16,864	8,205
Accrued expenses and other current liabilities	87,111	50,483
Total Liabilities, All Current	1,667,518	1,515,970

STOCKHOLDERS' DEFICIT:

Preferred stock:
$0.001 par value,
Authorized: 850,000 shares,
Issued and outstanding: - none	-	-

Common stock:
$0.001 par value,
Authorized: 50,000,000 shares,
Issued and outstanding:
365,000 shares committed to be issued in 2011	365	-
12,853,701 shares in 2011; 12,107,646 shares in 2010	12,854	12,108
Capital in excess of par value	20,621,545	18,913,269
Deficit	(22,077,873)	(20,273,422)
Total Omagine, Inc. stockholders' deficit	(1,443,109)	(1,348,045)
Noncontrolling interests in Omagine LLC	45,416	-

Total Stockholders' Deficit	(1,397,693)	(1,348,045)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$269,825	$167,925

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND  SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2011	2010
REVENUE:
Net Sales	$-	$-
Total revenue	-	-

COSTS AND EXPENSES:
Cost of sales	-	-

Officers and directors compensation (including
stock-based compensation of $333,730 and $263,772, respectively)	466,230	453,772
Professional fees	144,586	200,670
Consulting fees (including stock-based compensation
of $325,228 and $18,768, respectively)	413,130	52,207
Commitment fees	300,000	-
Travel	114,908	180,418
Occupancy	133,118	136,067
Other general and administrative	196,956	215,141
Total Costs and Expenses	1,768,928	1,238,275

OPERATING LOSS	(1,768,928)	(1,238,275)

Interest expense	(55,679)	(38,726)

NET LOSS	(1,824,607)	(1,277,001)

Add net loss attributable to noncontrolling interests in Omagine LLC	20,156	-

NET LOSS ATTRIBUTABLE TO OMAGINE, INC.	$(1,804,451)	$(1,277,001)

LOSS PER SHARE - BASIC AND DILUTED	$(0.14)	$(0.11)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
- BASIC AND DILUTED	12,799,508	11,828,511

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

	Common Stock Issued and Outstanding		Committed to be Issued		Capital in		Noncontrolling
		Par		Par	Excess of		Interests in
	Shares	Value	Shares	Value	Par Value	Deficit	Omagine LLC	Total
Balances at December 31, 2009	10,660,904	$10,661			$18,030,176	$(18,996,421)	$-	$(955,584)

Adjustment for Stock splits	22	-			-	-	-	-

Contribution of Common Stock to 401K Plan	289,996	290			72,210	-	-	72,500

Stock Option Expense	-	-			110,040	-	-	110,040

Sale of Common Stock for cash	336,972	337			304,163	-	-	304,500

Issuance of Common Stock in payment of salaries payable	82,305	82			99,918	-	-	100,000

Issuance of Common Stock for Stockholder Investor
Relations	118,750	119			47,381	-	-	47,500

Sale of stock under Stock Equity Distribution Agreement	618,697	619			249,381	-	-	250,000

Net Loss	-	-	-	-	-	(1,277,001)	-	(1,277,001)

Balances at December 31, 2010	12,107,646	12,108			18,913,269	(20,273,422)	-	(1,348,045)

Contribution of Common Stock to 401K Plan	51,784	52			72,448	-	-	72,500

Stock option expense	-	-			92,498	-	-	92,498

Sale of Common Stock for cash	130,438	131			264,869	-	-	265,000

Sale of Common Stock under Old Standby Equity
Distribution Agreement (Old SEDA)	193,442	193			164,807	-	-	165,000

Sale of Common Stock under New Standby Equity
Distribution Agreement (New SEDA)	111,175	111			229,889	-	-	230,000

Stock grant to consultant	15,000	15			6,735	-	-	6,750

Issuance of Common Stock in satisfaction of New
SEDA commitment fees	244,216	244			299,756	-	-	300,000

Stock options exercised by officers with shares committed to be issued			150,000	150	187,350	-	-	187,500

Stock grants to foreign consultants with restricted shares committed to be issued			215,000	215	299,495	-	-	299,710

Adjustments for noncontrolling interests in
Omagine LLC	-	-			90,429	-	45,416	135,845

Net Loss attributable to Omagine, Inc.	-	-			-	(1,804,451)	-	(1,804,451)

Balances at December 31, 2011	12,853,701	$12,854	$365,000	$365	$20,621,545	$(22,077,873)	$45,416	$(1,397,693)

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year ended /December 31
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss attributable to Omagine, Inc.	$(1,804,451)	$(1,277,001)
Adjustments to reconcile net loss to net cash flows
used by operating activities:
Net loss attributable to noncontrolling interests in
Omagine LLC	(20,156)	-
Depreciation and amortization	3,740	4,022
Stock based compensation related to stock options	92,498	110,040
Issuance of Common Stock for 401K Plan contributions	72,500	72,500
Issuance of Common Stock for stockholder investor
relations	-	47,500
Issuance of stock grant to consultant	6,750	-
Issuance of Common Stock in satisfaction of the New SEDA
commitment fees	300,000	-
Common stock committed to be issued to foreign consultants	299,710	-
Changes in operating assets and liabilities:
Prepaid expenses, other current assets and other
assets	(18,476)	95
Accounts payable	(16,800)	(52,629)
Accrued expenses and other current liabilities	36,628	22,752
Accrued officers' payroll	259,501	230,299
Accrued interest on convertible notes payable	51,061	33,424
Net cash flows used by operating activities	(737,495)	(808,998)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	-	(1,158)
Net cash flows used by investing activities	-	(1,158)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loans from officers and directors	8,659	(1,948)
Proceeds from sale of Common Stock	660,000	554,500
Capital contributions from noncontrolling interests in
Omagine LLC	156,000	-
Issuance of convertible notes payable	-	250,000
Net cash flows provided by financing activities	824,659	802,552

NET INCREASE (DECREASE) IN CASH	87,164	(7,604)

CASH BEGINNING OF PERIOD	148,217	155,821

CASH END OF PERIOD	$235,381	$148,217

SUPPLEMENTAL CASH FLOW INFORMATION:

Income taxes paid	$1,289	$3,031

Interest paid	$4,618	$5,301

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE 1 - NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation - The consolidated financial statements include the accounts of Omagine, Inc. (“Omagine”) and its wholly owned subsidiary, Journey of Light, Inc. (“JOL”) and its 60% owned subsidiary Omagine LLC (“LLC”), collectively referred to as the “Company”). LLC, a foreign corporation, was organized in the Sultanate of Oman on November 23, 2009. All inter-company transactions have been eliminated in consolidation.

Nature of the Business - Omagine is a holding company which operates through its subsidiaries, JOL and LLC. Both JOL and LLC are in the real estate development business. LLC is the local real estate development company established to do business in Oman.

Financial Instruments - Financial instruments include cash, convertible notes payable and accrued interest, accounts payable, accrued officer payroll, due officers and directors, and accrued expenses and other current liabilities. The amounts reported for financial instruments are considered to be reasonable approximations of their fair values, based on market information available to management.

Cash and Cash Equivalents – The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents. At December 31, 2011, cash includes approximately $129,000 in an Oman bank account not covered by FDIC insurance.

Estimates and Uncertainties - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

Revenue Recognition - The Company follows the guidelines of SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB101). In the event that a subsidiary of the Company signs a development agreement with the Government of Oman, such subsidiary will recognize revenue ratably over the development period, measured by methods appropriate to the services or products provided.

Property and Equipment - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets.

Income Taxes - The Company is subject to income taxes at both the federal and state level. Separate state income tax returns are filed with each state in which the Company is incorporated or qualified as a foreign corporation. Other than LLC which is subject to income taxes in Oman, the Company is not presently subject to income taxes in any foreign country.

The Company reports interest and penalties as income tax expense.

Deferred tax assets and liabilities are recognized based on differences between the book and tax bases of assets and liabilities using presently enacted income tax rates. The Company establishes a provision for income taxes by applying the provisions of the applicable enacted tax laws to taxable income, if any, for that period. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Stock-based Compensation - Stock-based compensation is accounted for at fair value in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation”. For stock options granted, we have recognized compensation expense based on the estimated grant date fair value method using the Black-Scholes valuation model. For these awards, we have recognized compensation expense using a straight-line amortization method. ASC 718 requires that stock-based compensation expense be based on awards that are ultimately expected to vest. Stock option expense for the years ended December 31, 2011 and 2010 were $92,498 and $110,040, respectively. See Note 5.

Earnings (Loss) Per Share – Basic earnings (loss) per share is based upon the weighted - average number of common shares outstanding during that period. Diluted earnings (loss) per share is based upon the weighted –average number of common shares and dilutive securities (such as stock options and convertible securities) outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings (loss) per share are excluded from the calculation.

For the years ended December 31, 2011 and 2010, the shares of common stock (“Common Stock”) underlying the following dilutive securities were excluded from the calculation of diluted shares outstanding as the effect of their inclusion would be anti-dilutive:

	Shares Issuable
	Years Ended December 31,
	2011	2010
Convertible Notes	288,621	266,341
Stock Options	284,000	404,000
Total Shares of Common Stock Issuable	572,621	670,341

Non-controlling Interests in Omagine LLC - As of the date of this report LLC is owned 60% by Omagine. In May 2011, Omagine, JOL and three new investors entered into a shareholders’ agreement (the “Shareholder Agreement”) pursuant to which Omagine’s 100% ownership of LLC was reduced to 60%. On September 13, 2011, the Ministry of Commerce and Industry of Oman delivered to Omagine LLC a copy of the official registration of the following persons and their ownership percentages as recorded and registered as Omagine LLC’s shareholders with the Government of Oman:

Omagine, Inc. (60%)
Office of Royal Court Affairs (25%)
Consolidated Contracting Company S.A. (10% ) and
Consolidated Contractors (Oman) Company LLC (5%)

The Office of Royal Court Affairs (“RCA”) is an organization representing the personal interests of His Majesty Sultan Qaboos bin Said, the ruler of Oman.

Consolidated Contractors International Company, SAL, (“CCIC”) is a 60 year old Lebanese multi-national company headquartered in Athens, Greece. In 2010 CCIC had approximately five and one-half (5.5) billion dollars in annual revenue, one hundred twenty thousand (120,000) employees worldwide, and operating subsidiaries in among other places, every country in the Middle East.

Consolidated Contracting Company S.A. is a wholly owned subsidiary of CCIC and is its investment arm.

Consolidated Contractors (Oman) Company LLC, is a construction company with approximately 13,000 employees in Oman.

Reclassifications – Certain 2010 account balances have been reclassified to conform to the current year’s presentation.

Recent Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs,” (“ASU 2011-04”). ASU 2011-04 expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This new guidance is to be applied prospectively. This guidance will be effective for the Company beginning January 1, 2012. The Company anticipates that the adoption of this standard will not materially affect its consolidated financial statements.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income,” (“ASU 2011-05”). ASU 2011-05 eliminates the option to report other comprehensive income and its components in the statement of changes in equity. ASU 2011-05 requires that all non-owner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. This new guidance is to be applied retrospectively. This guidance will be effective for the Company beginning January 1, 2012. The Company anticipates that the adoption of this standard will not change the presentation of its consolidated financial statements.

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-08, “Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment” (“ASU 2011-08”). This ASU is intended to simplify how entities test goodwill for impairment and permits an entity to first assess qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We do not expect this ASU will have an impact on our Consolidated Financial Statements.

In December 2011, the FASB issued ASU No. 2011-11, “Balance Sheet (Topic 210)—Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). The update requires entities to disclose information about offsetting and related arrangements of financial instruments and derivative instruments. The ASU is effective for annual periods beginning on or after January 1, 2013 and interim periods therein. The Company is currently evaluating the impact this update will have on our consolidated financial statements.

In December 2011, FASB issued ASU No. 2011−12, “Comprehensive Income - Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” (“ASU 2011−12”). Among the new provisions in ASU 2011-05 was a requirement for entities to present reclassification adjustments out of accumulated other comprehensive income by component in both the statement in which net income is presented and the statement in which other comprehensive income is presented (for both interim and annual financial statements); however this reclassification requirement is indefinitely deferred by ASU 2011-12 and will be further deliberated by the FASB at a future date.

Certain other accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and therefore have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

NOTE 2 - GOING CONCERN AND LIQUIDITY

At December 31, 2011, the negative working capital of the Company was $1,412,311. Further, the Company incurred net losses of $1,804,451 and $1,277,001 for the years ended December 31, 2011 and 2010, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The continued existence of the Company is dependent upon its ability to execute its business plan and attain profitable operations or obtain additional financing.

NOTE 3 – CONVERTIBLE NOTES PAYABLE AND ACCRUED INTEREST

Convertible notes payable and accrued interest thereon consist of:

	December 31,	December 31,
	2011	2010
Due to the president of the Company, interest at 8%, due on demand, convertible into common stock at a conversion price of $2.00 per share:
Principal	$192,054	192,054
Accrued interest	51,649	36,285

Due to the secretary of the Company, interest at 8%, due on demand, convertible into common stock at a conversion price of $2.00 per share:
Principal	39,961	39,961
Accrued interest	10,747	7,550

Due to a director of the Company, interest at 10%, due on demand, convertible into common stock at a conversion price of $2.50 per share:

Principal	150,000	150,000
Accrued interest	18,685	3,685

Due to investors, interest at 15%, due on demand, convertible into common stock at a conversion price of $2.50 per share:

Principal	50,000	50,000
Accrued interest	21,175	13,675

Due to investors, interest at 10%, due on demand, convertible into common stock at a conversion price of $2.50 per share:

Principal	100,000	100,000
Accrued interest	13,678	3,678

Totals	$647,949	$596,888

NOTE 4 – COMMON STOCK

In March 2010, the Company issued and contributed a total of 289,996 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan (two of the three employees are directors of the Company and all three are officers of the Company). The $72,500 valuation is based on the $0.25 closing trading price of the free trading Common Stock on the date of contribution .

From January 2010 to June 2010, the Company issued and sold a total of 618,697 shares of Common Stock for proceeds of $250,000 under the SEDA with YA. (See Note 7 under “Equity Financing Agreements”).

On June 2, 2010, the Company issued 118,750 shares of Common Stock in payment of $47,500 in stockholder relations consulting fees.

On July 23, 2010, the Company issued 82,305 shares of Common Stock to the Company’s Controller in payment of accrued payroll of $100,000.

From July 2010 to November 2010, the Company sold to accredited investors a total of 336,972 shares of Common Stock for proceeds of $304,500.

In January 2011, the Company issued and contributed a total of 51,784 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan (two of the three employees are directors of the Company and all three are officers of the Company). The $72,500 valuation is based on the $1.40 closing trading price of the free trading Common Stock on the date of contribution .

From January 2011 to June 2011 the Company issued and sold a total of 193,442 shares of Common Stock for proceeds of $165,000 under the SEDA with YA. (See Note 7 under “Equity Financing Agreements”).

From January to September of 2011, the Company sold to accredited investors a total of 130,438 shares of Common Stock for proceeds of $265,000.

On March 4, 2011, the Company issued 15,000 shares of Common Stock to a consultant for services rendered valued at $6,750.

In May and June 2011, the Company issued a total of 244,216 shares of Common Stock to YA Ltd. in satisfaction of $300,000 of commitment fees due in connection with the New SEDA (See Note 7 under “Equity Financing Agreements”).

From August to December 2011, the Company issued and sold a total of 111,175 shares of Common Stock for proceeds of $230,000 under the New SEDA with YA Ltd. (See Note 7 under “Equity Financing Agreements”).

On August 29, 2011, as discussed in Note 7 under “Employment Agreements”, the Company issued an aggregate of 150,000 shares of Common Stock to its president and secretary pursuant to the exercise by them at $1.25 per share of an aggregate of 150,000 stock options granted to them in 2001. The $187,500 aggregate exercise amount was satisfied by a $187,500 reduction in accrued payroll due to these two officers.

On December 8, 2011, the Company issued a total of 215,000 restricted shares of Common Stock to six foreign consultants for services rendered valued at a total of $299,710. The $299,710 valuation is based on the $1.70 closing trading price of the free trading Common Stock on the December 8, 2011 date of grant less an 18% restricted stock discount (which was calculated using the Finnerty Method).

NOTE 5 – STOCK OPTIONS

On December 30, 2009, shareholders authorized the Board of Directors to reserve 2,500,000 shares of Common Stock for issuance under the Omagine, Inc. 2003 Stock Option Plan (the “Plan”). On October 14, 2011, the Company registered for resale the 2.5 million shares of its Common Stock reserved for issuance under the Plan by filing a registration statement with the SEC on Form S-8. The S-8 registration statement did not increase either the total number of shares outstanding or the number of shares reserved for issuance under the Plan. The adoption of the Plan was approved by the Board of Directors in March 2004 and ratified by the Company’s shareholders on September 1, 2004 and on October 14, 2011. The Plan expires August 31, 2013.

The Plan is designed to attract, retain and motivate employees, directors, consultants and other professional advisors of the Company and its subsidiaries (collectively, the “Recipients”) by giving such Recipients the opportunity to acquire stock ownership in the Company through the issuance of stock options to purchase shares of the Company’s Common Stock.

The following is a summary of stock option activity under the Plan for the year ended December 31, 2011 and 2010:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value

Outstanding at January 1, 2010	530,000	$2.01	5.58	$-
Granted in 2010	4,000	0.51
Exercised in 2010	-	-
Forfeited in 2010	(6,000)	5.00
Outstanding at December 31, 2010	528,000	$1.96	4.58	$207,060
Granted in 2011	6,000	0.85
Exercised in 2011	(150,000)	1.25
Forfeited in 2011	(40,000)	4.10
Outstanding at December 31, 2011	344,000	$2.01	5.67	$13,860

Vested and exercisable at December 31, 2010	404,000	$1.88	3.67	$186,260
Vested and exercisable at December 31, 2011	284,000	$1.88	5.42	$13,860

The weighted average fair value of each option granted during the years ended December 31, 2011 and 2010, estimated as of the grant date using the Black-Scholes option-pricing model, was $0.63 per option (using the following assumptions: (i) $.85 share price, (ii) 5 year term, (iii) 100% volatility and 1.83% risk free interest rate) and $0.38 per option (using the following assumptions: (i) $.51 share price, (ii) 5 year term, (iii) 100% volatility and 1.79% risk free interest rate), respectively.

A summary of the status of the Company’s nonvested shares as of December 31, 2011 and 2010, and changes during the years ended is as presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Terms (in years)
Nonvested shares at January 1, 2010	190,000	$2.16	8.25
Granted	4,000	0.51	5.00
Vested	(70,000)	1.90	6.67
Nonvested shares at December 31, 2010	124,000	$2.25	7.33
Granted	6,000	0.85	5.00
Vested	(70,000)	1.83	5.75
Nonvested shares at December 31, 2011	60,000	$2.60	6.75

Stock options outstanding at December 31, 2011 (all non-qualified) consist of:

Year		Number	Number	Exercise
Granted		Outstanding	Exercisable	Price	Expiration Date

2007		160,000	160,000	$1.25	March 31, 2017
2007		12,000	12,000	$4.50	October 29, 2012
2008		6,000	6,000	$4.00	December 31, 2012
2008	(A)	150,000	90,000	$2.60	September 23, 2018
2008		6,000	6,000	$2.60	September 23, 2013
2010		4,000	4,000	$0.51	June 30, 2015
2011		6,000	6,000	$0.85	May 16, 2016
Totals		344,000	284,000

(A)	The 60,000 unvested options relating to the 2008 grant are scheduled to vest 30,000 each on September 24, 2012 and 2013.

The following table summarizes information about stock options outstanding at December 31, 2011:

	Stock Options Outstanding			Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Number of Shares	Weighted Average Exercise Price

$0.50 - $1.00	10,000	$0.71	4.05	10,000	$0.71
$1.01 - $2.00	160,000	1.25	5.25	160,000	1.25
$2.00 - $3.00	156,000	2.60	6.56	96,000	2.60
$4.00 - $5.00	18,000	4.33	0.89	18,000	4.33
Totals	344,000	$2.01	5.67	284,000	$1.88

As of December 31, 2011, there was $128,513 of total unrecognized compensation cost relating to unexpired stock options. That cost is expected to be recognized $75,447 in 2012 and $53,066 in 2013.

NOTE 6 - INCOME TAXES

Deferred tax assets are comprised of the following:

	December 31,
	2011	2010
Federal net operating loss
carry forwards	$4,455,000	$3,995,000
State and city net operating loss
carry forwards, net of
federal tax benefit	1,272,000	1,168,000
	5,727,000	5,163,000
Less: Valuation allowance	5,727,000	5,163,000
Total	$-	$-

Management has determined, based on the Company's current condition that a full valuation allowance is appropriate at December 31, 2011.

At December 31, 2011, the Company had federal net operating loss carry forwards of approximately $12,728,000, expiring in various amounts from fiscal year 2012 to fiscal year 2031.

Current United States income tax law limits the amount of loss available to offset against future taxable income when a substantial change in ownership occurs.

NOTE 7 – COMMITMENTS

Leases

The Company leases its executive office in New York, New York under a ten-year lease entered into in February 2003. The Company also leases office space in Muscat, Oman under a lease expiring June 30, 2012. Rent expense for the years ended December 31, 2011 and 2010 was $133,118 and $136,067 , respectively.

At December 31, 2011, the future minimum lease payments under non-cancelable operating leases are as follows:

2012	$56,800
2013	9,466
Total	$66,266
Employment Agreements

Pursuant to an employment agreement dated September 1, 2001, Omagine was obligated to pay its President and Chief Executive Officer an annual base salary of $125,000 through December 31, 2010 plus an additional amount based on a combination of net sales and earnings before taxes. Such employment agreement expired on December 31, 2010 and provided Omagine LLC signs the Development Agreement with the Government of Oman for the Omagine Project, the Company plans to enter into a new employment agreement with this individual, although the terms of such employment agreement have not yet been determined. For the years ended December 31, 2011 and 2010, the Company has continued to accrue salary payable to the President on the basis of an annual salary of $125,000. At December 31, 2011 and 2010, unpaid accrued officer’s compensation due to this Company officer was $281,250 and during the year ended December 31, 2011, $125,000 of accrued but unpaid officer’s compensation due to this Company officer was offset and utilized for the exercise of 100,000 stock options at $1.25 per share by this individual.

Omagine had been obligated to employ its Vice-President and Secretary under an employment agreement which was cancelled by mutual agreement. Provided Omagine LLC signs the Development Agreement with the Government of Oman for the Omagine Project, the Company plans to enter into a new employment agreement with this individual although the terms of such employment agreement have not yet been determined. For the years ended December 31, 2011 and 2010, the Company accrued officer’s compensation due to its Vice President and Secretary of $100,000 and $85,000, respectively. At December 31, 2011 and 2010, unpaid accrued officer’s compensation due to this Company officer was $139,249 and $132,250, respectively and during the year ended December 31, 2011, $62,500 of accrued but unpaid officer’s compensation due to this Company officer was offset and utilized for the exercise of 50,000 stock options at $1.25 per share by this individual.

Omagine is not obligated under an employment agreement with its Controller and Principal Accounting Officer. The Company accrued $80,000 of officer’s compensation due to this individual in each of the years ended December 31, 2011 and 2010. At December 31, 2011 and 2010, unpaid accrued officer’s compensation due to this Company officer was $108,800 and $43,799, respectively.

Equity Financing Agreements

On December 22, 2008, Omagine entered into a Standby Equity Distribution Agreement (the “SEDA”) with YA Global Investments, L.P. (“YA”). The SEDA expired on April 30, 2011. Pursuant to the terms of the SEDA, Omagine could, at its sole option and upon giving written notice to YA (a “Purchase Notice”), sell shares of its Common Stock (the “Shares”) to YA at a per Share “Purchase Price” equal to 95% of the lowest daily volume weighted average price for a share of Omagine’s Common Stock as quoted by Bloomberg, L.P. during the five (5) consecutive trading days following such Purchase Notice (the “Pricing Period”). During the term of the SEDA, Omagine was not obligated to sell any Shares to YA but could, in its sole discretion, sell that number of Shares valued at the Purchase Price from time to time in effect that equaled up to $5,000,000 in the aggregate. YA was obligated to purchase such Shares from Omagine subject to certain conditions including (i) Omagine filing a registration statement with the Securities and Exchange Commission (the “SEC”) to register the Shares (“Registration Statement”), (ii) the SEC declaring such Registration Statement effective, (iii) periodic sales of Shares to YA had to be separated by a time period equal to the Pricing Period, and (iv) the amount of any such individual periodic sale of Shares could not exceed $200,000. All sales of Shares pursuant to the SEDA were made at the sole discretion of Omagine. The Registration Statement filed by Omagine with the SEC was declared effective by the SEC as of May 1, 2009 and its effective status expired on April 30, 2010. Omagine filed a new registration statement with the SEC to continue to make sales available to it pursuant to the SEDA and the SEC declared such new registration statement to be effective as of June 7, 2010. The SEDA expired on April 30, 2011.

On May 4, 2011, Omagine entered into a new two year SEDA (the “New SEDA”) with YA Global Master SPV Ltd. (“YA Ltd”) on substantially the same terms and conditions as the SEDA executed between YA and Omagine in December 2008. Pursuant to the New SEDA, Omagine issued 176,471 restricted shares of Common Stock to YA Ltd in satisfaction of a $150,000 commitment fee due to YA Ltd pursuant to the New SEDA. On June 21, 2011, Omagine and YA Ltd amended the New SEDA to increase the commitment amount under the New SEDA from $5 million to $10 million and pursuant to such amendment Omagine paid YA Ltd an additional $150,000 commitment fee. In June 2011 Omagine issued 67,745 restricted shares of its Common Stock to YA Ltd in satisfaction of the additional $150,000 commitment fee.

Omagine Project

Omagine LLC’s proposed Omagine Project is planned to be developed on one million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman (the “Omagine Site”) just west of the capital city of Muscat and nearby Muscat International Airport. The Company is awaiting the signing of a Development Agreement between LLC and the Government of Oman for the Omagine Project.

The Omagine Project contemplates the integration of cultural, heritage, educational, entertainment and residential components, including a theme park and associated exhibition buildings, shopping and retail establishments, restaurants and several million square feet of residential development.

Omagine LLC Shareholder Agreement

In May 2011, Omagine, Inc., JOL and three new investors (the “New Investors”) entered into an agreement relating to Omagine LLC (the “Shareholder Agreement”). Pursuant to the Shareholder Agreement, Omagine, Inc. made an OMR 7,500 (approximately $19,500) capital contribution to Omagine LLC on June 9, 2011 and agreed to make an additional capital contribution to Omagine LLC of OMR 210,000 (approximately $546,000) after the execution of the Development Agreement between the Government of Oman and Omagine LLC and before the “Financing Agreement Date” (as that term is defined in the Shareholder Agreement).  In exchange for a 40% share ownership of Omagine LLC, the New Investors made cash capital contributions to Omagine LLC totaling OMR 60,000 (approximately $156,000) and agreed to make additional cash capital contributions to Omagine LLC totaling OMR 26,628,125 (approximately $69,233,125) at the Financing Agreement Date. In addition one of the New Investors agreed to make a non-cash capital contribution to Omagine LLC. The amount of such “payment-in-kind” non-cash capital contribution is yet to be determined and will represent the value of the land constituting the Omagine Site which such investor previously owned and has made available to Omagine LLC for development of the Omagine Project.

NOTE 8 – RELATED PARTY TRANSACTIONS

At December 31, 2011 and 2010, accounts payable includes $15,542 and $3,500, respectively, due to various officers and directors of the Company.

NOTE 9 – SUBSEQUENT EVENTS

On January 2, 2012, pursuant to a resolution of the Board of Directors dated December 8, 2011, the Company granted a total of 1,994,000 stock options (the “One Year Options”) to 13 individuals. Such grants of One Year Options included the grant of: (i) an aggregate of 1,049,000 One Year Options to the Company’s three Officers; (ii) an aggregate of 150,000 One Year Options to the Company’s then three independent Directors; (iii) a grant of 750,000 One Year Options to the Deputy Managing Director of Omagine LLC who is also a consultant to Omagine and who also holds 160,000 stock options presently exercisable at $1.25 per share and expiring March 31, 2017 which were granted pursuant to a March 2007 consulting agreement expiring on December 31, 2012; (iv) a grant of 10,000 One Year Options to a consultant to whom the Company paid $2,000 per month consulting fees totaling $24,000 and $20,000 during the years ended December 31, 2011 and 2010 respectively; and (v) a grant of 5,000 One Year Options to the son of the Company’s President for website design services rendered. All One Year Options vest 50% on the date of issuance, 50% on July 1, 2012, provide for a cashless exercise feature, are exercisable at an exercise price of $1.70 per share and expire on December 31, 2012.

On January 31, 2012, 50,000 One Year Options previously issued to an independent Director were cancelled in accordance with their terms upon such Director’s resignation. On April 9, 2012 an independent Director died and, pursuant to the Plan, all 50,000 One Year Options previously granted to him immediately vested and the expiration date of his One Year Options was extended to April 8, 2013. On April 13, 2012, pursuant to a resolution of the Board of Directors, the Company granted a total of 21,000 additional One Year Options to 2 individuals (11,000 of which were granted to an individual who is an officer and director) for services rendered.

The approximately $1,701,000 estimated fair value of the One Year Options (using the Black-Scholes option pricing model and the following assumptions: (i) $1.70 share price, (ii) 1 year and 6 month terms (365 days and 184 days), (iii) 161% expected volatility, (iv) 0.10% ( 1 year term) and 0.04% (6 month term) risk free interest rates) will be expensed evenly over the one year 2012 requisite service period of the One Year Options.

In January of 2012, the Company issued and sold a total of 25,063 shares of Common Stock for proceeds of $40,000 under the New SEDA with YA Ltd. (See Note 7 under “Equity Financing Agreements”).

In January of 2012, the Company issued 1,994 shares of Common Stock to a consultant for services rendered valued at $3,250.

In January 2012, the Company issued 15,000 shares of Common Stock to an investor relations consultant for services rendered valued at $15,000.

In February of 2012, the Company issued and sold a total of 17,705 shares of Common Stock for proceeds of $25,000 under the New SEDA with YA Ltd. (See Note 7 under “Equity Financing Agreements”).

In March of 2012, the Company issued and sold a total of 25,712 shares of Common Stock for proceeds of $25,000 under the New SEDA with YA Ltd. (See Note 7 under “Equity Financing Agreements”).

In May 2012, the Company issued and contributed a total of 50,834 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan (two of the three employees are directors of the Company and all three are officers of the Company). The $76,250 valuation is based on the $1.50 closing trading price of the free trading Common Stock on the date of contribution.

The Company commenced a rights offering for its shareholders on February 24, 2012 and such rights offering expired on March 30, 2012. The rights offering entitled shareholders to subscribe for an aggregate of up to 3,202,200 shares of the Company’s common stock at a subscription price of $1.25 per share. A total of 1,014,032 shares were subscribed for in the rights offering of which 48,119 shares were subscribed for pursuant to the over-subscription privilege. Of the $1,267,540 total proceeds from the rights offering, $731,639 of such proceeds (representing 585,311 shares) was collected in cash and $535,901 of such proceeds (representing 428,721 shares) was satisfied through the reduction of debt (including $506,750 of such debt due to Company officers and directors). A total of 14,318,207 shares of Common Stock are presently outstanding after delivery of all 1,014,032 shares subscribed for in the rights offering.

Simultaneously with the rights offering the Company also distributed a total of 6,404,400 common stock purchase warrants (“Warrants “) to common stockholders of record on February 24, 2012. 3,202,200 Warrants are exercisable into common stock at an exercise price of $5.00 per share and 3,202,200 Warrants are exercisable into common stock at an exercise price of $10.00 per share. The $5.00 Warrants and the $10.00 Warrants expire on December 31, 2013 unless, upon a 30 day prior notice to the Warrant holders, they are redeemed earlier by the Company. The Warrants do not contain any anti-dilution provisions and may be exercised only for whole shares of Common Stock. The Warrant Exercise Prices and the number of shares of Common Stock that the Company must issue upon exercise of Warrants shall not be subject to adjustment for any reason, including but not limited to, any combinations or subdivisions of Common Stock or any dividend, reclassification, reorganization, merger or spin off.

NOTE 10 - NON-CASH FINANCING ACTIVITIES

During 2011, the cost of stock options exercised by two officers in the amount of $187,500 were paid by the reduction of salaries payable to these officers.

During 2010, Common Stock in the amount of $100,000 was issued in payment of salaries payable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense :	Amount
SEC Registration Fee	$51
Printing costs	$200	*
Legal and Accounting fees and expenses	$500	*
Transfer Agent fees and expenses	$0	*
Miscellaneous	$250	*
Total	$1,001	*
*Estimated

Item 14.	Indemnification of Directors and Officers
Under our Certificate of Incorporation, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●Any breach of their duty of loyalty to our Company or our stockholders.
●Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.
●Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.
●Any transaction from which the director derived an improper personal benefit.
We believe that these limitation of liability provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability provisions in our Certificate of Incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.	Recent Sales of Unregistered Securities

In connection with the First SEDA and the Second SEDA, and with the issuance by us of the shares of Common Stock listed below, we relied upon the exemption from securities registration afforded by Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our Company or executive officers or directors of our Company, and transfer was restricted by our Company in accordance with the requirements of the Securities Act. In addition to representations by the below-referenced persons, we made independent determinations that all of the below-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the below-referenced persons were provided with access to our SEC filings. All sales of Common Stock listed below give effect to the Stock Splits.

In January 2012, the Company issued and sold a total of 25,063 shares of Common Stock for proceeds of $40,000 under the Second SEDA with YA Ltd.

In January 2012, the Company issued 1,994 shares of Common Stock to a consultant for services rendered valued at $3,250.

In January 2012, the Company issued 15,000 shares of Common Stock to an investor relations consultant for services rendered valued at $15,000.

In February 2012, the Company issued and sold a total of 17,705 shares of Common Stock for proceeds of $25,000 under the Second SEDA with YA Ltd.

In March 2012, the Company issued and sold a total of 25,712 shares of Common Stock for proceeds of $25,000 under the Second SEDA with YA Ltd.

In May 2012, the Company issued and contributed a total of 50,834 shares of Common Stock valued at $76,250 to all eligible employees of the Omagine, Inc. 401(k) Plan.

In January 2011, the Company issued and contributed a total of 51,784 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan.

Between January 2011 and June 2011 the Company issued a total of 193,442 shares of Common Stock for proceeds of $165,000 under the First SEDA with YA Global Investments L.P.

Between January and September 2011, the Company sold 130,438 shares of Common Stock to seven accredited investors for total proceeds of $265,000.

On March 4, 2011, the Company issued 15,000 shares of Common Stock to a consultant for services rendered valued at $6,750.

In May and June 2011, the Company issued a total of 244,216 shares of Common Stock to YA Global Master SPV Ltd. in satisfaction of a $300,000 commitment fee due in connection with the Second SEDA.

Between August and December 2011, the Company issued a total of 111,175 shares of Common Stock for proceeds of $230,000 under the Second SEDA with YA Global Master SPV LTD.

On August 29, 2011, the Company issued the aggregate of 150,000 shares of Common Stock to its president and secretary pursuant to their exercise of stock options at the exercise price of $1.25 per share. The combined total $187,500 exercise amount was satisfied by a $187,500 reduction in accrued payroll due to these two officers.

On December 8, 2011, the Company issued a total of 215,000 shares of Common Stock to six consultants for services rendered valued at $299,710.

In March 2010, Omagine, Inc. issued an aggregate of 289,996 restricted shares of its Common stock to eligible employees participating in the Omagine, Inc. 401(k) Plan.

Between March and June 2010, Omagine, Inc. sold an aggregate of 618,697 shares of its Common Stock to YA pursuant to the First SEDA for aggregate proceeds of $250,000.

In June 2010, Omagine, Inc. issued 118,750 restricted shares of its Common Stock to an unaffiliated vendor in payment of an account payable of $47,500 owed by the Company to such vendor.

In July 2010, Omagine, Inc. issued 82,305 restricted shares of its Common Stock to an employee in payment of $100,000 of unpaid accrued compensation owed by Omagine, Inc. to such employee.

Between July and November 2010, Omagine, Inc. sold an aggregate of 336,972 restricted shares of its Common Stock to seven accredited investors for aggregate proceeds of $304,500.

In August 2009, the Company sold 2,000 shares of Common Stock to a director of the Company for $1,400.

From May to December 2009, the Company sold an aggregate of 1,308,777 shares of Common Stock to YA pursuant to the First SEDA for aggregate proceeds of $555,000.

In March 2009, the Company issued and contributed 72,480 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan.

Item 16.	Exhibits and Financial Statement Schedules

The exhibits and financial statement schedules filed as part of this Registration Statement are as follows:

(a) List of Exhibits

See the Exhibit List below

(b) Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

(a) Exhibit List

The following exhibits are included as part of this Form S-1. References to “the Company” in this Exhibit List mean Omagine, Inc., a Delaware corporation.

Exhibit
Numbers	Description
3(i)	Restated Certificate of Incorporation of the Company dated June 2, 2010 (1)
3(ii)	By-laws of the Company (2)
3.2	Certificate of Ownership and Merger (3)
4.1	Specimen of $5 Warrant Certificate (13)
4.2	Form of $5 Redeemable Common Stock Purchase Warrant (14)
4.3	Specimen of $10 Warrant Certificate (13)
4.4	Form of $10 Redeemable Common Stock Purchase Warrant (14)
4.5	Form of Subscription and Warrant Agent Agreement, dated January 31, 2012 between the Company and Continental Stock Transfer & Trust Company (13)
5.1	Legal Opinion of Sichenzia Ross Friedman Ference LLP *
10.1	The CCIC and CCC Agreement (3)
10.2	The December 8, 2008 Standby Equity Distribution Agreement (4)
10.3	The May 4, 2011 Standby Equity Distribution Agreement (10)
10.4	The Shareholder Agreement dated as of April 20, 2011 (11)
10.5	The Hamdan Amendment Agreement (14)
10.6	Lease agreement expiring February 28, 2013 between the Company and the Empire State Building LLC (9)
10.7	Employment Agreement between the Company and Frank Drohan dated September 1, 2001 (7)
10.8	Employment Agreement between the Company and Charles Kuczynski dated September 1, 2001(7)
10.9	Amendment Agreement to the May 4, 2011 SEDA dated June 21, 2011 (12)
10.10	Lease modification agreement between Omagine, Inc. and the Empire State Building (14)
14	The Code of Ethics (3)
21	Subsidiaries of the Registrant *
23.1	Consent of Michael T. Studer CPA, P.C. *
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1) *
24	Power of Attorney (included on signature page) *
99.1	The Omagine Inc. 401(k) Adoption Agreement (6)
99.2	The Approval Letter dated April 30, 2008 (English Translation) (5)
99.3	The Acceptance Letter dated May 31, 2008 (5)
99.4	Amended Omagine Inc. 2003 Stock Option Plan (8)
99.5	The Minister’s Letter dated May 9, 2012 (15)
99.6	Form of Instructions as to use of Omagine, Inc. Warrant Certificates (14)
99.7	Form of Letter to Registered Holders of Common Stock (14)
99.8	Form of Letter to Brokers and Other Nominee Holders (14)
99.9	Form of Letter to Clients of Nominee Holders *
99.10	Form of Beneficial Warrant Owner Election Form (14)
99.11	Form of Nominee $5 Warrant Holder Certification (14)
99.12	Form of Nominee $10 Warrant Holder Certification (14)
99.13	Form of Notice of Guaranteed Delivery (14)
99.14	Form of Notice of Tax Information (14)
99.15	Form of Release Notice to the California Nominee Shareholders *
EX-101.INS	XBRL INSTANCE DOCUMENT*
EX-101.SCH	XBRL TAXONOMY EXTENSION SCHEMA DOCUMENT*
EX-101.CAL	XBRL TAXONOMY EXTENSION CALCULATION DOCUMENT*
EX-101.DEF	XBRL TAXONOMY EXTENSION DEFINITION DOCUMENT*
EX-101.LAB	XBRL TAXONOMY EXTENSION LABELS DOCUMENT*
EX-101.PRE	XBRL TAXONOMY EXTENSION PRESENTATION DOCUMENT*
*	Filed herewith
(1)	Previously filed with the SEC on July 20, 2010 as an exhibit to the Company’s Report on Form 10-Q for the period ended June 30, 2010 and incorporated herein by reference thereto.
(2)	Previously filed with the SEC on November 18, 2005 as an exhibit to the Company’s quarterly Report on Form 10-QSB for the period ended September 30, 2005 and incorporated herein by reference thereto.
(3)	Previously filed with the SEC on April 14, 2008 as an exhibit to the Company’s Report on Form 10-KSB for the fiscal year ended December 31, 2007 and incorporated herein by reference thereto.
(4)	Previously filed with the SEC on December 31, 2008 as an exhibit to the Company’s current Report on Form 8-K and incorporated herein by reference thereto.
(5)	Previously filed with the SEC on March 3, 2009 as an exhibit to the Company’s registration statement on Form S-1/A (File No. 333-156928) and incorporated herein by reference thereto.
(6)	Previously filed with the SEC on February 25, 2009 as an exhibit to the Company’s Report on Form 10-K for the fiscal year ended December 31, 2008 and incorporated herein by reference thereto.
(7)	Previously filed with the SEC on April 15, 2002 as an exhibit to the Company’s Report on Form 10-KSB for the fiscal year ended December 31, 2001 and incorporated herein by reference thereto.
(8)	Previously filed with the SEC on April 14, 2010 as an exhibit to the Company’s Report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated herein by reference thereto.
(9)
Previously filed with the SEC on November 9, 2009 as an exhibit to the Company’s Report on Form 10-K/A amending the Company’s Report on Form 10-K for the fiscal year ended December 31, 2008, and incorporated herein by reference thereto.

(10)	Previously filed with the SEC on May 5, 2011 as an exhibit to the Company’s current Report on Form 8-K and incorporated herein by reference thereto.
(11)	Previously filed with the SEC on November 8, 2011 as an exhibit to the Company’s quarterly Report on Form 10-Q for the period ended September 30, 2011 and incorporated herein by reference thereto.
(12)	Previously filed with the SEC on June 21, 2011 as an exhibit to the Company’s current Report on Form 8-K and incorporated herein by reference thereto.
(13)	Previously filed with the SEC on February 7, 2012 as an exhibit to the Company’s registration statement on Form S-1/A (File No. 333-179040) and incorporated herein by reference thereto.
(14)	Previously filed with the SEC on January 17, 2012 as an exhibit to the Company’s registration statement on Form S-1 (File No. 333-179040) and incorporated herein by reference thereto.
(15)	Previously filed with the SEC on May 21, 2012 as an exhibit to the Company’s quarterly Report on Form 10-Q for the period ended March 31, 2012 and incorporated herein by reference thereto.

Item 17.                      Undertakings

The undersigned Registrant hereby undertakes to:

1)	File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:
(i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) Include any additional or changed material information on the plan of distribution.
2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
4)
For purposes of determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time it was declared effective.

5)
For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary Prospectus or Prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to the Rule 424;
(ii) Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)  The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
6)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

7)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

8)
Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or Prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or Prospectus that was part of the registration statement or made in any document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on September 12, 2012.

OMAGINE, INC.
A Delaware corporation

By:	/s/ Frank J. Drohan
Frank J. Drohan
Chief Executive Officer, Chief Financial Officer and Chairman (Principal Executive Officer and Principal Financial Officer)

POWER OF ATTORNEY

Each of the undersigned hereby appoints each of Frank J. Drohan and Charles P. Kuczynski as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement, any other registration statements and exhibits thereto that is the subject of this Registration Statement filed pursuant to Rule 462 under such Securities Act, and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank J. Drohan	Chief Executive Officer, Chief Financial Officer and Chairman (Principal Executive Officer and Principal Financial Officer)	September 12, 2012
Frank J. Drohan

/s/ Charles P. Kuczynski	Vice-President, Secretary and Director	September 12, 2012
Charles P. Kuczynski

/s/ Louis J. Lombardo	Director	September 12, 2012
Louis J. Lombardo

/s/ William Hanley	Controller; Principal Accounting Officer	September 12, 2012
William Hanley

, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE WARRANT DISTRIBUTION EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.